UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934

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KFORCE INC.
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2025	Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
You are cordially invited to attend the 2025 Annual Meeting of Kforce Inc. Shareholders (the Annual Meeting).

DATE	Wednesday, April 23, 2025	TIME	8:00 a.m. Eastern Time
LOCATION	1150 Assembly Drive, Suite 500, Tampa, Florida 33607	RECORD DATE	February 21, 2025
Proposals and Voting Recommendations

Proposal	Description	Board Recommendation	Page Reference
1	Elect three Class I directors nominated by the Board of Directors of Kforce Inc. to serve until 2028	FOR	12
2	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for 2025	FOR	23
3	Conduct an advisory vote on executive compensation	FOR	52
4	Approve the Kforce Inc. 2025 Stock Incentive Plan	FOR	53
5	Attend to other business properly presented at the meeting
The proxy statement, proxy card and Kforce’s 2024 Annual Report to Shareholders are being mailed on or about March 14, 2025. Regardless of whether or not you plan to attend the annual meeting, we encourage you to vote your shares online, by phone, or by signing, dating and mailing the enclosed proxy card.
If you need further assistance, please contact Kforce Investor Relations at (813) 552-5000. Thank you for your continuing support.
By the Order of the Board of Directors,
David M. Kelly
Corporate Secretary
Tampa, Florida
March 14, 2025

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 23, 2025.
This proxy statement and our 2024 Annual Report to Shareholders are available at
https://investor.kforce.com/financials/annual-reports/default.aspx.

LETTER TO OUR SHAREHOLDERS
At Kforce, we empower our clients, candidates, consultants and employees to reimagine how business gets done with innovative and scalable solutions. We are innovators, thought leaders and high performers who work with our clients, candidates, consultants, employees and communities to move Together Toward Tomorrow®.
We have been operating in an uncertain macro environment since March 2022 when the Federal Reserve began rapidly raising interest rates to address persistent inflationary pressures. Since then, the U.S. economy has continued to defy broad-based recession expectations due to a strong labor market and consumer spending. The prolonged period of uncertainty has resulted in our clients continuing to exercise a degree of restraint in the level of their technology investments.
Operating trends in our Technology business stabilized early in 2024, and remained stable throughout the year. We are extremely proud of how our teams have operated in this relatively subdued environment as evidenced by our industry-leading performance in our Technology business yet again in 2024.
Our teams have continued to persevere and make the necessary adjustments within our business to maintain high levels of performance and significantly advance our strategic priorities, which we believe will provide a great foundation moving forward to return higher levels of profitability as revenues inflect. In 2024, we made the strategic decision to establish a development center in Pune, India. Pune is one of the leading technology cities in India, and we are optimistic about leveraging this capability to further enhance our service offerings to our clients. Our teams also made tremendous progress on the implementation of Workday as our future state enterprise cloud application for human capital management and finance, along with the further integration of our consulting solutions offering within the Firm as One Kforce. Each of these strategic priorities are transformational in nature and are expected to meaningfully contribute to us generating greater operating margins when we return to $1.7 billion in annual revenue and achieving our longer-term goal of generating at least 10% operating margins at $2.1 billion in annual revenue. As we look ahead to the remainder of 2025, our priorities remain consistent.
We believe that a meaningful by-product of the restraint that our clients have been exercising in anticipation of a recession, which hasn’t materialized, is an increasingly strong backlog of strategically imperative technology investments. Conversations with our clients post-election and the preponderance of economic views suggest to us that the operating environment as we move through 2025 may improve as clients generally gain increased confidence in the U.S. economy. We believe we are ideally positioned to capture this demand, should it improve, and continue capturing additional market share as we have been doing for many years.
Our 2024 Sustainability Report was published in February 2025 and outlines the considerable progress we made in our overall ESG efforts. Sound corporate governance remains a cornerstone of our strategy and we took steps to further strengthen our practices by instituting a responsible use policy related to artificial intelligence. We continued to prioritize the well-being of our employees and communities in which we operate and initiated a number of new programs in 2024. Additionally, we calculated our value chain emissions for 2024 and are proud of the roughly 60% decline as compared to our 2019 baseline due to a continued focus on reducing our real estate footprint to align with our Office Occasional® work environment. Our environmental efforts are grounded in emission reduction and renewable energy as we strive to minimize our impact on the planet. The path to sustainability is a continuous one. We will continue to listen, learn and adapt as we navigate the complexities of the ESG landscape.
We want to reiterate how proud we are of the performance and resiliency of our collective Kforce team. Together, we fought through a challenging operating environment, made some difficult decisions and met every challenge that arose. We are blessed to have a high performing team that is tenured, dedicated and passionate. We could not be more excited about the future of Kforce.

David L. Dunkel, Chairman	Elaine D. Rosen, Lead Independent Director	Joseph J. Liberatore, President and Chief Executive Officer, Director
2 Kforce 2025 Proxy Statement

3 Kforce 2025 Proxy Statement

BOARD AND CORPORATE GOVERNANCE
ROLE OF THE BOARD OF DIRECTORS
The primary functions of our Board of Directors (the Board) are to:

•oversee the performance of management on behalf of our shareholders;	•monitor adherence to the Firm’s established procedures, standards and policies;
•advocate on behalf of the long-term interests of our shareholders;	•provide oversight of the Firm’s ESG program;
•discuss and consider the Firm’s strategic planning and executive succession activities, including any strategic use of artificial intelligence (AI);	•promote sound corporate governance policies and practices; and
•review and approve the Firm’s long-term strategic plan developed by management;	•provide active oversight of risks that could affect Kforce, including cybersecurity and AI risks;
•carry out other duties and responsibilities as may be required by state and federal laws, as well as the New York Stock Exchange (“NYSE”) rules.
We believe that sound corporate governance is fundamental to the overall success of Kforce. Our key governance documents, including our Corporate Governance Guidelines, are available at http://investor.kforce.com/governance/governance-documents.
In conjunction with management reports and dialogue with executive leadership, the Board reviews various operational, strategic, financial, capital markets and legal compliance areas, business and sector trends, as well as the Firm’s progress against established objectives and risks. At each quarterly Board meeting, our Board receives:

an executive summary that includes, among other items, any pertinent risks related to our business	management’s analysis on the current state of the staffing and solutions industries and corporate development activities

the Firm’s financial and operational performance, including progress against our expectations and plans	insights on human capital trends, productivity metrics and, as part of our ESG program, highlights of our Diversity, Equity and Inclusion (DE&I) efforts

an update on the Firm’s accomplishments and near-term objectives associated with our strategic priorities	a report on the Firm’s Enterprise Risk Management (ERM) program

updates on relevant matters from each of the committees of the Board	an update on significant claims and litigation and an ethics hotline summary

management’s assessment of the current state of the capital markets and macro-economic environment	updates as needed on key legal and regulatory changes and potential impacts on our business reports on other matters that may arise from time to time, which require reporting to the Board, including a quarterly update from the Audit Committee on any significant cybersecurity related items
On a monthly basis, our Board receives:

A description of certain significant events and risk factors, if any, that have occurred in each period	A financial update from management, including operating trends against expectations	Any other necessary items requiring the attention of the Board
4 Kforce 2025 Proxy Statement

On an annual basis, executive management and our Board discuss the Firm’s near-term and longer-term strategic objectives, management’s progress towards its objectives and any necessary changes to our strategies based on our position and the evolving external landscape. Over the last several years, management has engaged in dedicated sessions with the Board related to the Firm’s cybersecurity program, ESG program and shareholder engagement matters. In addition, the full Board participates in annual education sessions on matters deemed pertinent by the Nomination Committee and full Board. The Board education topics have varied in recent years to include Generative AI (GenAI), the state of shareholder activism activities in the market, regulatory updates, ESG programs, cybersecurity, as well as other topics, and are usually facilitated by independent subject matter experts.
LEADERSHIP STRUCTURE
Our Board continues to be led by its Chairman, David L. Dunkel, who served as our CEO for more than 40 years and retired from the CEO position in 2021. Mr. Dunkel has continued to serve Kforce solely as its non-executive Board Chairman. This role is coupled with, and balanced by, a lead independent director as well as independent Audit, Compensation, Nomination and Corporate Governance Committees and a majority of independent directors. The Lead Independent Director, among other things, acts as a liaison between the independent directors and the Chairman, presides over Board meetings in the absence of the Chairman, and assists the Chairman with oversight of CEO performance and succession planning. The Board believes that this structure provides the most effective, efficient and appropriate framework for board oversight and governance. Mr. Dunkel possesses a deep and unique understanding of the Firm’s business and operations. The Board continues to believe that his in-depth knowledge and experience places him in the best position to both guide and implement the Board’s direction as Chairman, while the Lead Independent Director facilitates the Board’s processes and controls and further strengthens the cohesiveness and effectiveness of the Board as a whole.

Our commitment to Board independence is further supported by the independent directors, a lead independent director and independent directors who chair each of the Audit, Compensation, Nomination and Corporate Governance Committees. As a result, the oversight of the critical issues within the purview of the Board’s Committees is entrusted to the independent directors and serves to further uphold effective governance standards. All continuing and nominee directors are independent under the listing standards of the NYSE, with the exception of Mr. Dunkel and Mr. Liberatore. There are no family relationships between any of the continuing directors, nominee directors or executive officers.
The Board and executive management remain open to, and regularly seek, shareholder feedback with regard to governance topics, such as the Board leadership structure, and consider the feedback provided as part of its assessment process. Aspects of our shareholder engagement efforts are summarized in the “Consideration of Shareholder Feedback” section of this Proxy Statement.

5 Kforce 2025 Proxy Statement

COMMITTEE STRUCTURE
Our Board has established four standing committees consisting of an Audit Committee, Compensation Committee, Nomination Committee and Corporate Governance Committee. These Committees facilitate a more in-depth assessment of certain important areas than can be addressed during each quarterly Board meeting. The Board has determined that the chair and each of the members of its Audit, Compensation, Nomination and Corporate Governance Committees are independent under the listing standards of the NYSE and SEC Rules for the applicable Committee. The Committee members and independent directors meet regularly in executive session without management. Each Committee has the authority to retain or obtain the advice of legal counsel, accountants and other advisors. Each of our Committees has a written charter, all of which are available at http://investor.kforce.com/governance/governance-documents. Additional information regarding the composition and responsibilities of each Committee is described below.

Corporate Governance Committee
Members:	Roles and Responsibilities of the Committee:
Elaine D. Rosen (Chair)
The functions of the Corporate Governance Committee are to: encourage and enhance communication among independent directors; provide a forum for independent directors to meet separately from management; provide leadership and oversight related to ethical standards and governance practices (including ESG); and provide a channel for communication with the CEO. The Corporate Governance Committee also coordinates a formal annual evaluation of the performance of the Board, each of its committees and the CEO.
Each member of the Board who is independent (as determined under the NYSE Rules) serves on the Corporate Governance Committee. This committee is designed to fulfill the requirements of §303A.03 of the NYSE Listed Company Manual (i.e., through the meetings of this committee, our independent directors meet regularly in executive session without any of our management present). The Firm’s Lead Independent Director serves as the Chair of the Corporate Governance Committee and presides over each meeting of the committee.

Derrick D. Brooks
Catherine H. Cloudman
Ann E. Dunwoody
Mark F. Furlong
Randall A. Mehl
N. John Simmons
Number of Meetings:
4

Audit Committee
Members:	Roles and Responsibilities of the Committee:
Mark F. Furlong (Chair)
The Audit Committee oversees the accounting and financial reporting processes of the Firm and the Firm’s ERM program. The Board also delegated responsibility for the Firm’s cybersecurity program and data privacy practices to the Audit Committee. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of Kforce, and the power to retain outside counsel or other experts. The Audit Committee also has the responsibility for selecting, evaluating, compensating and monitoring the independence and performance of the Firm’s independent auditors in conducting its audits and reviews, reviewing and approving related party transactions, and overseeing the Firm’s internal audit function and ERM program, including cybersecurity, data privacy, risks related to the use of AI and ESG disclosures. At each quarterly meeting, or more frequently as needed, the members of the Audit Committee meet in executive session and meet regularly in separate executive sessions with the Firm’s Vice President of Internal Audit, General Counsel and independent registered public accountants, Deloitte & Touche LLP.
The Board has determined that Mr. Furlong, Ms. Cloudman and Mr. Simmons are considered audit committee financial experts, as defined by SEC Rules.

Catherine H. Cloudman
N. John Simmons
Number of Meetings:
5

6 Kforce 2025 Proxy Statement

Compensation Committee
Members:	Roles and Responsibilities of the Committee:
Randall A. Mehl (Chair)
The Compensation Committee is responsible for the development of the compensation principles that guide the design of the Firm’s named executive officer compensation program, which includes: reviewing and approving the named executive officer compensation plans; approving any new or amended employment agreements for the Firm’s named executive officers; issuing grants or awards to the Firm’s named executive officers under its long-term incentive program; and preparing an annual report on the Firm’s named executive compensation policies and practices as required by SEC Rules. In the discharge of its duties, the Compensation Committee also has the authority to select and utilize an independent compensation consultant to assist in the evaluation of director and named executive officer compensation.

Mark F. Furlong
Elaine D. Rosen
Number of Meetings:
5

Nomination Committee
Members:	Roles and Responsibilities of the Committee:
Ann E. Dunwoody (Chair)
The Nomination Committee is responsible for: identifying and recommending candidates; assessing the size and composition of the Board; ensuring appropriate Board diversity; establishing procedures for the nomination process; and overseeing board education and training. The Nomination Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.
The Nomination Committee has not established minimum qualifications for director nominees because it is the view of this committee that the establishment of rigid minimum qualifications might preclude the consideration of otherwise desirable and qualified candidates for election to the Board. However, the Nomination Committee is committed to selecting directors who bring diversity, experience and integrity to the Board, as further described in the section titled “Composition and Diversity” in this Proxy Statement. The Nomination Committee will consider director candidates recommended by shareholders. Refer to the section titled “Shareholder Communications, Proposals and Other Matters” in this Proxy Statement for more information on shareholder nominations.

Derrick D. Brooks
Randall A. Mehl
Number of Meetings:
4

During 2024, the Board held five meetings, and the four committees of the Board held a total of 18 meetings. Each director attended 100% of the Board meetings, and all of the directors attended 100% of the committee meetings on which he or she served, except one director who attended 75% of the Nomination Committee meetings. Our Corporate Governance Guidelines invite, but do not require, our directors to attend our annual meeting of shareholders. Two directors attended the annual meeting of shareholders held on April 24, 2024.
DIRECTORS’ TIME COMMITMENTS
Kforce’s Corporate Governance Guidelines limit non-employee directors of Kforce to serve on no more than four public-company boards (including Kforce), and the Audit Committee’s charter generally prohibits a member of the Audit Committee from serving on more than three audit committees of public-company boards (including Kforce). In the context of reviewing our directors’ continued ability to dedicate sufficient time to our Board, Kforce assesses each director’s compliance with these policies. Each of our directors is currently compliant with these policies.
7 Kforce 2025 Proxy Statement

BOARD’S ROLE IN RISK OVERSIGHT
Identifying, assessing and managing potential impacts of risks to our business, including any cybersecurity, AI or ESG-related risks, is critical to our long-term success and, thus, generating long-term shareholder value. The Board, as a whole and at the committee level, has an active role in overseeing the management of the Firm’s risks. The Board’s primary mechanism for assessing overall risk to the Firm as well as management’s actions to address and mitigate those risks is through a comprehensive, integrated ERM program.
Enterprise Risk Management
Our ERM program is committed to regularly assessing risks and testing plans to prepare for the possibility of the occurrence of a range of events, including severe weather, threats to our systems and data security, financial fraud or loss, and other matters. All potential and actual risks are ranked and prioritized into one of the following four categories:

Traditional monetary risks covering cash and treasury management activities, risks inherent in achieving our profitability objectives, meeting regulatory reporting requirements, and susceptibility to fraudulent activities.
Risks associated with general execution of the business, including key core processes and strategies for areas such as payroll and business continuity; cybersecurity and data privacy risks; and risks of evolving, disruptive or enabling technologies (ex. AI).

Risks associated with the capture, development and retention of our clients with a specific focus on contractual compliance and any concentration risks; and retention risks associated with our associates who support our clients, candidates and consultants.
Compliance risks associated with areas including, but not limited to, worker classification and associated claims, hiring practices, foreign worker compliance and other employment related risks. These risks may be derived from local, state and/or federal regulations.

Our Vice President of Internal Audit, in collaboration with our General Counsel, facilitates our ERM process. Each of the four categories above contains specific risks that could impact Kforce. Each category is highlighted during a particular quarter, allowing for an in-depth analysis of all risks at least annually. During this in-depth analysis, the team engages the appropriate stakeholders, including key members of senior management, to measure the business impact and residual risk likelihood, considering external factors and current mitigation efforts and ultimately determine whether further action plans are needed. Our internal audit team, which reports directly to the Audit Committee, uses the ERM program to develop a risk-based audit plan, which is approved by the Audit Committee annually. In addition, the program is evaluated annually, with the assistance of independent third-parties, to benchmark and implement enhancements as needed.
To assist the Audit Committee with its role of compliance and risk oversight, the Vice President of Internal Audit provides the Committee with a quarterly report covering the applicable quarter’s ERM category. This engagement also allows the Audit Committee to provide guidance on current and future action plans. The Board also receives a summary of the ERM report each quarter.
Cybersecurity and Other
The Board is actively engaged in the oversight of cybersecurity and data privacy, and additional related risks such as artificial intelligence. The Audit Committee assists the Board in meeting its responsibility to oversee cybersecurity and data privacy strategies and practices. On a quarterly basis, the Audit Committee receives updates on (a) our progress meeting objectives established in our cybersecurity maturity roadmap, (b) relevant reported cybersecurity events in the overall market and evolving risks, (c) results of work performed by our information security organization (ex. penetration tests, cybersecurity program maturity assessments) and (d) detailed reports of cybersecurity trends within the Firm. We engage subject matter experts in conducting independent assessments of our cybersecurity program maturity, penetration tests, and other tests and assessments.
8 Kforce 2025 Proxy Statement

Senior management, including our Chief Information Officer (CIO) and Chief Information Security Officer (CISO), brief the Board on an annual basis, or more frequently, as needed, on our cybersecurity and information security posture and as needed for cybersecurity incidents deemed to have at least a moderate business impact (even if the incidents do not rise to the level of being material). Annually, the Board and management participate in a comprehensive strategy discussion on cybersecurity.
To further enhance the Board and Audit Committee’s role in overseeing cybersecurity risks, the Board formed a special working group that is comprised of Ms. Cloudman and Mr. Simmons to have more frequent and detailed dialogue with executive management on all areas pertaining to cybersecurity and data privacy practices. This working group provides updates on a quarterly basis, or more frequently if necessary, to the Audit Committee. As a result of the steps taken by the Firm with respect to our cybersecurity program, we have not experienced a material breach to date.
Management also provides the Audit Committee with an annual overview of the various lines of insurance that we maintain, including our cybersecurity insurance policy. The Audit Committee provides the Board with quarterly reports on the Firm’s risks and ERM program findings, including cybersecurity risk and data privacy practices. For more information, see Item 1C. Cybersecurity, in our Form 10-K for the fiscal year ended December 31, 2024.
In addition, the Board is responsible for the oversight of our ESG policies and strategy. The Board delegates certain aspects to Board committees who inherently play an active role and are jointly responsible for ESG compliance and oversight.
The individual Committees also consider risk within their areas of responsibility as summarized below. The Committee chairs provide reports of their activities to the Board at each quarterly Board meeting, including any significant risks within their areas of responsibility and management’s response to those risks.

Audit	Compensation	Nomination	Corporate Governance

Oversees risk assessment activities, ERM program (including cybersecurity, data privacy, AI and ESG disclosures) and annual internal audit plan	Oversees executive compensation plan design in light of evolving trends and best practices	Oversees Board refreshment activities including director succession risk	Leadership and oversight of ethical standards and governance practices

Monitors and receives reports on the Firm’s cybersecurity risks and incidents and ensures data privacy practices are appropriately followed and in compliance with rules and regulations	Responsible for the preparation of required disclosures regarding executive compensation practices	Establishes procedures for the Board’s nomination process	Provides a forum for the Board’s independent directors to meet separately from the Firm’s management

Monitors risk relating to the Firm’s financial statements, systems, reporting process and compliance	Responsible for reviewing executive compensation and benefits policies and practices	Recommends candidates for election to the Board	Reviews and recommends to the Board any changes to the Corporate Governance Guidelines

Reviews and approves related party transactions and relationships involving directors and executive officers	Determines whether executive compensation and benefits policies and practices are reasonably likely to have a material adverse effect on the Firm	Oversees education and training (e.g., AI, ESG), recommends representation of appropriate board diversity and establishes an appropriate mix of directors to evaluate ESG-related issues	Conducts and oversees the evaluation of the CEO and Board’s performance and sufficiency of their respective responsibilities

9 Kforce 2025 Proxy Statement

OUR BOARD OF DIRECTORS
The Board currently consists of three nominees and six continuing directors. The directors are divided into three classes serving staggered three-year terms. The following table sets forth (as of the date of this filing) the names, ages and certain other information for each of our directors (including those who are nominees for election at the Annual Meeting).

	Name	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated	Independent	Audit Comm	Comp. Comm	Nomin. Comm	Corp. Gov. Comm
	Board of Director Nominees for Election
Class I	Joseph J. Liberatore	62	CEO Director	2021	2025	2028
	Randall A. Mehl	57	Director	2017	2025	2028
	Elaine D. Rosen	72	Director	2003	2025	2028
	Continuing Directors
Class II	Derrick D. Brooks	51	Director	2021	2026	N/A
	Ann E. Dunwoody	72	Director	2016	2026	N/A
	N. John Simmons	69	Director	2014	2026	N/A
Class III	Catherine H. Cloudman	55	Director	2020	2027	N/A
	David L. Dunkel	71	Chairman	1994	2027	N/A
	Mark F. Furlong	67	Director	2001	2027	N/A

Legend:	Lead Independent Director	Chair	Member	Financial Expert
The Class I nominees identified above have been nominated to serve as directors for a three-year term expiring at the 2028 annual meeting of shareholders. All of the nominees are currently directors of Kforce and were previously elected by our shareholders.

10 Kforce 2025 Proxy Statement

BIOGRAPHICAL INFORMATION FOR OUR DIRECTOR NOMINEES
The biographies for each of our director nominees are set forth below, along with a description of the experiences, qualifications, attributes or skills that caused the Nomination Committee and the Board to determine that they should serve as a director of Kforce.
NOMINEES FOR ELECTION, CLASS I DIRECTORS - TERMS EXPIRE IN 2028

Joseph J. Liberatore

Mr. Liberatore has served as the Chief Executive Officer of Kforce since January 2022. He joined the Board as a director in November 2021, and was elected by shareholders in April 2022. He has served as Kforce’s President since January 2013 and previously served as Corporate Secretary from February 2007 to February 2013, Chief Financial Officer from October 2004 to December 2012, Executive Vice President from July 2008 to December 2012, Senior Vice President from 2000 to July 2008, Chief Talent Officer from 2001 to 2004 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore has served in various other roles in Kforce (and its predecessors) since he joined the Firm in 1988.
The Board believes that this experience, coupled with his extensive knowledge of the staffing industry, provides strong, consistent leadership and allows him to serve as a highly effective bridge between the Board and management. In addition, in his capacity as CEO, Mr. Liberatore frequently meets with shareholders, clients and other Firm stakeholders to communicate our business and strategy and to understand their various perspectives and insights, which he is then able to relay to the Board for consideration and assessment.

Director since 2021		Other Current Public Company Board(s): None
Age	62

Randall A. Mehl

Since 2017, Mr. Mehl has served as the the President and Chief Investment Officer of Stewardship Capital Advisors, LLC, which manages a family office fund focused on making investments in various technology and services sectors. He also currently serves on the Board of Directors of two public companies, Insperity, Inc. and ICF International, Inc., where he chairs the Human Capital Committee. Mr. Mehl also serves on the board of Krueger International, a provide of contract furniture systems. He previously served as Managing Director and as a partner with Baird Capital, a middle market private equity group, leading a team focused on business and technology services sectors from 2005 to 2016. From 1996 to 2005, Mr. Mehl was a senior equity research analyst with Robert W. Baird & Company, covering various areas within the technology and services universe, including staffing.
Mr. Mehl has also previously served on several boards of directors of private technology and services companies, and has served on the investment committee for several private equity funds. Mr. Mehl brings unique insight to the Board with his domain expertise in technology services and staffing, experience in evaluating and supporting executive leadership and governance practices, and experience in evaluating, acquiring and selling services-oriented businesses.

Director since 2017		Other Current Public Company Board(s): ICF International, Inc. (NASDAQ: ICFI); Insperity, Inc. (NYSE: NSP)	Kforce Board Committee(s): Compensation (Chair), Nomination and Corporate Governance
Age	57

Elaine D. Rosen

Ms. Rosen has served as a director of Assurant, Inc., a provider of specialized insurance and insurance-related products and services since March 2009 and became the non-executive Chair of the Board of Directors of Assurant, Inc., in November 2010. Ms. Rosen served as the Chair of the Board of The Kresge Foundation from January 2007 up until her retirement in June 2022. Ms. Rosen serves as trustee or director of several non-profit organizations, is a past Chair of the Board of Preble Street, a homeless collaborative in Portland, Maine, and has served as a trustee of the Foundation for Maine’s Community Colleges since 2008. Ms. Rosen was a director of the Elmina B. Sewall Foundation from 2008 to 2012 and Downeast Energy Corp., a privately-held company that provides heating products and building supplies, from 2003 until its sale in April 2012. From 1975 to March 2001, Ms. Rosen held a number of positions with Unum Life Insurance Company of America, including President.
Ms. Rosen has extensive experience as a senior executive in the insurance industry and as a director of several companies, including charitable organizations, particularly as the Chair of one of the largest private foundations in the country. With her background and experience as the prior Chair of the Compensation Committee of Kforce, the Board of Assurant, Inc., where she currently serves as the non-executive Chair, and as the Lead Independent Director at Kforce, she has considerable expertise in overall board leadership, governance matters and executive compensation that we believe are valuable assets to our Board.

Director since 2003		Other Current Public Company Board(s): Assurant, Inc. (NYSE: AIZ)	Kforce Board Committee(s): Lead Independent Director, Corporate Governance (Chair) and Compensation
Age	72
11 Kforce 2025 Proxy Statement

PROPOSAL 1. ELECTION OF DIRECTORS
NOMINEES
The Nomination Committee has recommended, and our Board has approved, each of Joseph J. Liberatore, Randall A. Mehl and Elaine D. Rosen as nominees for election as Class I directors at the Annual Meeting. If elected, the Class I directors will serve until our 2028 annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of the Firm and was previously elected by our shareholders. For information concerning the nominees, please see the section titled “Biographical Information for our Director Nominees.” Each of the nominees is willing and able to stand for election at the Annual Meeting, and we do not know of any reason why any of the nominees would be unable to serve as a director. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.
VOTE REQUIRED
We use a majority voting standard for uncontested elections. The election of directors at this year’s Annual Meeting is an uncontested election, and thus, the majority voting standard applies. To be elected, the votes for a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast excludes abstentions and broker non-votes.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1.

12 Kforce 2025 Proxy Statement

BIOGRAPHICAL INFORMATION FOR OUR CONTINUING DIRECTORS

CLASS II DIRECTORS - TERMS EXPIRES IN 2026
Derrick D. Brooks

Mr. Brooks has been the Executive Vice President of Corporate and Community Development of Vinik Sports Group since 2019, and also serves as an on-field appeals officer for the National Football League. He previously served as the President of Tampa Bay Sports & Football Entertainment LLC and was the owner of the Tampa Bay Storm Arena Football Team from 2011 to 2019. Mr. Brooks served as the Managing Member of Brooks 55 Labor Enterprises, L.L.C., a full-service temporary and direct hire staffing company that provided staffing, administrative solutions and on-time labor needs, from 2006 to 2012. He also served as an NFL analyst for ESPN from 2009 to 2011. From 1995 to 2009, Mr. Brooks played for the Tampa Bay Buccaneers, was a Super Bowl Champion and a nine time All-Pro. In 2014, Mr. Brooks was inducted into the Pro Football Hall of Fame and the Capital One Academic All-America Hall of Fame and was named the 2000 Walter Payton NFL Man of the Year Award Winner.
Mr. Brooks has a long history of community leadership. Among his other activities and services, Mr. Brooks has been the President and Founder of the Derrick Brooks Charities, Inc. since 2003, and has served on the board of Brooks Debartolo Charities, Inc. since 2006. He previously served on the board of the Florida State Fair Authority from 2017 to 2022. He served as a member of the board of trustees of Florida State University from 2003 to 2011. He has also served on the boards of the Florida Department of Education Foundation from 2004 to 2010, St. Leo's University from 2007 to 2010, and the Florida Governor's Council on Physical Fitness from 2007 to 2010. The Board believes that Mr. Brooks brings a unique perspective to the Board through his experience in the sports and entertainment industry and provides valuable leadership experience and knowledge through his community involvement and familiarity with the staffing solutions industry.

Director since 2021		Other Current Public Company Board(s): None	Kforce Board Committee(s): Nomination and Corporate Governance
Age	51

Ann E. Dunwoody

General (Ret.) Dunwoody was the first woman in U.S. military history to achieve the rank of four-star general. She currently serves on the Fidelity Fixed Income Asset Allocation (FIAA) Board of Trustees and the Automattic Inc. Board of Directors. From 2008 until her retirement in 2012, she led and ran the largest global logistics command in the Army comprising 69,000 military and civilian individuals, located in all 50 states and over 140 countries with a budget of $60 billion dollars. General (Ret.) Dunwoody served on the Board of Directors of Republic Services Inc., L-3 Communications and was the President of First 2 Four LLC. Board of Directors. She previously served on the Board of Florida Institute of Technology and Noble Reach Foundation, a not for profit, which was formerly part of Logistics Management Institute. She authored “A Higher Standard: Leadership Strategies from the First Female Four Star General”, is a recipient of The Theodore Roosevelt NCAA award, The Ellis Island Medal of Honor, Orde National Du Merite and was West Point’s US Military Academy 2019 recipient of the Thayer Award.
General (Ret.) Dunwoody brings to the Board extensive military and management experience, including managing a significant portion of the United States Army’s budget as Commanding General, U.S. Army Materiel Command. General (Ret.) Dunwoody is also certified as an NACD Governance Fellow. She has also served as a member of the Board of Directors on other publicly traded, private and not for profit companies. She is engaged in numerous charitable and civic activities, which the Board believes allows her to provide a valuable and varied perspective to the Board.

Director since 2016		Other Current Public Company Board(s): None	Kforce Board Committee(s): Nomination (Chair) and Corporate Governance
Age	72

N. John Simmons

Mr. Simmons has been the CEO of Growth Advisors, LLC, an advisory firm for high-growth companies, since 2012. He previously served as the COO and CFO of DeMert Brands, Inc., a manufacturer and distributor of haircare products. He has served on various boards of directors, including Bonds.com Group, Inc. from 2013 to 2014; Loyola University New Orleans Board of Trustees from 2009 to 2015, during which he was Chairman of the Audit Committee and an Executive Committee member; Lifestyle Family Fitness, Inc. from 2001 to 2012; Technology Research Corporation as Chairman of the Compensation Committee from 2010 to 2011 and Lead Director and Chairman of the Governance and Nominating Committee from 2009 to 2010; Medquist, Inc. as Chairman of the Audit Committee from 2005 to 2007; and SRI Surgical Express, Inc. as Lead Director, then Chairman of the Board from 2001 to 2008. Mr. Simmons’ prior experience includes service as the CEO and President of Lifestyle Family Fitness, Inc.; President of New Homes Realty, a residential real estate company; President of Quantum Capital Partners, a venture capital firm; VP and Controller of Eckerd Corporation; CFO of Checkers Drive-In Restaurants; and audit partner for KPMG Peat Marwick.
Mr. Simmons is an Audit Committee financial expert. He has extensive financial, accounting, management and director experience in several different industries. As a result, the Board believes that he brings valuable insight due to his extensive and varied experiences as a chief executive officer, chief financial officer, audit partner and director.

Director since 2014		Other Current Public Company Board(s): None	Kforce Board Committee(s): Audit and Corporate Governance
Age	69
13 Kforce 2025 Proxy Statement

CLASS III DIRECTORS - TERMS EXPIRES IN 2027
Catherine H. Cloudman

Ms. Cloudman has been a board member and chairs the Personnel and Compensation Committee of Hussey Seating Company, a 190-year-old manufacturer of telescopic and stadium seating, since 2015. She is also a board member of an employee-owned IT managed services company, Systems Engineering. Additionally, Ms. Cloudman is a board member of Maine Community Bank where she chairs the Director’s Loan Committee and is a member of the Audit, Technology and Director’s Loan Risk Assessment committees. Prior to her Maine Community Bank board service, she was a board member of Gorham Savings Bank which merged with Maine Community Bank as of January 1, 2025. Ms. Cloudman is an Advisory Board member of Zachau Construction, a third-generation commercial construction firm. She also serves on the board of Waynflete School, a PreK-12 independent day school, where she is the current Vice Chair and the most recent past President and Board Chair. Ms. Cloudman serves on the Investment Committee of the University of New England. She was also a board member of private equity backed Village Fertility Pharmacy until 2020. Prior to becoming a board member, she was a founder and CFO at Apothecary by Design and its successor company, Village Fertility Pharmacy, both of which are national specialty pharmacies.
Ms. Cloudman is an Audit Committee financial expert. The Board believes her considerable expertise and entrepreneurial background, including her experience as CFO at Apothecary by Design and its successor company, Village Fertility Pharmacy, brings unique insight to the Board with her in-depth knowledge of various ownership structures, experience as a CPA and management consultant, and overall financial and strategic management expertise.

Director since 2020		Other Current Public Company Board(s): None	Kforce Board Committee(s): Audit and Corporate Governance
Age	55

David L. Dunkel

Mr. Dunkel currently serves as the Chairman of the Board and previously served as Kforce’s CEO from the Firm’s incorporation in 1994 until his retirement in 2021. Due to his longstanding tenure at the Firm, Mr. Dunkel possesses a deep and unique understanding of the Firm’s business and operations. Prior to 1994, he served as President and CEO of Romac-FMA, one of Kforce’s predecessors, for 14 years. Following his retirement, Kforce continued to employ Mr. Dunkel on a limited, part-time basis, in a non-executive employee role, while he continued his role as Chairman of the Board. Due to the successful completion of the CEO transition, Mr. Dunkel’s part-time employment ended in 2023, and Mr. Dunkel has continued to serve Kforce solely as its non-executive Board Chairman. The Board believes that Mr. Dunkel’s experience, coupled with his extensive knowledge of the staffing industry, provides strong, consistent leadership for the Firm.

Director since 1994		Other Current Public Company Board(s): None
Age	71

Mark F. Furlong

Mr. Furlong joined ALTi Global, a global wealth and asset manager specializing in alternative investments, in 2023 as a Board member, member of the Human Capital and Compensation Committees and as Chair of the Audit/Risk and Transaction Committees. He previously served as a director of Heska Corporation, a provider of advanced veterinary diagnostic and specialty products, from 2019 until 2023 when it was sold, and as a director of Antares Capital, a provider of financing solutions for middle market, private equity-backed transactions, from 2015 to 2023. He served as the President and CEO of BMO Harris Bank, N.A. from 2011 to 2015. Mr. Furlong also served as a director of BMO Harris Bank, N.A. and BMO Financial Corporation from 2011 to 2015. Prior to its acquisition by BMO Harris Bank, N.A. in 2011, he served as Chairman of Marshall & Ilsley Corporation from 2010, as CEO from 2007 and as President from 2004. He also served as CFO of Marshall & Ilsley Corporation from 2001 to 2004 and was formerly an audit partner with Deloitte & Touche LLP.
Mr. Furlong is an Audit Committee financial expert. The Board believes his considerable expertise, including his experience as President and CEO of BMO Harris Bank, N.A., the former Chairman, President and CEO of Marshall & Ilsley Corporation and a former audit partner with Deloitte & Touche LLP, brings unique insight to the Board concerning capital allocation strategies and banking and accounting issues, in addition to his overall management and financial expertise.

Director since 2001		Other Current Public Company Board(s): ALTi Global (NASDAQ: ALTI)	Kforce Board Committee(s): Audit (Chair), Compensation and Corporate Governance
Age	67
14 Kforce 2025 Proxy Statement

COMPOSITION AND DIVERSITY
Our diverse Board exhibits a wide range of backgrounds, skills, attributes, experiences and tenure. Our directors have served in senior leadership, executive management or directorship positions across fields such as banking, executive compensation, investment management, strategic advisory, insurance, government, military, professional sports and staffing. These fields provide valuable and diverse insights into our business and promote a broad understanding of the markets, products and industries of our client base. The Nomination Committee periodically reviews the composition of the Board and its Committees to ensure a well-functioning mix of diverse backgrounds and expertise.
The Nomination Committee strives to identify directors who will: (1) bring to the Board diversity in thought and insights by leveraging their different skills and backgrounds; (2) bring substantial senior management experience, strategic insight, financial expertise and other skills that would enhance the Board’s effectiveness; and (3) represent the balanced, best interests of our shareholders and stakeholders, as a whole. In selecting individual nominees, the Nomination Committee assesses each nominee’s independence, character and integrity, potential conflicts of interest, experience, diversity and the willingness to devote sufficient time to carrying out the responsibilities of a director.
While the Board has not adopted a formal policy on diversity, the Nomination Committee is committed to achieving diversity, including but not limited to diversity of thought, gender, race and ethnic background, during the director nomination process with the goal of creating a Board that best serves Kforce and the interests of its shareholders.
The Nomination Committee has established a detailed director recruitment process by which the Firm’s independent directors and key management play a role in the identification, review, screening and interviewing of director candidates and, as necessary, would consider engaging an independent qualified director search firm. The Nomination Committee’s process for identifying and selecting director candidates is designed to ensure each candidate is evaluated for qualifications, independence, potential conflicts and other issues of importance to the Firm and composition of the Board. When identifying candidates, the Nomination Committee takes into account overall board composition. The priorities for recruiting new directors are based on the overall Board’s composition, the Firm’s strategic needs, diversity and desired skills at the time of recruitment.
The Nomination Committee also understands the importance of Board refreshment for the generation of new ideas and strategies and is committed to the process in a manner that promotes a balance of perspective, experience and continuity. We remain committed to engaging in Board refreshment activities to promote a balance of tenure, experience and independence across our Board. As a result of our recent refreshment efforts, the Board has a significantly lower average tenure, a larger percentage of independent directors and greater diversity.
Directors’ Qualifications and Skills
The following table summarizes the collective qualifications and skills in several areas that we believe are important to the long-term success of Kforce. Although all of our directors have experience in each of these categories, the table below represents the number of directors whose expertise in each category is deemed to be particularly significant.

1
2
3
4
5
6
7
8
9
TOTAL	7	7	5	8	5	7	2	3	3

Legend
Corporate Governance / Board Experience	Financial	Technology / Cybersecurity
Executive Leadership / Strategy	Staffing / Solutions Industry	Business and Operational Transformation
Risk Management	Human Capital Management	Brand and Marketing

15 Kforce 2025 Proxy Statement

ESG OVERSIGHT AND ACTIVITIES

Kforce set out on our environmental, social and governance journey several years ago. As our company evolves, so do our objectives. In 2024, we made public commitments to ensure we focus on our priorities and keep us accountable. We are proud of the progress we have made and are committed to continue that progress. We continue to make information more accessible for our investors, clients and other stakeholders with the publishing of our comprehensive 2024 Sustainability Report, which is available on our website: https://www.kforce.com/about/kforce-corporate-social-responsibility. Our report includes a content index aligned to the Sustainability Accounting Standards Board’s (SASB) Professional Services Standard.
This section is intended to provide our shareholders with the key elements of our continued ESG efforts and highlight our 2024 accomplishments and certain 2025 commitments. For more details, please refer to our 2024 Sustainability Report.
Our core values, mission and vision are the foundation for how we aim to positively impact our communities, the environment and the governance of our Firm. Our core values include:

INTEGRITY

Act with intention.
Keep promises.
Take responsibility.

EXCELLENCE

Embrace competition.
Succeed together.
Go for the win.

COMPASSION

Respect others.
Nurture relationships.
Spread kindness.

UNITY

Encourage collaboration.
Support each other.
Pursue a shared vision.

ADAPTABILITY

Champion innovation.
Stay curious.
Consider the uncommon.

FUN

Be yourself.
Laugh often.
Enjoy the journey.

COURAGE

Dare to fail.
Speak openly.
Dream big.

We believe that at the heart of Kforce is a deep understanding of, and unwavering commitment to, our core values. Our core values guide us in every interaction, inspire us to shape a better world and support our overall ESG efforts.
Our Mission and Vision
We take a people-first approach to all aspects of our business. We understand that each day is an opportunity to build up our people and create a world in which we all want to live - one that is grounded in inclusion, empowerment and fulfillment. We believe that the services we provide impact peoples’ lives and careers while helping companies achieve success. This is reflected in our mission, Uniting Professionals to Achieve Success Through Lasting Personal Relationships®, and our vision, To Have a Meaningful Impact on All the Lives We Serve®.
For more than six decades, our Firm has served others and played a part in shaping a more sustainable world. When the COVID-19 pandemic hit, our Firm’s innate urge to serve others intensified. We stayed close to our people and listened to their experiences, desires and expectations. Together, we reimagined where and how work is performed. This response naturally dovetailed with an expansion and formalization of our ESG efforts. We built our foundational pillars to deepen the impact on everyone we serve, including our people, our partners, our communities and the environment.
Our people are the keystone of our success. As a people-focused solutions business, we dedicate significant energy to ensuring the well-being and fulfillment of each individual, which we believe helps us to deliver superior results to our shareholders.
16 Kforce 2025 Proxy Statement

This section includes our commitment to well-being, flexibility and balance; learning and development; and our ongoing efforts to create a diverse and inclusive workplace. We believe that these initiatives are a testament to how much we value and invest in our people.
Well-Being, Flexibility & Balance
We are committed to the health, safety and wellness of our associates and consultants. We provide our people and their families the tools and resources to improve and maintain their health, including access to a variety of flexible and convenient health and wellness programs. These programs include retirement savings plans, paid time off, employee support, mental wellness and the development of what we believe is a thoughtful and supportive remote-first work model that we refer to as Office Occasional®.
Office Occasional® - We believe our remote-first, hybrid work model provides maximum Flexibility and Choice Empowered by Trust and Technology®. We believe Office Occasional® is a differentiator for our Firm and it helps us attract and retain top talent. We believe Office Occasional® enhances life-work balance and elevates the ability of our people to provide exceptional service to our clients.
Employee Engagement - Kforce has a long history of conducting check-in surveys and gathering feedback to assess and understand employee well-being and best serve our people. In 2024, our internal survey provided insights into what our people believed were our biggest strengths, including role clarity, prioritization, and authenticity. These surveys help us shape our Firm’s programs and strategies.
Our commitment to a strong people-first strategy resulted in several meaningful awards in 2024.

Great Place to Work	Best Workplace for Women
Employee feedback has earned Kforce global recognition. Great Place to Work leaders said this designation makes our company one of the best companies to work for in the country.
Kforce earned a spot on the Great Place to Work’s list for the second consecutive year. Using internal survey results, the list recognizes organizations whose generous, caring and innovative cultures reflect a genuine commitment to meet the diverse needs of their people inside and outside the workplace.

America’s Best Mid-Size Companies	Excellence 1000 Index	Glassdoor OpenCompany
Kforce earned recognition on TIME’s inaugural 2024 list of America’s Best Mid-Size Companies. This honor highlights Kforce’s commitment to excellence in revenue growth, employee satisfaction and sustainability practices.
	Kforce secured a position on Newsweek’s Excellence 1000 Index because of its outstanding achievements in employee and customer satisfaction, as well as its sustainability initiatives.	For the second consecutive year, Kforce received the Glassdoor OpenCompany designation. It is awarded to employers who proactively promote and embrace workplace transparency.
17 Kforce 2025 Proxy Statement

Learning & Development
Our focus on learning and development is a vital part of our people-first strategy, supporting our efforts to develop talent from within and maintain a strong corporate culture. We are committed to investing in the tools, resources and training our people need to excel in all stages of their careers. The majority of our trainings are developed to increase the skills of individuals at each leadership level. We want to teach our leadership pipeline the skills necessary to perform well at each specified level. We provide specialized trainings for our director and above population that address evolving current events that impact the business landscape.
Our goal is to provide ongoing, sustainable programming for every leadership level throughout our organization. We believe that establishing a common language that is used throughout our leadership culture ensures consistency in the way our associates are led. After several years focusing on building and refining our leadership development programming, we are now looking forward to monitoring its progress and success. In 2024, our Board members demonstrated their commitment by participating as thought leaders in our program.

LEAP

Our program to establish sustainable leadership opportunities for every level has successfully moved from the development phase to fully operational as a standard practice. We call the program LEAP, which stands for leading, empowering and advancing people.

Our employee engagement data identified leadership as a key priority for our associates. This led us to establish a robust leadership development program. We identified each of the LEAP trainings based on the needs of each leadership level, from desk to executive.

We hold ourselves accountable by highlighting LEAP-related metrics in a quarterly score card to the Board of Directors. One of the ways we measure employee value of our LEAP program is by a minimum of 85% program participation. In 2024, we exceeded this participation goal every quarter. Each participant is also required to complete a capstone summary of their lessons. In 2024, we had a 100% completion rate for capstones.

The following programs are part of LEAP.

EMERGING LEADERS

This six-month program identifies and supports the next generation of people and project leaders. It creates a pipeline for our organization, supports succession planning and fosters diversity efforts in leadership.

BRIDGE

This offering keeps Emerging Leaders graduates engaged in development programming if they do not immediately step into a leadership role.

LEADERSHIP FOUNDATIONS

This six-month program for our supervisor-level leaders teaches the skills to build trust, have courageous conversations, delegate, manage up and be an effective listener.

LEADERSHIP MASTERY

This curriculum for our manager- and director-level leaders centers around nurturing relationships, maintaining accountability and enhancing productivity.

LEADERSHIP EVOLUTION

Launching in 2025, this program will support our executive-level leaders. Programming focuses on the firm's core competencies and is designed to balance the diverse needs of senior leaders and firm priorities.

BOARD-DRIVEN LEADERSHIP SERIES

To foster connections and enhance visibility with key leaders for our director-and-above population, the firm held four live, panel discussions featuring seven members of our Board of Directors.

Diversity, Equity & Inclusion (DE&I)
Our DE&I mission is to advocate for and support the inclusion, growth and success of all people connected to Kforce. The ultimate goal is to weave DE&I seamlessly into our overall Firm strategy using a variety of approaches, including:

Creating and nurturing an inclusive culture	Ensuring an equitable talent journey for all	Establishing policies that support our people	Building and strengthening partnerships	Pursuing ongoing education and training
In 2024, we continued to advance our DE&I efforts by expanding our DE&I Council Membership to include our employee-led affinity group leaders. This decision promotes inclusivity by giving a more diverse voice and presence to our council by reaching deeper into our organization with desk-level associates. We continue to build trust and long-lasting relationships with our vendors as we invest in and expand our supplier diversity program. Wherever possible, Kforce includes diverse-owned businesses in our vendor and sourcing processes. Our supplier diversity policy lays out the guidelines for identifying, tracking and supporting supplier diversity efforts. In 2024, we maintained more than 30% of direct supplier spend with diverse-owned businesses and sustained our corporate partnerships with Women’s Business Enterprise National Council and the National Minority Supplier Development Council. These groups provide national reach and the ability to create connections and establish opportunities with certified minority business enterprises.
18 Kforce 2025 Proxy Statement

Our Board of Directors and Executive Leadership Team guide our Corporate Governance activities. They set strategy and expectations with the highest standards, extending the culture and commitment throughout the Firm. Our Board is responsible for the oversight of our ESG program. The overall governance structure of our ESG program is comprised of members of our Executive Leadership Team that were assigned to (i) environmental, (ii) social, (iii) governance and (iv) reporting and communications aspects.
Our COO serves as the executive sponsor of all ESG activities and is accountable directly to our Board. Specific aspects of ESG oversight are delegated to Board Committees. In 2024, our Board strengthened overall ESG oversight by establishing an ESG Committee, which is guided by an ESG Committee charter. The Board receives periodic updates on ESG progress and educational sessions with subject matter experts, as appropriate, and provides oversight of risks that could impact the Firm, including ESG-related risks.
During our more than 60 years in business, we established a foundation of trust, ethics and integrity - with each other, with our clients and with our communities. Our Commitment to Integrity - Kforce’s code of conduct - sets the highest ethical standards for how we do business. This commitment guides our actions and ensures we operate in compliance with applicable laws, rules and regulations. It is grounded in our core values and the principles of respect, honesty, transparency, well-being, fair dealing, compliance, speaking up without fear of retaliation and more. All individuals affiliated with our organization, including our directors, executives, associates, consultants, suppliers and business partners, are expected to abide by our Code of Conduct. Additionally, all of our associates are required to annually certify that they are and have been compliant with our Code of Conduct.
Our directors, officers and employees are encouraged to report suspected violations of the Commitment to Integrity to our whistleblower hotline and can do so anonymously. In keeping with our stance on protecting anonymity of our whistleblowers, we clarified our reporting avenues within our Commitment to Integrity and Open Door Policy in 2023. Reports are reviewed by our internal audit team, which may engage legal, human resources and/or outside partners, as applicable. All investigations are reported to the Board of Directors. Additionally, the Audit Committee meets with the Firm’s General Counsel quarterly, without any other members of management present, to bring forward questions or concerns. Kforce does not tolerate retaliation in any form against an individual who makes a good faith report of a potential or actual violation of our Commitment to Integrity. Our Commitment to Integrity is available on our website at https://investor.kforce.com/governance/governance-documents/default.aspx.
In 2024, we continued to invest in our cybersecurity program, and engaged a third-party to review the progress of our program, its effectiveness and resilience and to validate our roadmap of future initiatives. Our cybersecurity program is an area where we have continued to increase our investments. Please refer to the Board’s Role in Risk Oversight section of this report for additional details on the Board’s oversight of cybersecurity.
Our cybersecurity structure and processes include:

Defense in depth network security	Third-party risk management program	A threat and vulnerability management program	Monitoring, evaluating and addressing evolving threats
Regular engagement with the Audit Committee	A dedicated cybersecurity operations center	Encrypted regular backup of system	Ongoing security simulations
Annual cybersecurity awareness training	Around-the-clock email, network and system monitoring	Regular assessments and audits	Third-party monitoring of our security program
We strive to serve as responsible stewards of the environment. Through Office Occasional® – our remote-first work model – we have successfully lowered our greenhouse gas emissions due to a reduced real-estate footprint resulting in lower office electricity consumption and less employees commuting. We lease all our offices and apply a strategic approach in designing and selecting our properties. Our real-estate decisions are based on established criteria including location, amenities and economics. We also collect information from all current and potential sites pertaining to clean energy certifications and those purchasing renewable energy resulting in renewable energy certifications. In 2023 and 2024, we have actively pursued purchasing tax credits generated by other companies related to a variety of projects including battery storage, renewable natural gas and solar and wind energy production. Our longer-term vision for Office Occasional® includes continuing to explore and invest in renewable energy opportunities.
19 Kforce 2025 Proxy Statement

We recognize the importance of minimizing our impact on the environment and have continued to measure our efforts. Measuring our efforts provides us with the ability to understand where we have the most impact and help us create a strategy to yield significant results. Kforce drives sustained shareholder returns while continuing to reduce emissions and our impact on the environment. In 2024, we engaged a third-party to calculate our GHG emissions for Scope 1, 2 and 3.
As indicated in the following graphic, we have successfully reduced Scope 1, 2 and 3 GHG emissions by approximately 60% in 2024, as compared to our 2019 baseline.

KFORCE GHG EMISSIONS 2019-2024
MARKET-BASED
SCOPE 1
SCOPE 2 (MARKET-BASED)
SCOPE 3
60% DECREASE
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
GHG EMISSIONS (MtCO2e)
2019
2020
2021
2022
2023
2024
YEAR

Our environmental disclosures have been informed by the Financial Stability Board’s Task Force on Climate-Related Financial Disclosures (TCFD) framework.
In 2025, our commitments focus on crucial aspects such as continuing to look for opportunities to further reduce our GHG emissions, the adoption of renewable energy sources and any necessary preparations to be ready for new regulations. Our ongoing efforts will continue to focus on reductions in Scope 2 GHG emissions as a result of our real-estate strategy. For more information regarding our GHG emissions, please refer to our 2024 Sustainability Report.
Plan of Action
We are very proud of the progress we made in 2024, but we recognize that our work related to ESG is never really done. We believe we met the objectives that we outlined for 2024 in our previous Proxy Statement. We are eager to make additional improvements in the lives our people, our Firm governance, our community and the environment. Change requires intent and dedication.
20 Kforce 2025 Proxy Statement

The following outlines our 2025 ESG objectives:
RELATED PARTY TRANSACTIONS, COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Audit Committee is responsible for reviewing and approving all related party transactions that Kforce is required to disclose in accordance with Item 404 of Regulation S-K. While the Board has not adopted a written policy, the Board believes that the Audit Committee’s practices and processes around the review, approval and ratification of transactions with related persons provides adequate evaluations of all potential related party transactions, including considerations on whether the transaction is on terms that are in the best interests of Kforce and our shareholders. There are no related party transactions that require disclosure for the year ended December 31, 2024.
The Firm’s Compensation Committee consists of Randall A. Mehl (Chair), Mark F. Furlong and Elaine D. Rosen. None of the members of the Compensation Committee is currently, or was formerly, an officer or an employee of Kforce or its subsidiaries, or had any relationship with Kforce, requiring disclosure under Item 404 of Regulation S-K. During 2024, none of the Firm’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.
21 Kforce 2025 Proxy Statement

DIRECTOR COMPENSATION
The following table shows the annual compensation components for our directors for the year ended December 31, 2024, and the aggregate outstanding stock awards as of December 31, 2024, except for Mr. Liberatore who does not receive compensation for his service on the Board:

Name	Fees Earned or Paid in Cash (1)(2) ($)	Stock Awards (3) ($)	All Other Compensation (4) ($)	Total ($)	Unvested Restricted Stock (5)	Deferred Restricted Stock Units (5)
Derrick D. Brooks	$95,000	$139,996	$9,211	$244,207	2,224	6,723
Catherine H. Cloudman	$95,000	$139,996	$7,967	$242,963	2,224	4,824
David L. Dunkel	$248,250	$139,996	$32,417	$420,663	2,224	4,052
Ann E. Dunwoody	$110,000	$139,996	$9,273	$259,269	2,225	6,724
Mark F. Furlong	$125,000	$139,996	$3,461	$268,457	2,224	—
Randall A. Mehl	$125,000	$139,996	$29,590	$294,586	2,224	20,406
Elaine D. Rosen	$135,000	$139,996	$46,835	$321,831	2,224	31,911
N. John Simmons	$95,000	$139,996	$3,461	$238,457	2,224	—
(1) For 2024, non-employee directors received the following annual compensation as approved by the Board:

Board retainer:
Chairman	$145,000
Other Directors	$45,000
Committee retainer:
Audit Committee, Chair	$15,000
Compensation Committee, Chair	$15,000
Nomination Committee, Chair	$15,000
Service fees:
Board service fees for Chairman	$67,000
Board service fees for Other Directors	$20,000
Committee service fees for each Committee Chair and Member	$15,000
Other:
Lead Independent Director	$40,000
(2) As part of Mr. Dunkel’s transition in July 2023 to solely being the Chairman for the 2024 Board term, Mr. Dunkel also received pro-rated fees of $53,000 for his service on the Board for the first quarter of 2024, and received the Board service fees of $16,750 for each of the remaining quarters in 2024.
(3) On April 26, 2024, all directors were granted 2,183 shares of restricted stock that vest on April 25, 2025. The amounts in this column represent the aggregate grant date fair value in accordance with FASB ASC 718, using the closing stock price on the grant date of $64.13.
(4) The amounts reported in this column for all directors represent the dollar value of dividend equivalents credited on unvested restricted stock and deferred restricted stock units in the form of additional restricted stock.
(5) The beneficial ownership of common shares as of the Record Date for each of our directors is reported in the “Security Ownership of Certain Beneficial Owners and Management” section of this report.

22 Kforce 2025 Proxy Statement

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Our consolidated financial statements for the year ended December 31, 2024, have been audited by Deloitte & Touche LLP, independent auditors. The Audit Committee of the Board has selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2025, to provide review services for each of the quarters in the year then ended, and to perform other appropriate services that may be necessary. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make any other statements deemed appropriate.
Deloitte & Touche LLP has audited Kforce’s financial statements since the fiscal year ended December 31, 2000.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS - FEE INFORMATION

Fee Type	2024	2023
Audit Fees (1)	$984,240	$956,237
Audit-Related Fees (2)	$—	$—
Tax Fees (3)	$47,750	$4,620
All Other Fees (4)	$1,895	$1,895
(1) Relates to the annual audit of our financial statements and internal control over financial reporting, the review of our quarterly financial statements and audit services provided in connection with other statutory and regulatory filings.
(2) Deloitte & Touche LLP did not provide any “Audit-Related Fees” during the year ended December 31, 2024.
(3) Relates to tax advice, tax planning and tax consultation services. For 2024, Kforce engaged Deloitte Tax LLP to assist with certain tax planning activities related to the establishment of our Pune, India development center.
(4) Relates to annual subscription to a Deloitte & Touche LLP research database.
The Audit Committee considered whether Deloitte & Touche LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte & Touche LLP’s independence.
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors to ensure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific limit above which separate pre-approval is required. Management periodically reports to the Audit Committee the pre-approved services provided by the independent auditors as well as the fees for the services performed.
During the year ended December 31, 2024, 100% of services were pre-approved by the Audit Committee in accordance with this policy.
VOTE REQUIRED
Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and will have the effect of a vote against the proposal. A broker non-vote is considered not entitled to vote and will not affect the voting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

23 Kforce 2025 Proxy Statement

AUDIT COMMITTEE REPORT
Kforce Inc.’s Audit Committee is composed of three directors, all of whom the Board has determined to be independent within the meaning of the NYSE and SEC Rules. The Audit Committee assists the Board in general oversight of Kforce Inc.’s financial accounting and reporting process, system of internal control and audit process.
Kforce Inc.’s management has primary responsibility for Kforce Inc.’s consolidated financial statements and for maintaining effective internal control over financial reporting. Kforce Inc.’s independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion on Kforce Inc.’s consolidated financial statements as to whether they present fairly, in all material respects, Kforce Inc.’s financial position, results of operations and cash flows, in conformity with GAAP and an opinion on the effectiveness of Kforce Inc.’s internal control over financial reporting based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This opinion is based on their audits.
In this context, the Audit Committee reports as follows:
1.The Audit Committee has reviewed and discussed the audited consolidated financial statements with Kforce Inc.’s management;
2.The Audit Committee has discussed with the independent auditors the matters required to be discussed by PCAOB Standard No. 1301 (Communications with Audit Committees) and the SEC;
3.The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence; and
4.Based on the review and discussion referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in Kforce Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC. The Audit Committee has also selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2025, and to provide review services for each of the quarters in the year ending December 31, 2025.
Submitted by the Audit Committee,
Mark F. Furlong (Chair)
Catherine H. Cloudman
N. John Simmons
The above report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.
24 Kforce 2025 Proxy Statement

EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS
The ages and biographies for each of our executive officers is set forth below.

Joseph J. Liberatore	Age:	62
Chief Executive Officer, President and Director
Mr. Liberatore has served as the Chief Executive Officer of Kforce since January 2022. He joined the Board as a director in November 2021, and was elected by shareholders in April 2022. He has served as Kforce’s President since January 2013 and previously served as Corporate Secretary from February 2007 to February 2013, Chief Financial Officer from October 2004 to December 2012, Executive Vice President from July 2008 to December 2012, Senior Vice President from 2000 to July 2008, Chief Talent Officer from 2001 to 2004 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore has served in various other roles in Kforce (and its predecessors) since he joined the Firm in 1988.

David M. Kelly	Age:	59
Chief Operating Officer
Mr. Kelly has served as Kforce’s Chief Operating Officer since September 2023 and Corporate Secretary since February 2013. Mr. Kelly joined Kforce in 2000 and, prior to being appointed as Chief Operating Officer, served as Chief Financial Officer from January 2013 until September 2023, Senior Vice President of Finance and Accounting from February 2009 to December 2012, Corporate Assistant Secretary from October 2010 to February 2013, Vice President of Finance from January 2005 to February 2009, Chief Accounting Officer from November 2000 to January 2005 and Group Financial Officer from January 2000 to November 2000. Before joining Kforce, Mr. Kelly served in various roles with different companies that included treasury director, vice president and controller.

Jeffrey B. Hackman	Age:	46
Chief Financial Officer
Mr. Hackman has served as Kforce’s Chief Financial Officer and Principal Financial Officer since September 2023 and Corporate Assistant Secretary since February 2024. Before his appointment to Chief Financial Officer, he served as Senior Vice President of Finance and Accounting and Principal Accounting Officer since October 2015. Mr. Hackman is responsible for overseeing Kforce's investor relations, legal, internal audit, finance and accounting, tax, treasury, procurement and real estate functions. He previously served as the Firm’s Chief Accounting Officer and Principal Accounting Officer from February 2009 until September 2013 and as Kforce’s SEC Reporting Director from September 2007 to February 2009. Mr. Hackman served as the Global Chief Accounting Officer of Cunningham Lindsey from September 2013 until he rejoined Kforce in March 2015. Prior to September 2007, he was an Audit Senior Manager with Grant Thornton LLP and began his professional career with Arthur Andersen.

Andrew G. Thomas	Age:	58
Chief Experience Officer
Mr. Thomas has served as Kforce’s Chief Experience Officer since September 2023. He is responsible for leading the Firm’s marketing, digital strategy, training and development, human resources, compensation and benefits organizations. He previously served as Chief Marketing Officer from July 2018 until September 2023, Chief Field Services Officer from December 2013 to July 2018, and Executive Director of Kforce’s Finance and Accounting product offering where he oversaw strategy development and operations and other activities, as well as various other roles in Kforce since he joined the Firm in 1997.

25 Kforce 2025 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report
The Compensation Committee of Kforce (the Committee) has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated into Kforce Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.
Submitted by the Compensation Committee on March 7, 2025
Randall A. Mehl (Chair) ¦ Mark F. Furlong ¦ Elaine D. Rosen

The above report shall not be deemed soliciting material or filed with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings

26 Kforce 2025 Proxy Statement

EXECUTIVE SUMMARY
This CD&A primarily focuses on the compensation of our Named Executive Officers (NEOs) for the year ended December 31, 2024.

Name	Title
Joseph J. Liberatore	Chief Executive Officer
David M. Kelly	Chief Operating Officer
Jeffrey B. Hackman	Chief Financial Officer
Andrew G. Thomas	Chief Experience Officer
The Committee set meaningful goals to motivate NEO performance and create value for our shareholders at the beginning of 2024, which were primarily concentrated in the Firm’s three strategic priorities.
Balanced against the challenging macro environment, the Committee believes that our NEOs executed well, provided solid operational control through disciplined cost management, made tremendous advancements in our strategic priorities, and maintained a strong balance sheet and liquidity position while returning capital to our shareholders via share repurchases and dividends.
For the year ended December 31, 2024, the Firm:
•Experienced a year-over-year decline in revenue of approximately 8% (9% per billing day) and adjusted diluted EPS of approximately 23% as a result of the challenging macro environment.
•Achieved best-in-class revenue performance within our Technology business compared to our most direct peers indicating that we continued to grow our market share.
•Achieved a 9th place ranking among our 2024 Peer Group though our total shareholder return (TSR) over the past three years (January 1, 2022 to December 31, 2024) outperformed nearly all of our most direct peers.
Each of our three strategic priorities are transformational in nature and our people made tremendous progress in 2024, as we:
•Meaningfully advanced the implementation of our future enterprise cloud application, Workday, including (a) the streamlining of our overall implementation timeline and deployment for our human capital management (“HCM”) and financials modules; (b) successfully completed the preliminary design phase for both HCM and financials; (c) accomplished the first phase of unit testing for HCM and began the prototype build for our initial tenant; (d) deployed a new, scalable platform for the management of our incentive compensation plans and (e) prepared ourselves for the subsequent phases of this program.
•Significantly progressed the integration of our consulting-oriented business within the Firm. Our integrated strategy efforts continue to capitalize on the strong relationships we have with world-class companies by utilizing our existing sales teams, recruiters, consulting solutions professionals, technology practice experts, among other teams within the Firm, to provide higher value engagements that effectively and cost efficiently address our clients’ challenges. During 2024, we (a) refreshed our sales methodologies, pursuit strategy and strategic account management approach with 100% of the leaders across the Firm being certified in the program, (b) centralized certain teams within the Firm to provide even greater focus, (c) clarified roles and responsibilities and (d) better aligned certain incentive plans to the desired outcomes.
•Made the strategic decision to establish a development center in Pune, India following a period of comprehensive due diligence, including an executive trip in August 2024 to India. This India development center began supporting project engagements with our U.S.-based clients in January 2025. We believe this development center, when combined with a strong U.S. sales and delivery capability and a high-quality vendor network, will help us to more fully address the evolving needs of our clients, whether onshore, nearshore or offshore.
We also earned several awards, including: Times’ America’s Best Mid-Size Companies, Fortune’s Best Workplaces for Women, Top 5 Workplaces in Tampa Bay, Great Place to Work and secured a position on Newsweek’s Excellence 1000 Index because of our outstanding achievement in employee and customer satisfaction.
As a result of our overall financial, operational and TSR performance, the Committee approved:
•No incentive payouts for the Revenue and EPS components of our 2024 annual incentives as actual results for both fell below threshold performance levels due, in part, to the rigor in which we establish our objectives.
•Near maximum attainment of individual performance objectives (MBOs) for each NEO as noted in this section above.
•Equity LTI payouts slightly below target payout levels based on the 9th place ranking for TSR performance relative to our 2024 Peer Group.
Overall, the Committee believes the compensation levels for 2024, which were significantly below target levels, are reasonably aligned with the Firm’s performance results.
27 Kforce 2025 Proxy Statement

OUR COMPENSATION PRINCIPLES, COMPONENTS AND PRACTICES

What We Do	What We Don’t Do
Target Annual NEO Compensation at Market Median for Market Median Performance	Define Market Median by Comparison to Companies Outside of our Primary Sector
Align Pay with Performance by Paying Higher Compensation for Above Median Performance and Lower Compensation for Below Median Performance	Set Targets for Incentive Plans that are Easy to Attain
Ensure Performance-Based Compensation is the Largest Part of Total Compensation	Provide Excessive Perquisites
Maintains a Clawback Policy	Allow Repricing or Cash Buyouts of Previous Equity-Based LTI Grants
Ensure Equity-Based LTI Compensation is a Significant Component of Performance-Based Compensation	Allow Hedging or Pledging of Company Stock or Other Related Activities
Require Minimum Levels of Share Ownership	Create New Excise Tax Gross-ups
Adhere to Minimum Levels of Financial Performance that Must be Attained to Achieve Threshold Payout Levels Even in Adverse Economic Environments
Create New or Materially Amend Executive Employment Agreements with Provisions for Severance Payouts Exceeding 1x Cash Compensation or Change in Control Severance Payouts Exceeding 2x Cash Compensation

Structure the Revenue Component of the Annual Incentive to Only Pay When Revenue Growth is Achieved	Pay Bonuses for the Revenue Component of the Annual Incentive When Revenues Decline

28 Kforce 2025 Proxy Statement

Our Executive Compensation Philosophy and Practices
Our executive compensation philosophy is to attract, motivate and retain highly qualified executives who can maximize long-term shareholder value. To carry out this philosophy, we have embraced the following principles intended to guide compensation design and administrative decisions made by the Committee, the Board and management.

Attract and Retain Key Executives
Attracting and retaining key executive talent is critical to the success of a professional staffing and solutions firm in which people represent the true assets. The Committee believes an understanding of competitive market pay levels and compensation best practices is essential to hiring and retaining qualified executives who are able to create and drive business strategies, long-term profitable growth and long-term shareholder value.

Target Annual NEO Compensation at Market Median	The executive compensation plan is designed to target the total pay level for our NEOs at the median of reasonably comparable companies. To accomplish this, the Committee annually reviews compensation data from several independent sources with the assistance of an independent executive compensation consultant. Our competitive market for executive talent is primarily staffing and solutions organizations; however, the Committee also reviews pay data for other professional service and consulting organizations of comparable size and similar business models.

Align Pay with Performance by Paying Higher Compensation for Above Median Performance and Lower Compensation for Below Median Performance	The Committee believes executive compensation should align with our revenue, profitability and TSR performance and provide superior cash and equity compensation opportunities for superior performance. The same is true for below median performance resulting in compensation that is below the median.

The Committee also believes the design of our compensation programs provides incentives for our NEOs to exceed targeted performance, which results in significant relative shareholder value creation and creates a positive perception of Kforce in the highly competitive market for executive talent.

Ensure Performance-Based Compensation is the Largest Part of Total Compensation
The Committee designs the compensation framework with significant emphasis on performance-based compensation over fixed compensation to motivate our NEOs to drive operational performance without encouraging unreasonable risk. Performance-based compensation comprised 82% of total target direct compensation for our CEO and between 73% and 78% for our other NEOs in 2024.

Ensure Equity-Based LTI Compensation is a Significant Component of Performance-Based Compensation
The Committee believes equity-based LTI compensation should be a significant component of performance-based compensation to further align our NEO’s interests with our shareholders in generating long-term shareholder returns. Equity LTIs ranged from 66% to 73% of target total performance-based compensation for our NEOs in 2024. We believe the opportunity to earn the designated equity LTI performance objectives motivates the achievement of higher relative TSR and drives continued improved shareholder value; it also serves to retain our executives for the long-term, given that our LTI awards have time-based vesting provisions of generally four years.

Require Minimum Levels of Share Ownership
The Committee believes our executives should have a personal financial stake in Kforce’s ongoing future success, primarily driven by a desire to match their interests with those of our shareholders.
To further align the interests of our executives (and members of our Board of Directors) and long-term shareholders, our Board has adopted formal ownership guidelines. Please refer to the “Minimum Required Share Ownership Guidelines” in this section.

Set Challenging Performance Objectives
We work to set difficult but attainable financial growth performance objectives for our NEOs in the context of the annual incentive plan as evidenced by the fact that threshold and target goals and objectives have not been met in every plan year (as was the case in 2023 and 2024). The performance objectives are structured to incentivize our NEOs to outpace market growth expectations thereby gaining market share, and improving profitability levels.
In addition, threshold levels of performance for our financial measures (most namely the revenue component) always require growth over the previous year even in adverse economic environments where revenues may reasonably be expected to decline. This further strengthens the structure and pay for performance orientation of our NEO compensation plans.

29 Kforce 2025 Proxy Statement

The Firm’s compensation program has the following features for alignment with best practices:

Minimum Required Share Ownership Guidelines	Our Corporate Governance Guidelines include a stock ownership policy for our directors and executives. The minimum level of holdings for each position is as follows:
Target Holding Level
	Position	Annual Board Fees in Cash / Salary
	Member of the Board of Directors	4x
	Chief Executive Officer	5x
	Chief Operating Officer	3x
	Other Named Executive Officers	2x
	Other members of Kforce’s Executive Leadership Team	1x

In accordance with this policy, directors have five years from the effective date of joining the Board, and executives have five years from the effective date of a promotion or salary increase, to attain the target ownership level. As of the date of this Proxy Statement, all directors, NEOs and other members of our executive leadership team were in compliance with the policy.

Clawback Policy
In 2024, the Board adopted the Amended and Restated Policy Relating to Recovery of Erroneously Awarded Compensation (“Clawback Policy”) in compliance with the NYSE rules. Our Clawback Policy applies to all incentive-based compensation (including time-based compensation) awarded to current and former executive officers. Accordingly, in the event of a restatement of our financial statements because of material noncompliance with financial reporting requirements under federal securities laws, the Board will, if determined appropriate, recover from current and former executives any erroneously awarded incentive-based compensation paid for any applicable performance periods. Our Clawback Policy was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024.

Equity Plan Features and Practices
The Committee believes Kforce’s equity plans are structured to avoid problematic pay practices and features that could be detrimental to shareholder interests.
None of our Stock Incentive Plans (as approved by shareholders since 2013) permit repricing or cash buyouts of underwater options or stock appreciation rights without shareholder approval. Our Stock Incentive Plans since 2017 require a minimum vesting period of one year on all award types although our typical vesting terms are between 4 and 10 years. In addition, our Stock Incentive Plans since 2019 require a minimum holding period of one year after exercise of any options and stock appreciation rights for all NEOs; we will also apply this policy to any awards granted outside of this plan.
During 2024, (i) none of our NEOs were awarded stock options with an effective grant date during any period beginning four business days before the filing or furnishing of a Form 10-Q, Form 10-K or Form 8-K that disclosed material nonpublic information, ending one business day after the filing or furnishing of such reports, and (ii) we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Insider Trading
Our Insider Trading Policy governs the purchase, sale, and other dispositions of our securities undertaken by the Firm’s, or its subsidiaries: (i) directors, officers, employees, consultants and contractors; (ii) any member of the immediate family or household of any such person, including family members who do not reside in the household but whose investment decisions are directed by, or otherwise conferred with, such person when making investment decisions with respect to Firm securities; and (iii) any entities controlled by such person (a Firm Insider). We believe our policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the NYSE listing standards.
Our Insider Trading Policy was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024 and reflects the SEC’s final rules pertaining to 10b5-1 trading plans and related disclosures. The policy restrictions include, but are not limited to:
•No trading while in the possession of material, nonpublic information
•No trading during the Firm’s designated black-out periods
•Mandatory cooling-off periods that conform with the SEC’s final 10b5-1 rules
•No trading without pre-approval from the Insider Trading Compliance Committee

No Hedging or Pledging (including Margin Accounts)
Our Insider Trading Policy expressly prohibits engaging in any hedging transaction related to the Firm’s securities (including, without limitation, prepaid variable forwards, equity swaps, collars and exchange funds) or otherwise trading in any interest or position relating to the future price of the Firm’s securities, such as a put, call or short sale. This policy similarly prohibits any Firm Insider from holding any of the Firm’s securities in a margin account or otherwise pledging any of the Firm’s securities as collateral unless approved in advance by the Insider Trading Compliance Committee or, in the case of Section 16 insiders, the Compensation Committee of the Board of Directors. There were no executive officers or directors that held the Firm’s securities in a margin account or otherwise pledged the Firm’s securities as collateral during the fiscal year ended December 31, 2024.

30 Kforce 2025 Proxy Statement

Elimination of Excise Tax Gross-Up
In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements with its executives, that contain excise tax gross-up provisions in the event of a change-in-control event going forward. Since the Committee’s resolution, all new or amended executive employment agreements have excluded excise tax gross-up provisions. As a result, the only remaining employment agreement which continues to include excise tax gross-up provisions is for Mr. Liberatore, which was last amended in 2008.

Roles and Responsibilities
Role of the Compensation Committee
The Committee, which consists entirely of independent directors, is responsible for the development of the compensation principles that guide the design of the Firm’s executive compensation program, inclusive of benefit policies and practices. The Committee has concluded that the compensation policies and practices of the Firm do not create risks that are reasonably likely to have a material adverse effect on Kforce.
The Committee makes every effort to maintain its independence and objectivity. The Committee meets in executive session on a quarterly basis for discussions or decisions regarding executive compensation. While the Committee receives input and discusses compensation with its CEO, COO and CFO, the ultimate determination regarding the annual compensation of the CEO, and the other NEOs, is in the Committee’s sole and absolute discretion. The Committee has the authority to delegate any of its responsibilities to subcommittees, as it deems appropriate.
The Committee is committed to:
•ensuring Kforce’s executive compensation program remains aligned with best practices and is in the best interests of our shareholders;
•establishing and maintaining a pay-for-performance executive compensation program consistent with our shareholders’ interests while providing appropriate incentives to our executives;
•as appropriate, engaging along with Kforce’s executive management team, in dialogue with the Firm’s shareholders to understand their views and feedback; and
•staying informed of current and emerging trends and best practices, including ongoing engagement with the Committee’s independent compensation consultant.
Role of the Independent Compensation Consultant
During 2024, the Committee has retained Pay Governance LLC, a national independent consulting firm (Pay Governance), to serve as the Committee’s independent compensation consultant. The Committee assessed Pay Governance’s independence based on various factors and determined Pay Governance’s engagement, and the anticipated services to be provided to the Committee, did not raise any conflicts of interest. Except for the services provided to the Committee, Pay Governance did not provide any other services to the Firm.
Overall, our independent compensation consultant assists with various items, including: evaluating and providing guidance with respect to compliance with the approved compensation framework and its alignment with our performance; effectiveness of the compensation framework; benchmarking studies and analysis; and competitiveness of our executive compensation (including salary, annual incentives and long-term incentives) as compared to the market.
Peer Group and Benchmarking
The Committee uses a peer group of companies as a source for executive compensation benchmarking data and comparisons to Kforce’s executive compensation levels; insight into external compensation practices; and assistance with determining specific financial objectives for our performance-based compensation. Additionally, in 2024, our peer group was used to assess performance in determining annual equity LTI compensation levels based on our 3-year TSR performance in comparison to peers.
The Committee focuses on selecting peers that are publicly-traded professional staffing, technology solutions providers and human capital centric companies, including certain companies we consider to be our competitors. The Committee also selects peers that are similar in terms of size (as measured by revenue and market capitalization) that are in adjacent staffing markets, but may not be considered a direct business competitor. The Committee reviews the median size of peer companies relative to Kforce’s size by balancing the inclusion of both larger and smaller companies. The primary criteria for selection include customers, revenue footprint, geographical and domestic presence, talent, complexity of operating model and direct competitors.
31 Kforce 2025 Proxy Statement

Our 2024 Peer Group consisted of the following companies:

ASGN Incorporated	Huron Consulting Group Inc.	Perficient Inc.
Barrett Business Services Inc.	ICF International, Inc.	Resources Connection, Inc.
CBIZ, Inc.	Kelly Services, Inc.	Robert Half International Inc.
The Hackett Group, Inc.	Korn Ferry	TrueBlue, Inc.
Heidrick & Struggles International Inc.	ManpowerGroup, Inc.
The Committee reviews the composition of the peer group on an annual basis with the assistance of Pay Governance. Consistent with the recommendation of Pay Governance, the Committee approved the removal of Perficient Inc. from our peer group going forward following its acquisition in October 2024.
The following table shows the financial statistics for the year ended December 31, 2023 and includes our percentile rank among the 2024 Peer Group:

(in thousands)	Revenue	Market Capitalization
25th Percentile	$1,055	$691
Median	$1,591	$1,898
75th Percentile	$3,647	$3,118

Kforce Inc.	$1,532	$1,319
Percentile Rank	43	43
Consideration of Shareholder Feedback
We believe shareholder feedback helps to strengthen our corporate governance practices and executive compensation framework. The feedback from both our annual shareholder outreach program, and the results of our advisory votes on executive compensation, enhances our understanding of our shareholders’ concerns and areas of focus. We remain committed to open and transparent communication and engagement with our shareholders and taking their feedback into consideration. Our shareholders are invited to communicate with any of our directors, either individually or as a group, by writing to the attention of our Corporate Secretary at Kforce Inc., 1150 Assembly Drive, Suite 500, Tampa, Florida 33607. Such communications will be delivered directly to our Board.
Annually, we reach out to our top 25 institutional shareholders, which represent nearly 70% of our shares outstanding, to solicit feedback on various topics, including corporate governance practices, executive compensation programs and ESG efforts, among others. As part of this outreach, we offer conversations with executive management and members of the Board, including the Chairman and Lead Independent Director. We have evolved our corporate governance and compensation programs in recent years based on the feedback received during these outreach efforts and through other ongoing communications. As a result of our annual outreach efforts that we initiated in 2024, we engaged with several of our top 25 shareholders.
Over the past several years, our say on pay proposal has received substantial support from our shareholders. The following shows the percentage of votes (excluding brokers non-votes) cast for the advisory vote to approve executive compensation:
The Committee considered the results of the most recent shareholder advisory vote on executive compensation and determined that, given the significant level of support, no material changes to our executive compensation philosophy, policies and practices were necessary for our 2024 compensation program.
32 Kforce 2025 Proxy Statement

NAMED EXECUTIVE OFFICER COMPENSATION
Financial and Operational Summary
Our performance continued to be adversely affected by the ongoing macro uncertainties, which resulted in our clients being more cautious with the level of investment in their digital transformation efforts. With that said, our Technology business was largely stable throughout 2024 as indicated by our sequential billing day growth in both the second and fourth quarters of 2024 with a slight sequential decline in the third quarter. Against the backdrop of revenue declines, we continued to manage down our overall headcount levels, especially in our delivery roles, and tightly control spend levels in order to mitigate the pressure on profitability from the lower revenue and gross margin levels.
The political landscape in the U.S. remains unclear, particularly with respect to the impacts of the potential policy changes from the new administration. Geopolitical risks persist, including uncertainty in the Middle East and global supply chain disruptions. Despite these challenges, the U.S. economy demonstrated consistent growth in 2024, with real GDP expanding at 2.8%, largely driven by increased government spending and a healthy consumer. Although the unemployment rate rose to 4.1% in December 2024 from 3.7% in December 2023, employment grew across most sectors in the final quarter of 2024. Additionally, the Federal Reserve cut interest rates by a total of 100 basis points in late 2024, but the prospects for further interest rate cuts in 2025 appear less certain with inflation being a bit stickier and the labor markets continuing to show signs of strength.
The following presents our Revenue and Adjusted Diluted EPS performance over the last three fiscal years.

Revenue ($ in Billions)
2.0
1.0
0.0
$1.71
$1.53
$1.41
2022
2023
2024

Adjusted Diluted EPS*
5.00
4.00
3.00
2.00
1.00
0.00
$4.25
$3.49
$2.68
2022
2023
2024

*Represents non-GAAP Adjusted Diluted EPS for 2022 and 2023 as previously reported. During 2024, the Firm did not have any adjusted financial performance measures, and as a result, Adjusted Diluted EPS was equal to GAAP, as reported.
Revenue for the year ended December 31, 2024 decreased 8.3% (9.0% per billing day) year over year to $1.41 billion, and Adjusted Diluted EPS of $2.68 declined 23.2% year over year. A part of our compensation philosophies is that we do not compensate our NEOs when we experience revenue declines; thus, our financial performance in 2024 did not meet the required threshold of revenue, despite strong performance relative to our peers. In addition, given the impact of the year-over-year revenue decline on our profitability levels, adjusted diluted EPS also did not meet threshold levels. Thus, no incentive payout was earned or paid for either measure.
We generated a return on invested capital of approximately 29% in 2024 and continued our historical practice of returning significant cash to our shareholders. We returned approximately $65 million of capital to our shareholders in the form of open market repurchases totaling $37 million and quarterly dividends totaling nearly $28 million during the year ended December 31, 2024.
Since 2007, we have returned nearly $1 billion in capital to our shareholders, which represents approximately 75% of the cash our business has generated during such period. We believe our strong balance sheet and liquidity positions us to continue investing in our strategic priorities even in an uncertain macro environment, which we believe will benefit our shareholders in the long term. We remain excited about our strategic position and prospects for continuing to deliver above-market results over the long-term while continuing to make the necessary investments to help drive long-term growth and enable us to generate greater operating margins when we return to $1.7 billion in annual revenue and achieve our longer-term goal of double digit operating margins at slightly greater than $2 billion in annual revenues.
33 Kforce 2025 Proxy Statement

Our three-year TSR performance (the metric upon which equity LTI payouts are based) resulted in a 9th place finish among our 2024 Peer Group. The following graph presents our three-year TSR performance amongst our 2024 Peer Group.
2024 NEO Compensation Components, Results and Determinations
The following section discusses the compensation components and results for our NEOs during 2024. The compensation framework was comprised of base salary and performance-based components, including:
•Annual incentive compensation, which was based on certain financial metrics (revenue and adjusted diluted EPS) and, to a lesser extent, individual NEO MBOs; and
•Equity LTI compensation was based on Kforce’s 3-year TSR performance relative to our 2024 Peer Group.
The Committee emphasizes the use of variable performance-based compensation over fixed compensation to effectively motivate our NEOs to drive operational performance. The following charts show fixed compensation (equal to salary) and the performance-based compensation components, each as a percentage of total direct compensation (TDC) for the CEO and for the other NEOs in the aggregate for 2024. We define TDC as the amount of total compensation derived from salary, annual incentives and equity LTI.

2024 COMPENSATION AT TARGET

34 Kforce 2025 Proxy Statement

The charts below summarize the actual outcomes for 2024, which represent:
•No attainment of the revenue and adjusted diluted EPS components of annual incentives for 2024 given the rigor in which objectives are established and near maximum attainment of individual MBOs.
•Grant of LTIs based on achieving 9th place for three-year TSR performance relative to our 2024 Peer Group.

2024 ACTUAL COMPENSATION PAYOUTS

We discuss each compensation component separately below in more detail.
Salary
The Committee’s desire is to target salaries at the market median. Although NEO salaries for 2024 remained below the market median, the Committee and the NEOs decided not to increase salaries given the challenging macro environment. The following table shows each NEO’s salary for 2024 and 2023:

Name	2024 Salary	2023 Salary	Percentage Increase
Joseph J. Liberatore	$875,000	$875,000	—%
David M. Kelly	$540,000	$540,000	—%
Jeffrey B. Hackman	$400,000	$400,000	—%
Andrew G. Thomas	$400,000	$400,000	—%
Annual Incentive Compensation
Annual incentive compensation for 2024 was targeted at the median of our 2024 Peer Group. Actual payout levels of the annual incentive awards may be above or below target based on actual performance. In addition, our annual incentive awards require minimum performance thresholds for any payout to occur for specific performance measures and objectives. We believe the annual incentive effectively motivates our NEOs to drive operational performance without encouraging unreasonable risk. The Committee believes the achievement of year-over-year revenue growth (benchmarked against the market) and adjusted diluted EPS goals, when combined with other individual objectives, will result in sustainable long-term shareholder value creation.
The annual incentive compensation for our NEOs consisted of the following performance-based components:
1.A financial metric incentive (the Financial Performance Incentive). The 2024 Financial Performance Incentive represented 80% of the total target incentive award and was based on pre-determined levels of revenue growth and EPS performance. Revenue and EPS incentives continue to be the metrics we believe best demonstrate our annual progression towards generating long-term shareholder value and align to our profitability objectives of achieving double digit operating margins and returning significant capital to our shareholders.
2.An objectives-based incentive (the MBO Incentive) for individual accomplishments and management business objectives. The MBO Incentive represented 20% of the total target incentive award.
Each of the above components is calculated as follows: (Salary) x (Target Annual Incentive Percentage) x (Target Annual Incentive Allocation Percentage) x (Payout Percentage of Target).
35 Kforce 2025 Proxy Statement

The Target Annual Incentive Percentage and Allocation across each component is shown below.

		2024 Annual Incentive		2024 Target Annual Incentive Allocation
Name	2024 Salary	%	$	Revenue (40%)	EPS (40%)	MBO (20%)
Joseph J. Liberatore	$875,000	125%	$1,093,750	$437,500	$437,500	$218,750
David M. Kelly (1)	$540,000	100%	$540,000	$216,000	$216,000	$108,000
Jeffrey B. Hackman	$400,000	90%	$360,000	$144,000	$144,000	$72,000
Andrew G. Thomas	$400,000	90%	$360,000	$144,000	$144,000	$72,000
(1) As previously disclosed, the Committee approved an increase in Mr. Kelly’s target annual incentive to 100% of salary to align to the market median.
The following table provides the potential Financial Performance Incentive payout ranges as determined by the Committee, based on Revenue and adjusted diluted EPS. The Committee determines the objectives for Revenue and adjusted diluted EPS based on a combination of average market growth rates in the staffing industry and average expectations among our peer group (along with analyst consensus expectations for Kforce).
Revenue and Adjusted Diluted EPS amounts and the related year-over-year changes at Threshold, Target and Maximum performance levels are shown, and the levels between Threshold, Target and Maximum are interpolated.

	Revenue (in millions)	Revenue Year-over-Year Growth (1)	Payout % of Target	Adjusted Diluted EPS	Year-over-Year Change	Payout % of Target
Threshold	$1,544	—%	25%	$2.90	(17)%	25%
Target	$1,602	4%	100%	$3.22	(8)%	100%
Maximum	$1,661	8%	200%	$3.54	1%	200%
(1) Consistent with historical practice, we have taken a market-based approach to establishing target performance levels. Maximum growth levels are two times target market-based growth. Threshold levels represent flat year-over-year growth due to our long-standing compensation philosophy of not paying our NEOs for negative revenue growth.
Despite the uncertainty in the macro environment that existed when the above performance levels were established, and the expectation that we could experience a year-over-year revenue decline in 2024 (and consequently a potential decline in EPS), threshold levels were established at 0% based on our historical philosophy of only compensating our NEOs for revenue growth irrespective of adverse economic climates. For 2024, the Committee continued to take a market-based approach using Staffing Industry Analyst (SIA) and analyst consensus expectations of growth. For 2024, we achieved revenue of $1.41 billion and adjusted diluted EPS of $2.68, which did not meet the threshold level within 2024 financial metrics, resulting in no payout for revenue and adjusted diluted EPS.
For purposes of the MBO Incentive, the Committee considers each individual’s accomplishments based on pre-established management business objectives and overall operational performance. As with the Financial Performance Incentive goals, the Committee strives to establish individual goals at levels intended to effectively motivate superior operational performance and advance the strategies of the Firm without encouraging unreasonable risk.
The 2024 MBO Incentive for the NEOs, as described previously, was focused on our strategic objectives to (a) make significant progress on our multi-year back-office transformation program, including the implementation of Workday as our future state cloud-based HCM and financials system, (b) further integrate our solutions offering within the Firm, (c) evolve our nearshore and offshore delivery capability, which ultimately led to the establishment of a development center in Pune, India that will service our U.S. based clients and (d) deliver solid revenue performance relative to our closest peers. The 2024 MBO Incentive also included various individual objectives in addition to our strategic objectives.
In 2024, as described earlier in the CD&A, our NEOs made significant progress on these strategic initiatives (each of which is transformational in nature) while continuing to deliver solid relative financial performance and making the necessary adjustments in the business to mitigate the pressure that lower revenue and gross profit levels had on profitability levels.
Due to the aforementioned items, the Committee approved the MBO Incentive payout at 180% for the NEOs for the year ended December 31, 2024. When taken together with 0% being earned for the Revenue and EPS components, overall annual incentive compensation was significantly below target levels (36% of target) for the NEOs.
36 Kforce 2025 Proxy Statement

The annual incentives earned in 2024 for each NEO is shown in the table below:

		2024 Attainment as a % of Target			2024 Incentive Payouts
Name	Target Annual Incentive	Revenue (40%)	EPS (40%)	MBO (20%)	Revenue	EPS	MBO	Total
Joseph J. Liberatore	$1,093,750	—%	—%	180%	$—	$—	$393,750	$393,750
David M. Kelly	$540,000	—%	—%	180%	$—	$—	$194,400	$194,400
Jeffrey B. Hackman	$360,000	—%	—%	180%	$—	$—	$129,600	$129,600
Andrew G. Thomas	$360,000	—%	—%	180%	$—	$—	$129,600	$129,600
Equity Long-Term Incentive
Equity LTI awards are 100% performance based, and our LTI performance objectives are set to align executive and shareholder interests. Actual payout levels for the equity LTI may be above or below target based on actual performance and require minimum performance thresholds for any payout to occur. Equity LTI awards for performance relative to our 2024 Peer Group are awarded by the Committee in the form of a restricted stock grant that has a four-year time-based vesting period.
The equity LTI compensation was based on relative TSR performance over a three-year measurement period relative to our 2024 Peer Group. The following table shows the dollar value of the equity LTI grant for each of the NEOs at threshold, target and max based on our relative TSR rank versus our 2024 Peer Group:

Peer Group Relative TSR Rank:	13	8	1
Name	Threshold	Target	Max
Joseph J. Liberatore	$1,500,000	$3,000,000	$4,250,000
David M. Kelly	$750,000	$1,320,000	$1,900,000
Jeffrey B. Hackman	$500,000	$900,000	$1,500,000
Andrew G. Thomas	$400,000	$700,000	$1,000,000
The table below illustrates the key performance results and resulting grant information for the 2024 LTI awards.

Measurement Period	TSR Performance	Peer Group Relative TSR Rank	Grant Date of Restricted Stock Award	Grant Date Closing Stock Price
2022-2024	(19)%	9	12/31/2024	$56.70
The table below illustrates the equity LTI awards, including the number of shares and the grant date fair value. Having made equity grants based upon attainment of performance criteria, the Committee believes the restricted stock awards’ additional time-based vesting requirements further align compensation with our long-term performance and our shareholders’ interests, and also act as a significant retention vehicle for these executives.

Name	Type of Award	# of Shares	Grant Date Fair Value
Joseph J. Liberatore	Annual LTI	47,619	$2,699,997
David M. Kelly	Annual LTI	21,270	$1,206,009
Jeffrey B. Hackman	Annual LTI	14,462	$819,995
Andrew G. Thomas	Annual LTI	11,287	$639,973

37 Kforce 2025 Proxy Statement

Other Compensation Practices, Policies and Information
The following benefit plans and other items discussed below are available to our NEOs. The Committee considers the benefits expected to be received under the plans described below when determining overall compensation for our executives.

Kforce Nonqualified Deferred Compensation Plan	Kforce maintains a nonqualified deferred compensation plan in which eligible management and highly compensated key employees, as defined by IRS regulations, may elect to defer all or part of their compensation to later years. Amounts deferred are indexed to investment options selected by the eligible employees, and the increase or decrease in value is based upon the performance of the selected investments. Eligible employees are permitted to change investment options and scheduled distributions annually. Kforce has insured the lives of certain participants in the deferred compensation plan to assist in the funding of the deferred compensation liability. Employer matching contributions to the nonqualified deferred compensation plan are discretionary and are funded annually, as approved by the Board.

Employment, Severance and Change in Control Agreements
Kforce has employment agreements with each of its NEOs, which provide for severance payments under certain termination circumstances, including termination following a change in control, as defined in the employment agreements. The Committee has determined it is in Kforce’s and its shareholders’ best interests to recognize the contributions of and retain the NEOs. The specific amounts the NEOs would receive under the employment agreements are described in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement below. The Committee believes the employment agreements are an essential component of the executive compensation program and are helpful in attracting and retaining executive talent in a competitive market. The Committee periodically reviews the benefits provided under the employment agreements to determine if they continue to serve Kforce’s interests in providing significant retention benefits to these key executives, are consistent with market practice and are reasonable.

In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements with its executives, that contain excise tax gross-up provisions going forward. Mr. Dunkel’s previous employment agreement was terminated effective July 2023 commensurate with his retirement, which contained excise tax gross-up provisions. Thus, as of December 31, 2024, only Mr. Liberatore has excise tax gross-up provisions in his existing employment agreement (which has not been amended since 2008).

In 2017, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements with its executives, that contain provisions for severance payments that exceed 1x cash compensation or change in control severance payments that exceed 2x cash compensation.

Perquisites and Other Personal Benefits	Kforce does not provide perquisites or other personal benefits to its NEOs.

38 Kforce 2025 Proxy Statement

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE (SCT)
For Fiscal Years Ended December 31, 2024, 2023 and 2022

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2) (3)	All Other Compensation (4)	Total
Joseph J. Liberatore	2024	$875,000	$2,699,997	$393,750	$237,077	$4,205,824
Chief Executive Officer	2023	$875,000	$3,034,998	$437,500	$224,328	$4,571,826
	2022	$850,000	$2,800,004	$1,722,355	$192,554	$5,564,913
David M. Kelly	2024	$540,000	$1,206,009	$194,400	$82,828	$2,023,237
Chief Operating Officer	2023	$540,000	$1,130,009	$194,400	$85,339	$1,949,748
	2022	$540,000	$899,980	$851,472	$93,497	$2,384,949
Jeffrey B. Hackman	2024	$400,000	$819,995	$129,600	$41,998	$1,391,593
Chief Financial Officer	2023	$400,000	$452,517	$144,000	$43,654	$1,040,171
	2022	$400,000	$462,491	$655,200	$45,077	$1,562,768
Andrew G. Thomas	2024	$400,000	$639,973	$129,600	$43,219	$1,212,792
Chief Experience Officer	2023	$400,000	$520,009	$144,000	$44,810	$1,108,819
	2022	$400,000	$540,021	$663,120	$46,686	$1,649,827
(1) The amounts in this column represent the aggregate grant date fair value in accordance with FASB ASC 718.
(2) Represents annual incentive compensation earned by the NEOs.
(3) For 2023, in order to further align compensation with our shareholders’ interests, the MBO Incentive portion of the non-equity incentive plan compensation was awarded in stock on December 31, 2023 and vest(ed) equally on December 27, 2024, 2025, 2026 and 2027. The fair market value of restricted stock was determined based on the closing stock price of Kforce’s common stock on the date of grant.
(4) The “All Other Compensation” column for 2024 includes:

Name	Dividends (a)	Defined Contribution Plans (b)	Total
Joseph J. Liberatore	$237,077	$—	$237,077
David M. Kelly	$79,778	$3,050	$82,828
Jeffrey B. Hackman	$39,698	$2,300	$41,998
Andrew G. Thomas	$43,219	$—	$43,219
(a) This column reflects the value of dividend equivalents issued on unvested restricted stock in the form of additional shares of restricted stock.
(b) This column reflects the value of employer matching contributions attributable to our defined contribution 401(k) plan.

39 Kforce 2025 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
At Fiscal Year Ended December 31, 2024

	Restricted Stock Awards
Name	Unvested Shares		Market Value of Unvested Shares (1) ($)
Joseph J. Liberatore	47,619	(2)	$2,699,997
	39,495	(3)	$2,239,367
	26,771	(4)	$1,517,916
	8,531	(5)	$483,708
	31,987	(6)	$1,813,663
David M. Kelly	21,270	(2)	$1,206,009
	15,064	(3)	$854,129
	8,608	(4)	$488,074
	7,228	(5)	$409,828
Jeffrey B. Hackman	14,462	(2)	$819,995
	6,786	(3)	$384,766
	4,424	(4)	$250,841
	4,302	(5)	$243,923
	1,847	(7)	$104,725
Andrew G. Thomas	11,287	(2)	$639,973
	7,552	(3)	$428,198
	5,166	(4)	$292,912
	4,929	(5)	$279,474
(1) Amounts in this column are calculated using a market value of $56.70 per share, which was the closing stock price on December 31, 2024.
(2) With respect to the restricted stock granted to Messrs. Liberatore, Kelly, Hackman and Thomas on December 31, 2024, 25% of the total shares granted vest on: December 27, 2025, 2026, 2027 and 2028.
(3) With respect to the restricted stock granted to Messrs. Liberatore, Kelly, Hackman and Thomas on December 31, 2023, and the associated dividend equivalents, 25% of the total shares granted vest(ed) on: December 27, 2024, 2025, 2026 and 2027.
(4) With respect to the restricted stock granted to Messrs. Liberatore, Kelly, Hackman and Thomas on December 31, 2022, and the associated dividend equivalents, 25% of the total shares granted vest(ed) on: December 27, 2023, 2024, 2025 and 2026.
(5) With respect to the restricted stock granted to Messrs. Liberatore, Kelly, Hackman and Thomas on December 31, 2021, and the associated dividend equivalents, 25% of the total shares granted vest(ed) on: December 27, 2022, 2023, 2024 and 2025. For the Special Leadership restricted stock award granted to Messrs. Kelly, Hackman and Thomas on December 31, 2021, and the associated dividend equivalents, 25% of the total shares granted vest on December 27, 2026 and 2027, and the remaining 50% vest on December 27, 2028.
(6) With respect to the restricted stock award granted to Mr. Liberatore on December 31, 2021, and the associated dividend equivalents, 100% of the total shares granted will vest on December 27, 2026.
(7) With respect to the restricted stock granted to Mr. Hackman on May 15, 2015, and the associated dividend equivalents, 10% of the total shares granted vest(ed) on: May 15, 2016, 2017, 2018, 2019, 2020, 2021, 2022, 2023, 2024 and 2025.
40 Kforce 2025 Proxy Statement

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2024

Name	Type of Award	Date Plan Approved	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards No. of Shares of Stock	Grant Date Fair Value
				Threshold ($)	Target ($)	Maximum ($)
Joseph J. Liberatore	Annual Incentive (1)	02/02/2024		$273,438	$1,093,750	$2,187,500	—	$—
	Equity LTI (2)	02/02/2024	12/31/2024	$—	$—	$—	47,619	$2,699,997
David M. Kelly	Annual Incentive (1)	02/02/2024		$135,000	$540,000	$1,080,000	—	$—
	Equity LTI (2)	02/02/2024	12/31/2024	$—	$—	$—	21,270	$1,206,009
Jeffrey B. Hackman	Annual Incentive (1)	02/02/2024		$90,000	$360,000	$720,000	—	$—
	Equity LTI (2)	02/02/2024	12/31/2024	$—	$—	$—	14,462	$639,973
Andrew G. Thomas	Annual Incentive (1)	02/02/2024		$90,000	$360,000	$720,000	—	$—
	Equity LTI (2)	02/02/2024	12/31/2024	$—	$—	$—	11,287	$819,995
(1) These amounts represent the estimated payouts under the 2024 annual incentive compensation plan. The threshold, as defined in Item 402(d) of Regulation S-K, represents the minimum amount payable upon attaining minimum performance thresholds established by the Committee each year. If the minimum performance thresholds are not attained, there would be no payout. The maximum payout is 200% of the target multiplier for all components of the 2024 annual incentive compensation plan. Actual payments for annual incentive compensation earned during 2024 are listed in the “Non-Equity Incentive Plan Compensation” column of the SCT.
(2) The performance based equity LTI awards granted in the form of restricted stock under the 2023 Stock Incentive Plan on December 31, 2024 have a four-year vesting period, or 25% annually. Restricted stock awards contain the right to forfeitable dividends in the form of additional shares of restricted stock at the same rate as the cash dividend on common stock and containing the same vesting provisions as the underlying award. The fair market value of restricted stock is determined based on the closing stock price of Kforce’s common stock on the date of grant. The stock price and grant date fair value for these awards was $56.70, which was the closing stock price on December 31, 2024. The aggregate grant date fair value of the awards is included within the amounts presented in the “Stock Awards” column of the SCT.
OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended December 31, 2024

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Joseph J. Liberatore	51,527	$2,922,096
David M. Kelly	22,389	$1,269,680
Jeffrey B. Hackman	10,532	$612,126
Andrew G. Thomas	11,220	$636,286
(1) This represents the vesting of restricted stock awards only. Kforce generally does not grant stock options, and there were no stock option awards outstanding as of and for the year ended December 31, 2024.
(2) The value realized for Kforce restricted stock vesting represents the market value of Kforce common stock at the time of vesting multiplied by the number of shares vested.
41 Kforce 2025 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION
For Fiscal Year Ended December 31, 2024

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (3) ($)
Joseph J. Liberatore	$—	$—	$—	$—	$—
David M. Kelly	$—	$—	$—	$—	$—
Jeffrey B. Hackman	$—	$—	$—	$—	$—
Andrew G. Thomas	$—	$—	$245,092	$—	$1,087,780
(1) None of our NEOs participated in Kforce’s nonqualified deferred compensation plan during 2024.
(2) The aggregate earnings for 2024 represents appreciation or depreciation in the market value of the respective accounts’ holdings and interest and dividends generated thereon. These amounts were not reported in the “Nonqualified Deferred Compensation” column of the SCT for 2024 as there were no above-market or preferential earnings generated.
(3) The aggregate balance includes amounts related to employer contributions made by Kforce that were previously reported in the SCTs for prior years.
42 Kforce 2025 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section describes amounts that would have been payable to the NEOs for various service termination or change in control (CIC) scenarios on December 31, 2024.
NEOs
In 2009, the Committee resolved to not enter into any new employment agreements or materially amend any existing employment agreements with its executives that contain excise tax gross-up provisions going forward. Mr. Liberatore is the only NEO with an employment agreement containing an excise tax provision. In 2017, the Committee resolved not to enter into any new employment agreements, or materially amend any existing employment agreements, with its executives that contain provisions for severance payments that exceed 1x cash compensation or change in control severance payments that exceed 2x cash compensation.
The employment agreements for each NEO have been publicly filed and condition the receipt of certain severance and CIC benefits based on confidentiality and client and employee non-solicitation provisions, as specified in those agreements; the typical length of the non-solicitation restrictions is two years. In addition, the Firm’s standard severance and release agreements condition the receipt of severance benefits on continuing to honor these restrictions; these severance agreements also include standard non-disparagement clauses.
Employment Agreement Severance Based on Termination By Employer For Cause or By Employee Without Good Reason
Pursuant to the provisions of each NEO’s respective employment agreement, upon a termination either by the employer for cause or by the employee without good reason, the NEOs would be eligible to receive all earned and accrued salary, annual incentive and employee benefits such as paid-time off, as of the termination date and would also have the ability to exercise, if necessary, all plan-based awards that were vested as of the termination date. Under this scenario, none of the NEOs would be eligible for a severance payment or accelerated vesting of any unvested equity awards. As a result, a column for this scenario has been omitted from the table below.
Employment Agreement Severance Based on Termination By Employer Without Cause or By Employee For Good Reason
Pursuant to the provisions of each NEO’s respective employment agreement, upon a termination by the employer without cause or by the employee for good reason, the NEO would be eligible for a severance payment. For Mr. Liberatore, the severance is calculated using a factor of two (2.00) times the sum of his salary on the date of termination plus the average of his cash bonus over a period of two years. For Messrs. Kelly and Thomas, the severance is calculated as the sum of their salaries on the date of termination plus (1) the average of their cash bonuses over a period of two years and (2) the lesser of the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years, or $200,000. For Mr. Hackman, the severance is calculated as the sum of his salary on the date of termination plus the average of his cash bonus over a period of two years.
Employment Agreement Severance Based on Termination By Employer Without Cause or By Employee For Good Reason - Following a Change in Control
Pursuant to the provisions of each NEO’s respective employment agreement, upon a termination by the employer without cause or by the employee for good reason following a CIC, the NEO would be eligible for a severance payment, calculated differently from the scenario directly above. For Mr. Liberatore, the severance is calculated using a factor of 2.99 and applying it to the sum of his salary on the date of termination plus the average of his cash bonus and the value of any stock, restricted stock or stock options over a period of three years. For Messrs. Kelly and Thomas, the severance is calculated using a factor of two (2.00) times the sum of their salaries on the date of termination plus (1) the average of their cash bonuses over a period of two years and (2) the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years. For Mr. Hackman, the severance is calculated using a factor of one and a half (1.5) times the sum of his salary on the date of termination plus the average of his cash bonuses over a period of two years.
Pursuant to the provisions of each NEO’s respective employment agreement, upon a termination by the employer without cause or by the employee for good reason following a CIC, the NEO would be eligible for a continuation of healthcare benefits. After the termination date, the benefits shall continue for a period of three years for Mr. Liberatore; two years for Messrs. Kelly and Thomas; and one year for Mr. Hackman.
Pursuant to the terms of all of the NEOs’ outstanding restricted stock award agreements, the remaining unvested restricted stock would immediately vest upon a CIC.
Change in Control
Pursuant to the provisions of each NEO’s respective employment agreement, there would be no severance payment subsequent to a CIC in the absence of a termination.
43 Kforce 2025 Proxy Statement

Pursuant to the terms of all of the NEOs’ outstanding restricted stock award agreements, the remaining unvested restricted stock would immediately vest upon a CIC.
Death or Disability
Pursuant to the provisions of each NEO’s respective employment agreement, none of the NEOs would be eligible for a severance payment upon death or disability.
Each of the respective employment agreements for our NEOs provides for a continuation of salary and healthcare benefits under certain situations. Upon death, the NEO’s beneficiary would continue to receive the NEO’s salary and benefits for a period of time (2.99 years for Mr. Liberatore and one year for Messrs. Kelly and Thomas). Mr. Hackman’s beneficiary would not receive any additional salary or benefits upon death. Upon disability, the NEO’s salary and benefits would be continued until the earlier of (1) death, (2) the NEO’s 65th birthday or (3) 2.99 years for Mr. Liberatore and two years for Messrs. Kelly and Thomas. Mr. Hackman would not receive any additional salary or benefits upon disability.
Pursuant to the terms of all of the NEOs’ outstanding restricted stock award agreements, all unvested restricted stock would immediately vest upon death or disability.
Retirement
Pursuant to the provisions of each NEO’s respective employment agreement, none of the NEOs would be eligible for a severance payment upon retirement.
Pursuant to the terms of all of the NEOs’ outstanding restricted stock award agreements, there would be no accelerated vesting of any unvested equity awards.
Potential Payments
The table on the following page displays the amounts that would have been payable to the NEOs for various service termination or CIC scenarios on December 31, 2024. The amounts that would actually be payable to the NEOs, if employment termination or a CIC were to occur in the future, would be different than those set forth in the table below, which are calculated under the assumption that the event occurred on December 31, 2024 and based on the closing price of Kforce’s common stock on the last trading day of the year. We note that such payments are contingent upon various factors in place at the time of the occurrence of the assumed event, including, but not limited to: each NEO’s current salary rate; annual incentive awards and annual equity LTIs; the amount and type of unvested equity and other incentive awards held by the NEO; the trading price of Kforce’s common stock; the cost of providing employee benefits; the NEO’s elections of employee benefits; the NEO’s age and/or years of service with Kforce; the date of termination; the circumstances of the termination; and the NEO’s historical salary, annual cash incentives and equity LTIs.

44 Kforce 2025 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE
At Fiscal Year Ended December 31, 2024

Name	Retirement	Termination By Employer Without Cause or By Employee For Good Reason	Following CIC - Termination By Employer Without Cause or By Employee For Good Reason	CIC - No Termination	Death	Disability
Joseph J. Liberatore
Severance payment (1)	$—	$2,142,935	$19,754,691	$—	$—	$—
Equity-based compensation (2)	—	—	8,754,650	8,754,650	8,754,650	8,754,650
Continuation of base salary (3)	—	—	—	—	2,426,126	2,426,126
Continuation of health benefits (4)	—	—	26,105	—	26,105	26,105
Total	$—	$2,142,935	$28,535,446	$8,754,650	$11,206,881	$11,206,881
David M. Kelly
Severance payment (1)	$—	$836,999	$3,804,385	$—	$—	$—
Equity-based compensation (2)	—	—	2,958,039	2,958,039	2,958,039	2,958,039
Continuation of base salary (3)	—	—	—	—	525,130	1,023,773
Continuation of health benefits (4)	—	—	18,085	—	9,143	18,085
Total	$—	$836,999	$6,780,509	$2,958,039	$3,492,312	$3,999,897
Jeffrey B. Hackman
Severance payment (1)	$—	$464,666	$696,999	$—	$—	$—
Equity-based compensation (2)	—	—	1,804,251	1,804,251	1,804,251	1,804,251
Continuation of base salary (3)	—	—	—	—	—	—
Continuation of health benefits (4)	—	—	9,382	—	—	—
Total	$—	$464,666	$2,510,632	$1,804,251	$1,804,251	$1,804,251
Andrew G. Thomas
Severance payment (1)	$—	$664,666	$2,233,284	$—	$—	$—
Equity-based compensation (2)	—	—	1,640,558	1,640,558	1,640,558	1,640,558
Continuation of base salary (3)	—	—	—	—	388,985	758,351
Continuation of health benefits (4)	—	—	8,617	—	4,356	8,617
Total	$—	$664,666	$3,882,459	$1,640,558	$2,033,899	$2,407,526
(1) According to the terms of his employment agreement, if any payment or distribution by Kforce to Mr. Liberatore is determined to be subject to the excise tax imposed under Section 4999 of the Code, Mr. Liberatore would be entitled to receive from Kforce a payment in an amount sufficient to place him in the same after-tax financial position that he would have been if he had not incurred any excise tax. The severance amount in the event of a termination following CIC for Mr. Liberatore includes $6.1 million of excise tax gross-up. The employment agreements with Messrs. Kelly, Hackman and Thomas do not contain excise tax gross-up provisions and, thus, no amounts were included in the tables above with respect thereto.
(2) The amounts represent the unvested restricted stock shares on December 31, 2024, multiplied by $56.70, which was the closing stock price on December 31, 2024.
(3) For purposes of the Disability scenario, we have used 2.99 years for Mr. Liberatore and 2.00 years for Messrs. Kelly and Thomas as these are deemed to be the most probable outcomes if a disability occurred on December 31, 2024. The annual payment amounts have been discounted at a rate of 5.2%. Mr. Hackman would not receive any additional salary or benefits upon disability and, thus, no amounts were included in the tables above with respect thereto.
(4) These amounts represent the value of Kforce’s portion of the healthcare benefits provided to each respective NEO consistent with those benefits received as of December 31, 2024. The annual benefit amounts have been discounted at a rate of 2.2%.
45 Kforce 2025 Proxy Statement

2025 NEO Compensation Changes
The Committee continually monitors and reviews the effectiveness of the NEO compensation framework relative to its stated compensation philosophies and the Firm's initiatives and makes any necessary adjustments. The 2025 framework continues to target total annual NEO compensation at the market median and emphasizes the use of variable performance-based compensation over fixed compensation to effectively motivate our NEOs to drive operational performance. The primary components of the structure continue to include salary, annual incentive compensation and LTI compensation.
The most notable changes in the NEO compensation plan structure for 2025 include: (1) salary increases to more closely align with market median; (2) modifying the weighting of the Financial and Performance MBO incentives to align with Kforce’s strategic objectives; and (3) modifying our equity long-term incentive to include a smaller group of direct peers for relative performance measurement.
As part of the Committee’s annual benchmarking of compensation against the market median, which is conducted in collaboration with its independent compensation consultant, and in consideration of market-leading compensation plan practices, the Committee approved the following changes for 2025:
Base Salaries

Name	2025 Salary	2024 Salary
Joseph J. Liberatore	$925,000	$875,000
David M. Kelly	$650,000	$540,000
Jeffrey B. Hackman	$500,000	$400,000
Andrew G. Thomas	$425,000	$400,000
The base salary for Mr. Liberatore was last increased in 2023. For Messrs. Kelly and Hackman, the last base salary increase was in 2022 despite their promotions to COO and CFO in September 2023. The last base salary increase for Mr. Thomas was in 2022.
Annual Incentive
While there were no changes to the NEO’s target incentive percentages, the Committee approved changes to the weighting of the Financial Performance and MBO Incentives for 2025 in recognition of the strategic and financial priorities of the Firm going into 2025 to best position the Firm for long-term shareholder value creation.
Equity Long-Term Incentive
Given the limited number of publicly-traded comparable peers, the Committee approved changes to the structure of the LTI component in consultation with Pay Governance. For 2025, our TSR will be compared to the TSR of a group of six peers that we believe are more closely aligned to our business (or have components of their businesses that are more closely aligned to Kforce’s). Target levels of LTI for 2025 were increased to align with the market median and are as follows:

Name	2025 Target LTI	2024 Target LTI
Joseph J. Liberatore	$3,250,000	$3,000,000
David M. Kelly	$1,500,000	$1,320,000
Jeffrey B. Hackman	$1,175,000	$900,000
Andrew G. Thomas	$700,000	$700,000
46 Kforce 2025 Proxy Statement

CEO PAY RATIO
Under the applicable SEC rules, we calculated the ratio of our CEO’s total annual compensation to the median of the total annual compensation of our employees using a reasonable estimate. As of December 31, 2024, Kforce employed approximately 1,700 associates and 8,000 consultants on assignment providing staffing services and solutions to our clients. The majority of the consultants are employed directly by Kforce with the remainder consisting of independent contractors. To determine our median employee, we compiled a list of all employees from our payroll records, including all full-time, part-time, temporary and seasonal employees who were employed as of December 31, 2024, which included our consultants that were directly employed by Kforce as of that date, but did not include the independent contractors. We examined all wages as reportable on Form W-2 for 2024 for these individuals, excluding our CEO. We annualized the compensation for any full-time and part-time employees that were not employed by us for the entire 2024 fiscal year, except for our consultants as they are considered temporary per our interpretation of the SEC guidelines, therefore we did not annualize their compensation. As such, our employee population includes a significant number of individuals that do not reflect a full year of compensation due to the short-term nature of their assignments.
Mr. Liberatore had $4,205,824 in total annual compensation for 2024, as reflected in the SCT included in this Proxy Statement. Our median employee had total annual compensation of $68,722 for 2024, which was calculated on the same basis as Mr. Liberatore’s compensation for the purposes of the SCT. As a result, we estimate Mr. Liberatore’s total compensation for 2024 was approximately 61 times that of our median employee. Given the different methodologies that various companies use to determine an estimate of their CEO pay ratio, and given the uniqueness of our temporary employee population, we do not believe that this estimated ratio should be used as a basis for comparison with other companies.
47 Kforce 2025 Proxy Statement

PAY VERSUS PERFORMANCE
This section provides information regarding the relationship between executive compensation and our financial performance in accordance with Item 402(v) of Regulation S-K. The table below summarizes compensation values both previously reported in our SCT and the adjustments to derive to the Compensation Actually Paid (CAP). Note that for our NEOs other than our principal executive officer (the PEO), the compensation figures are reported as an average.

Pay Versus Performance Table
Fiscal Year	SCT Total for PEO (1) ($)	Compensation Actually Paid to PEO (1) (4) ($)	Average SCT Total for non-PEO NEOs (2) ($)	Average Compensation Actually Paid to non-PEO NEOs (2) (4) ($)	Value of Initial Fixed $100 Investment Based on		Net Income (in millions) ($)	Revenue (in millions) ($)
					TSR ($)	Peer Group TSR (3) ($)
2024	$4,205,824	$5,731,169	$1,542,541	$2,087,310	$159	$129	$50	$1,405
2023	$4,571,826	$9,383,427	$1,366,246	$2,771,680	$185	$135	$61	$1,532
2022	$5,564,913	$2,066,802	$1,982,332	$754,954	$146	$114	$75	$1,711
2021	$6,329,950	$11,686,235	$3,629,803	$6,925,993	$197	$144	$75	$1,580
2020	$6,653,318	$6,922,445	$2,844,349	$3,010,896	$108	$98	$56	$1,398
(1) Mr. Liberatore, President and CEO, is reflected in the table as the PEO for 2024, 2023 and 2022. Mr. Dunkel, current Chairman of the Board, was the CEO until he retired effective December 30, 2021, and is reflected as the PEO for 2021 and 2020.
(2) Reflects average compensation amounts reported in the SCT for the following non-PEO NEOs for the fiscal years noted below:
•2024, 2023 and 2022: Messrs. Kelly, Hackman and Thomas.
•2021 and 2020: Messrs. Liberatore, Kelly and Thomas.
(3) The amounts reflect the TSR for our 2024 Peer Group for all years presented.
(4) For the unvested stock awards included in CAP for both the PEO and non-PEO NEOs, we used the closing stock price on the last trading day of each fiscal year, less the closing stock price on the last trading day in the immediately preceding fiscal year to obtain the incremental value of the unvested stock awards. The closing stock price of $56.70 and $67.56 was used for December 31, 2024 and December 29, 2023, respectively. For the vested awards included in CAP for both the PEO and non-PEO NEOs, we used the closing stock price on the vesting date, less the closing stock price on the last trading day of the fiscal year.
The following tables reconciles the amount disclosed in our SCT to the amount disclosed for CAP for the PEO and non-PEO NEOs:
PEO Reconciliation:

Year	SCT Total	Deductions from SCT table (1)	Additions to SCT Table (2)	CAP
2024	$4,205,824	$(2,937,074)	$4,462,419	$5,731,169
2023	$4,571,826	$(3,259,326)	$8,070,927	$9,383,427
2022	$5,564,913	$(2,992,559)	$(505,552)	$2,066,802
2021	$6,329,950	$(3,529,950)	$8,886,235	$11,686,235
2020	$6,653,318	$(4,823,041)	$5,092,168	$6,922,445
Average non-PEO NEOs Reconciliation:

Year	SCT Total	Deductions from SCT table (1)	Additions to SCT Table (2)	CAP
2024	$1,542,541	$(944,674)	$1,489,443	$2,087,310
2023	$1,366,246	$(758,779)	$2,164,213	$2,771,680
2022	$1,982,332	$(756,924)	$(470,454)	$754,954
2021	$3,629,803	$(2,161,178)	$5,457,368	$6,925,993
2020	$2,844,349	$(1,868,230)	$2,034,777	$3,010,896
(1) Represents the grant date fair value of equity-based awards granted each year, and the value of dividends on unvested equity-based awards.
(2) Reflects the impact of fluctuations in Kforce’s stock price on vested and unvested equity awards pursuant to the SEC’s methodology for determining CAP for each year shown.

48 Kforce 2025 Proxy Statement

The following table provides the equity values included in the PEO and non-PEO NEO reconciliation tables above:
PEO Equity Component of CAP:

Year	Fair Value of Current Year Equity Awards at End of Year	Change in Fair Value of Prior Years' Awards That Remain Unvested at End of Year	Change in Fair Value of Prior Years' Awards That Vested During Year	Equity Value included in CAP
2024	$2,699,997	$(1,159,674)	$2,922,096	$4,462,419
2023	$3,034,998	$1,312,870	$3,723,059	$8,070,927
2022	$2,800,004	$(2,106,837)	$(1,198,719)	$(505,552)
2021	$3,200,009	$2,608,988	$2,903,017	$8,712,014
2020	$3,374,987	$189,740	$235,107	$3,799,834
Average Non-PEO NEO’s Equity Component of CAP:

Year	Fair Value of Current Year Equity Awards at End of Year	Change in Fair Value of Prior Years' Awards That Remain Unvested at End of Year	Change in Fair Value of Prior Years' Awards That Vested During Year	Equity Value included in CAP
2024	$888,659	$(238,580)	$839,364	$1,489,443
2023	$700,845	$293,613	$1,169,755	$2,164,213
2022	$688,117	$(630,923)	$(527,556)	$(470,362)
2021	$2,064,996	$2,002,501	$1,389,871	$5,457,368
2020	$1,458,111	$154,405	$108,323	$1,720,839
Relationships between CAP and Company Performance Measures
The graphs below show the relationship of “compensation actually paid” to our CEO and non-PEO NEOs in 2024, 2023, 2022, 2021 and 2020 to (1) TSR of both Kforce Inc. and our 2024 Peer Group, (2) net income and (3) revenue (our company selected measure).
CAP, as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices and various accounting valuation assumptions, but does not reflect actual amounts paid out for those awards. Due to the sensitivity of CAP to stock price changes, the timing of the grants and the changes in stock price thereafter significantly influence the CAP each year.
In the “Compensation Discussion and Analysis” section of this Proxy Statement and in the proxy statements covering fiscal years 2023, 2022, 2021 and 2020 as filed with the SEC, we provide greater detail on the elements of our executive compensation program and our “pay-for-performance” compensation philosophy. We believe the Firm’s executive compensation program appropriately rewards our PEO and the non-PEO NEOs for Company and individual performance, promotes retention of our senior leadership team, and supports long-term value creation for our shareholders.
49 Kforce 2025 Proxy Statement

50 Kforce 2025 Proxy Statement

The three items listed below represent the most important financial performance metrics used to determine compensation for our NEOs as further described in our 2024 NEO Compensation within the CD&A sections titled “Annual Incentive Compensation” and “Equity Long-Term Incentive”.

Most Important Performance Measures

Revenue (and implied revenue growth)	Adjusted Diluted EPS (and implied EPS growth)	3-Year Relative TSR
51 Kforce 2025 Proxy Statement

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in this Proxy Statement.
As described in the CD&A above, Kforce’s executive compensation program is designed to attract, motivate and retain our NEOs who are able to maximize shareholder value in an industry where we believe people represent the true assets of Kforce. Our Board believes that executive compensation levels are commensurate with Kforce’s performance and shareholder return, promote a pay-for-performance philosophy and are strongly aligned with the interests of our shareholders.
We are asking our shareholders to indicate their support for our executive compensation. This proposal, commonly known as a Say On Pay proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.
This advisory vote on executive compensation is not binding, however, the Board and Compensation Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when making future decisions on our executive compensation.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to Kforce’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
VOTE REQUIRED
Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and will have the effect of a vote against the proposal. A broker non-vote is considered not entitled to vote and will not affect the voting.

THE BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE FOR PROPOSAL 3.
52 Kforce 2025 Proxy Statement

PROPOSAL 4. APPROVAL OF THE KFORCE INC. 2025 STOCK INCENTIVE PLAN
Since the completion of its Initial Public Offering in August 1995, Kforce has had a series of key employee equity incentive plans, with the most recent being the Kforce Inc. 2023 Stock Incentive Plan (the 2023 SIP). These plans were designed to provide an additional incentive to and for the retention of executives, employees and directors that we believe are key to the success of Kforce, especially given that we consider our people to be the true assets of Kforce. The Board believes these plans have been effective in providing such incentive and retention benefits. The Board also believes that for Kforce to continue to attract and retain outstanding individuals, it must continue to have incentive plans of these types in place. We have been operating in an uncertain macroeconomic environment for more than two years. While we believe we are fully prepared for the various possibilities that may lie ahead, depending on performance and fluctuations in Kforce’s stock price, the remaining shares available for grant under the 2023 SIP may be limited and may not satisfy Kforce’s needs over the next few years.
CURRENT AWARDS OUTSTANDING
Set forth below is certain information related to our 2023 SIP as of February 21, 2025 (in thousands):

Award Type	Shares Outstanding
Restricted stock outstanding (unvested)	904
Stock options outstanding	None
Shares remaining for grant under the 2023 SIP (1)	582
(1)This is the number of full value shares available for issuance under the 2023 SIP.
For additional information regarding stock-based awards previously granted, refer to Note 14, Stock-Based Compensation, to Kforce’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024.

What We Do	What We Don’t Do
Require Minimum Levels of Share Ownership	Pay Out Cash Dividends on Unvested Awards
Maintain a Significant Clawback Policy	Allow Repricing or Cash Buyouts of Previous Equity-Based LTI Grants
Minimum Vesting Period of One Year for All Award Types	Allow Hedging or Pledging or Other Related Activities
Minimum Holding Period of One Year After Exercise for Options and SARs	Allow Liberal Share Recycling
SUMMARY OF PROPOSAL
The potential insufficiency of the remaining shares available for grant under the 2023 SIP would result in a critical element of our overall compensation structure either not being available or being significantly limited. Therefore, the Board believes it is in the best interests of Kforce and its shareholders to adopt a new 2025 Stock Incentive Plan (the 2025 SIP). Accordingly, in March 2025, the Board adopted the 2025 SIP, subject to shareholder approval. Therefore, the 2025 SIP will become effective only upon shareholder approval.
If the 2025 SIP is approved, the aggregate number of shares of common stock that may be subject to awards under the 2025 SIP (the Share Reserve) will be: (1) 1,150,000 shares (or, nearly 423,000 full value shares), plus (2) any shares of common stock that, as of the date this plan is approved by the shareholders of the Firm, are reserved and available for grant or issuance under the 2023 SIP, and are not issued or subject to outstanding grants (the 2023 SIP Reserved Shares). Upon the approval of the 2025 SIP by the shareholders of the Firm, no additional grants shall be made under the 2023 SIP. As of the date of the adoption of the 2025 SIP by the Board, the number of 2023 SIP Reserved Shares is approximately 1,583,000 (or approximately 582,000 full value shares).
Therefore, as of the date of the adoption of the 2025 SIP by the Board, the Share Reserve is 2,733,000 (1,150,000 new shares + 1,583,000 2023 SIP Reserved Shares) shares. The full value shares equivalent is 1,005,000 (423,000 new shares + 582,000 2023 SIP Reserved Shares), both of these being subject to adjustment to reflect the grant, termination, cancellation, or forfeiture of outstanding awards under the 2023 SIP after the date of adoption of the 2025 SIP by the Board and prior to the approval by our shareholders. Each option or SAR granted shall reduce the Share Reserve by one share; and each full value share shall reduce the Share Reserve by 2.72 Shares. Depending on fluctuations in our stock price, the aggregate number of shares of common stock available under the 2025 SIP can be expected to last approximately three years.
53 Kforce 2025 Proxy Statement

The potential dilutive effect of restricted stock outstanding (unvested) of approximately 904,000 (as of February 21, 2025) and the number of full value shares available for issuance under the 2025 SIP, if approved, of 1,005,000 is approximately 10% on a basic and fully diluted basis.
DESCRIPTION OF THE 2025 SIP, SUBJECT TO SHAREHOLDER APPROVAL
The following summary of the 2025 SIP is qualified in its entirety by the terms of the 2025 SIP as set forth in Appendix A.
Purposes. The purposes of the 2025 SIP are to attract and retain highly qualified individuals for and in positions of substantial responsibility, to provide additional incentive to the Firm’s employees and consultants in contributing to the success and progress of the Firm, and to align participants’ interests directly to those of the Firm’s shareholders through increased stock ownership.
Awards. The 2025 SIP provides for awards of incentive stock options, nonqualified stock options, stock awards (including restricted stock and restricted stock units), SARs, and other stock-based awards. The Board may adopt sub-plans applicable to particular foreign subsidiaries. With limited exceptions, the rules of such sub-plans may take precedence over other provisions of the 2025 SIP.
Stock Subject to the 2025 SIP. The aggregate number of shares of common stock that may be subject to awards under the 2025 SIP, subject to adjustment upon a change in capitalization, is 2,733,000 which includes shares that are reserved and available for grant and issuance under the 2023 SIP, and are not issued or subject to outstanding grants under the 2023 SIP. If any portion of an award under the 2025 SIP or the 2023 SIP, for any reason expires, is terminated, is canceled or is forfeited, the shares allocable to the expired, terminated, canceled, or forfeited portion of the award will become available for future awards under the 2025 SIP at a rate of 2.72 shares for each expired, terminated, canceled, or forfeited share. However, the following shares are not available for issuance under the 2025 SIP: shares tendered or withheld as payment for option or SAR exercises, shares tendered by grantees or withheld by the Firm to cover tax withholding requirements for any type of award and shares that have been repurchased by the Firm using stock option exercise proceeds. Each option or SAR granted under the 2025 SIP will reduce the number of shares available for future awards by one share, and each full value award share will reduce the available shares by 2.72 shares. Such shares may be authorized, but unissued, or reacquired shares of common stock.
Administration. The 2025 SIP will be administered by the Committee. Subject to the other provisions of the 2025 SIP, the Committee has the power to determine the terms of each award granted, including the type of award, the exercise price of options, the number of shares subject to the award and the exercisability, vesting or settlement thereof.
Eligibility. The 2025 SIP provides that the Committee may grant awards to associates of the Firm and its subsidiaries, and to consultants, including non-employee directors. The Committee may grant incentive stock options only to employees. There are currently approximately 1,700 associates and over 8,000 consultants and seven non-employee directors who are eligible to receive grants of awards under the 2025 SIP. A grantee who has received a grant of an award may, if he or she is otherwise eligible, receive additional award grants. The Committee selects the grantees and determines the number of shares of common stock to be subject to each award.
Maximum Awards for Non-Employee Directors. The 2025 SIP includes annual limits on the value of awards that may be granted to non-employee directors. A non-employee director may not receive options and SARs with an aggregate grant date fair value of more than $220,000 during any calendar year, and may not receive stock awards and other stock-based awards with an aggregate grant date fair value of more than $400,000 in any calendar year.
Maximum Term and General Terms and Conditions of Awards. With respect to any grantee who owns stock possessing ten percent or more of the voting power of all classes of stock of the Firm, the maximum term of any incentive stock option granted to such grantee must not exceed five years. The term of all other awards granted under the 2025 SIP other than Incentive Stock Options may not exceed 15 years, except that permissible deferrals of awards may extend beyond 15 years. Each award granted under the 2025 SIP is evidenced by a written or electronic agreement between the grantee and Firm.
54 Kforce 2025 Proxy Statement

An award agreement may set forth the manner in which the grantee’s death or termination of continuous status as an employee or consultant and related events will affect the award. However, in the absence of an explicit provision in the applicable award agreement, the 2025 SIP provides the default manner in which the grantee’s termination will affect the grantee’s awards. The default provisions in the 2025 SIP provide that upon a grantee’s termination of continuous status as an employee or consultant for any reason, all of the grantee’s outstanding unvested awards will be forfeited. If the grantee’s continuous status as an employee or consultant is terminated for cause, all of the grantee’s unexercised options and SARs will be forfeited. In the event of the grantee’s death or termination of continuous status as an employee or consultant as a result of disability, the vested portions of the grantee’s outstanding options and SARs may be exercised within 90 days following the grantee’s death or termination, whichever is applicable. In the event of termination of the grantee’s continuous status as an employee or consultant for a reason other than death, disability, or cause, the vested portions of the grantee’s outstanding options and SARs may be exercised within 30 days following the grantee’s termination. Except as described below, an award granted under the 2025 SIP is not transferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable during the grantee’s lifetime only by the grantee. In the event of the grantee’s death, an option or SAR may be exercised by a person who acquires the right to exercise the award by bequest or inheritance. To the extent and in the manner permitted by applicable law and the Committee, a grantee may transfer an award to certain family members and other individuals and entities, but a transfer to a third party for value is not permitted.
Minimum Vesting Requirement. Except with respect to a maximum of five percent of the shares subject to the 2025 SIP, and except for a provision in the 2025 SIP or an individual award agreement or an employment agreement with the grantee for an acceleration of vesting in the event of the death or disability of the grantee or a change in control, no award will provide for vesting that is any more rapid than vesting on the one year anniversary of the date of grant or, with respect to a performance-based award, a performance period that is less than twelve months.
Options. The Committee will not grant to any employee in any calendar year options to purchase more than 500,000 shares of common stock, and will not grant to any consultant (excluding non-employee directors, who are subject to the annual limits on the value of options and SARs described above) in any calendar year options to purchase more than 100,000 shares. Each option granted under the 2025 SIP is subject to the following terms and conditions (the award agreement may contain other terms and conditions not inconsistent with the 2025 SIP, as determined by the Committee).
Exercise Price. The Committee determines the exercise price of options to purchase shares of common stock at the time the options are granted. As a general rule, the exercise price of an option must be no less than 100 percent (110 percent for an incentive stock option granted to a grantee who owns stock possessing ten percent or more of the voting power of all classes of stock of the Firm) of the fair market value of the common stock on the date the option is granted. The closing market price per share of the common stock as of the Record Date was $48.52 per share. The 2025 SIP provides exceptions for certain options granted in connection with an acquisition by the Firm of another corporation.
Exercise of the Option. Each award agreement specifies the term and vesting of the option. The vesting provisions are determined by the Committee, subject to the minimum vesting requirement described above. An option is exercised by giving written or electronic notice of exercise to the Firm, specifying the number of full shares of common stock to be purchased and by tendering full payment of the purchase price to the Firm.
Form of Consideration. The award agreement specifies the option exercise procedures. Except as otherwise determined by the Committee in the award agreement, the acceptable form of consideration when exercising an option generally may consist of any combination of cash, personal check, wire transfer, other shares of Firm’s common stock, or net exercise.
Value Limitation. If the aggregate fair market value of all shares of common stock subject to a grantee’s incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess shares will be treated as subject to nonqualified options. For this purpose, fair market value is determined as of the grant date.
Holding Requirement. Each grantee who is an NEO will be required to hold the shares of Common Stock acquired upon exercise of an option for a minimum period of one year following the date of exercise.
55 Kforce 2025 Proxy Statement

Stock Appreciation Rights. The exercise of a SAR will entitle the grantee to receive the excess of the fair market value of a share of common stock on the date of exercise over the base price for each share with respect to which the SAR is exercised. The base price of a SAR must be no less than 100 percent of the fair market value of the common stock on the date the SAR is granted. The closing market price per share of the common stock as of the Record Date was $48.52 per share. The terms of the vesting of a SAR are determined by the Committee, subject to the minimum vesting requirement described above. During any calendar year, the Committee will not grant to any employee SARs covering more than 500,000 shares, and will not grant to any consultant (excluding non-employee directors, who are subject to the annual limits on the aggregate value of options and SARs described above) SARs covering more than 100,000 shares. Payment upon exercise of a SAR may be in cash, shares of common stock or a combination of cash and shares, as determined by the Committee. SARs may be exercised by the delivery to the Firm of a written or electronic notice of exercise. Each grantee who is an NEO will be required to hold the shares of Common Stock acquired upon exercise of a SAR for a minimum period of one year following the date of exercise.
Stock Awards. A stock award may be made in shares of common stock or in units representing rights to receive shares. During any calendar year, no stock awards covering more than 500,000 shares of common stock may be granted to any employee, and no stock awards covering more than 100,000 shares may be granted to any consultant (excluding non-employee directors, who are subject to the annual limits on the aggregate value of options and other stock-based awards described above). Subject to the minimum vesting requirement described above, the award agreement will set forth any vesting, forfeiture, settlement, or payment conditions applicable to the stock award. Conditions for effectiveness or vesting may be time-based, performance-based, or both time-based and performance-based. A stock award made in shares may be designated as an award of restricted stock, and a stock award denominated in units may be designated as an award of restricted stock units or RSUs. An award of restricted stock generally entitles the grantee to voting rights, and may entitle the grantee to dividend and other ownership rights, during the period in which the award is subject to forfeiture conditions. Although an award of RSUs generally will not provide any shareholder rights to the grantee until such time, if any, as the underlying shares are actually issued to the grantee, the Committee may provide in a restricted stock unit award agreement for the payment of dividend equivalents. However, the grantee will not receive payment of any dividends or dividend equivalents unless and until the stock award has become vested.
Other Stock-Based Awards and Cash-Based Awards. The Committee may grant other stock-based awards in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as the Committee determines in its discretion. Other stock-based awards may be denominated in cash, in shares of common stock or other securities, in units, in securities or debentures convertible into common stock, or in any combination of the foregoing, and may be paid in cash, in shares of common stock or other securities, or in any combination of the foregoing, all as determined in the discretion of the Committee. Subject to the minimum vesting requirement described above, the terms and conditions of any other stock-based award may include, without limitation, terms and conditions relating to dividend and voting rights, as well as time-based and/or performance-based, or other condition(s) on the effectiveness or vesting of the award. However, the grantee will not receive payment of any dividends or dividend equivalents unless and until the award has become vested. During any calendar year, no other stock-based awards covering more than 500,000 shares of common stock may be granted to any employee, and no other stock-based awards covering more than 100,000 shares may be granted to any consultant (excluding non-employee directors, who are subject to the annual limits on the aggregate value of stock awards and other stock-based awards described above). The maximum amount that a grantee may earn by satisfaction of performance goals during any calendar year under other stock-based awards that are denominated in cash or any medium other than shares or units representing rights to receive shares is $7,500,000. For purposes of the limitation stated in the immediately preceding sentence, the calendar year in which the applicable performance goal(s) is satisfied is the calendar year in which the limitation applies, without regard to the duration of the performance period or any additional time-based vesting conditions or other terms or conditions relating to the payment of the other stock-based award.
Performance-Based Awards. The Committee may grant options, SARs, stock awards and/or other stock-based awards with respect to which the amount, grant, vesting, or settlement is contingent upon the achievement of specific performance goals. The Committee will determine the performance goal(s), the performance period, and the performance measure(s) that will be applied with respect to each such award at the time of grant.
56 Kforce 2025 Proxy Statement

The Committee will establish the performance goal or goals for the applicable performance period based upon the performance measure selected by the Committee to apply to each award and a formula or matrix prescribing the extent to which such award will be granted and/or vested based upon the level of achievement of such performance goal or goals. The Committee may establish different performance goals for different grantees and different awards. The performance goals with respect to such performance measurement criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The performance goals may be established in terms of Firm-wide objectives or objectives that are related to the performance of the individual grantee or the subsidiary, division, department, or function within the Firm or subsidiary in which the Grantee is employed, or any other manner that the Committee determines appropriate in its discretion. Performance goals need not be based on audited financial results.
Notwithstanding the achievement of any performance goal and any contrary provision of the 2025 SIP, the Committee may, in its discretion, reduce the amount of compensation otherwise to be paid or earned in connection with an award. The Committee may determine performance before payment of bonuses, capital charges, non-recurring income or expense, items of an unusual nature or of a type that indicates infrequency of occurrence, or other financial and general and administrative expenses for the performance period, and may measure the attainment of the performance goal by appropriately adjusting the evaluation of performance goal performance to exclude the effect of any changes in accounting principles affecting the Firm’s or a business unit’s reported results. The Committee may establish additional rules and procedures relating to the Committee’s ability to adjust aspects of a performance-based award, including the ability to increase or decrease the amount of compensation payable under the award, and the Committee’s certification or other determination of the extent to which performance goals have or have not been achieved.
Adjustment upon Changes in Capitalization. In the event of changes in the common stock by reason of any stock splits, reverse stock splits, stock dividends, or other change in the capital structure of the Firm or extraordinary dividend, spinoff, or similar event affecting the value of common stock, an appropriate adjustment will be made by the Board in the number of shares of common stock subject to the 2025 SIP, the number of shares subject to any award outstanding under the 2025 SIP, the exercise price of any such outstanding award, any share-based performance condition, and the annual per-person limitations on awards. The determination of the Board, as to which adjustments will be made, will be conclusive.
Change in Control. In the event of a change in control of the Firm, then the following provisions apply:
Vesting. In the event of a change in control of the Firm, the Board may accelerate the vesting of any outstanding award that is not fully vested on the date of the change in control.
Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Firm, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board may, in the exercise of its discretion in such instances, declare that any option or SAR will terminate as of a date fixed by the Board and give each grantee the right to exercise his option or SAR as to all or any part of the shares covered by such award, including shares as to which the award would not otherwise be exercisable.
Merger or Asset Sale. In the event of a merger of the Firm with or into another corporation, the sale of substantially all of the assets of the Firm or the acquisition by any person, other than the Firm or other named persons expressly excluded in the 2025 SIP, of 50 percent or more of the Firm’s then outstanding securities, each award will be assumed or an equivalent award will be substituted by the successor corporation; provided, however, if such successor or purchaser refuses to assume the then outstanding awards, the Board may accelerate the vesting of any outstanding award that is not fully vested on the date of the change in control.
Restriction on Repricing. The 2025 SIP expressly prohibits any modification or amendment of an option or SAR that constitutes a repricing under the Nasdaq listing rules, unless the Firm’s shareholders approve the modification or amendment. For this purpose, a repricing is generally defined as lowering the exercise or base price of an option or SAR after it is granted, any other action that is treated as a repricing under generally accepted accounting principles, or granting a new award or cash in exchange for the cancellation of an option or SAR with an exercise price or base price that exceeds the current fair market value of the underlying stock, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. The definition of repricing also includes any other action that has the same effect as one of these prohibited actions. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a repricing.
57 Kforce 2025 Proxy Statement

Amendment and Termination of the 2025 SIP. The Board may at any time amend, alter, suspend or terminate the 2025 SIP. The Firm will obtain shareholder approval of any amendment to the 2025 SIP in such a manner and to such a degree as is necessary and desirable to comply with any applicable law or regulation, including the requirements of any exchange on which the common stock is listed or quoted. Under these laws and regulations, however, shareholder approval will not necessarily be required for all amendments which might increase the cost of the 2025 SIP or broaden eligibility. Unless terminated earlier by the Board, the 2025 SIP will terminate on April 23, 2035. Any awards outstanding under the 2025 SIP at the time of its termination will remain outstanding until they expire by their terms.
Tax Consequences. The federal income tax consequences of participation in the 2025 SIP are complex and subject to change. The following discussion is only a summary of the general tax rules applicable to the 2025 SIP.
Options. Options granted under the 2025 SIP may be either incentive stock options or non-qualified stock options. Options that are designated as incentive stock options are intended to qualify as such under Section 422 of the Code. With respect to incentive stock options, neither the grant nor the exercise of the option will subject the employee to taxable income, other than under the Alternative Minimum Tax (Section 56(b)(3) of the Code), which is not discussed in detail in this summary. There is no required tax withholding in connection with the exercise of incentive stock options. Upon the ultimate disposition of the stock obtained on an exercise of an incentive stock option, the employee’s entire gain will be taxed at the rates applicable to long-term capital gains, provided the employee has satisfied the prescribed holding periods relating to incentive stock options and the underlying stock. This treatment will apply to the entire amount of gain recognized on the sale of the stock, including the portion of gain that reflects the spread on the date of exercise between the fair market value of the stock at the time of grant and the fair market value of the stock at the time of exercise.
The Firm does not receive a compensation deduction for tax purposes with respect to incentive stock options. However, if the employee disposes of the stock purchased on exercise of the incentive stock option prior to the expiration of the applicable holding periods required by Section 422 of the Code, the Firm will be entitled to a deduction equal to the employee’s realization of ordinary income by virtue of the employee’s disqualifying disposition.
Non-qualified stock options granted under the 2025 SIP will not qualify for any special tax benefits to the option holder. An option holder generally will not recognize any taxable income at the time he or she is granted a non-qualified option. However, upon its exercise, the option holder will recognize ordinary income for federal tax purposes measured by the excess of the fair market value of the shares at the time of exercise over the exercise price. The income realized by the option holder will be subject to income and other employee withholding taxes.
The option holder’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a non-qualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a non-qualified stock option, the difference between the sale price and the option holder’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the time of their disposition.
In general, there will be no federal income tax deduction allowed to the Firm upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option by a holder, the Firm will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an option holder is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.
Stock Awards and Stock Appreciation Rights. With respect to stock awards and SARs that may be settled either in cash or in shares that are either transferable or not subject to a substantial risk of forfeiture, the grantee will realize ordinary taxable income, subject to tax withholding, equal to the amount of the cash or the fair market value of the shares received. The Firm will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the grantee. With respect to restricted stock award shares that are both nontransferable and subject to a substantial risk of forfeiture, the award recipient will realize ordinary taxable income equal to the fair market value of the shares at the first time the shares are either transferable or not subject to a substantial risk of forfeiture. The Firm will be entitled to a deduction in the same amount and at the same time as the ordinary taxable income realized by the grantee.
Some awards, such as restricted stock unit awards, may be considered to be deferred compensation subject to special federal income tax rules under Section 409A of the Code. Failure to satisfy the applicable requirements under Section 409A of the Code for such awards would result in the acceleration of income and additional income tax liability to the grantee, including certain penalties. The 2025 SIP and awards under the 2025 SIP are intended to be designed and administered so that any awards that are considered to be deferred compensation will not result in negative tax consequences to the grantees under Section 409A of the Code.
58 Kforce 2025 Proxy Statement

All of the above-described deductions are subject to the limitations on deductibility described in Section 162(m) of the Code. Therefore, there can be no assurance that compensation attributable to 2025 SIP awards will be fully deductible under all circumstances. In addition, as a result of the provisions of Section 280G of the Code, compensation paid to certain employees resulting from vesting of awards in connection with a change in control of the Firm also may not be deductible.
The foregoing is only a summary of the effect of federal income taxation upon the award recipient and the Firm with respect to the grant and exercise of awards under the 2025 SIP, does not purport to be complete and does not discuss the tax consequences of the recipient’s death or the income tax laws of any municipality, state or foreign country in which a recipient may reside.
New Plan Benefits. All awards under the 2025 SIP are made at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the 2025 SIP in the future are not determinable at this time.
RECOMMENDATION OF THE BOARD
The Board believes that the proposed 2025 SIP is necessary to ensure that a sufficient number of shares will be available to provide incentive and retention benefits. If our shareholders do not approve the 2025 SIP, we will experience a shortfall of shares available for issuance that we believe may adversely affect our ability to attract, retain and reward NEOs and other key employees who contribute to our long-term success.
VOTE REQUIRED
Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and will have the effect of a vote against the proposal. A broker non-vote is considered not entitled to vote and will not affect the voting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 4.
59 Kforce 2025 Proxy Statement

OTHER MATTERS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2024:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders (1)	N/A	N/A	1,581,968
Employee stock purchase plans approved by shareholders (2)	N/A	N/A	2,646,581
Equity compensation plans not approved by shareholders	N/A	N/A	—
(1) On April 20, 2023, Kforce shareholders approved the 2023 Stock Incentive Plan (SIP). The 2023 SIP allows for the issuance of stock options, stock appreciation rights, stock awards (including restricted stock awards (RSAs) and restricted stock units (RSUs)) and other stock-based awards. As of the effective date of the 2023 SIP, no additional awards may be granted pursuant to any previously approved stock incentive plan; however, awards outstanding as of the effective date continue to vest in accordance with their original terms. As of December 31, 2024, the number of outstanding issued and unvested shares under the 2023 SIP, and prior stock incentive plans approved by shareholders, were approximately 2,475,000.
(2) Includes the Kforce Inc. 2009 Employee Stock Purchase Plan. As of December 31, 2024, there were options outstanding under the Kforce Inc. 2009 Employee Stock Purchase Plan to purchase 3,269 shares of common stock at a discounted purchase price of $53.86.
STOCK OWNERSHIP INFORMATION
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires Kforce directors, executive officers and persons holding more than 10 percent of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC.
Based solely on our review of copies of reports and written representations from the reporting persons, we believe that all directors, executive officers and persons holding more than 10 percent of our common stock timely met their reporting obligations.
60 Kforce 2025 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OWNERS OF MORE THAN 5%
The following table contains information about the number of shares of our common stock held as of the most recent practicable date (such date for each such owner is listed below in the applicable footnote) by persons we know to be the beneficial owners of more than five percent of our outstanding common stock. The percentage ownership is based on the number of shares of our common stock outstanding as of the Record Date.

Name and Address of Beneficial Owner	Beneficially Owned Shares of Common Stock	Percent of Class
Kayne Anderson Rudnick Investment Management, LLC (1) 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067	2,381,743	12.5%
The Vanguard Group (2) 100 Vanguard Blvd, Malvern, Pennsylvania 19355	1,967,375	10.3%
BlackRock, Inc. (3) 55 East 52nd Street, New York, New York 10055	1,648,879	8.6%
FMR LLC (4) 245 Summer Street, Boston Massachusetts 02210	1,309,044	6.8%
(1) Based on Amendment No. 1 to Schedule 13G filed February 13, 2024 in which Kayne Anderson Rudnick Investment Management, LLC reported that as of December 31, 2023, it had shared dispositive power over 436,052 of the shares and sole dispositive power over 1,945,691 shares.
(2) Based on Amendment No. 13 to Schedule 13G filed March 11, 2024 in which The Vanguard Group reported that, as of
February 29, 2024, it had shared dispositive power over 51,997 shares and sole dispositive power over 1,915,378 shares.
(3) Based on Amendment No. 17 to Schedule 13G filed January 25, 2024 in which BlackRock, Inc. reported that, as of December 31, 2023, it had sole dispositive power over all 1,648,879 shares.
(4) Based on Amendment No. 5 to Schedule 13G filed November 12, 2024 in which FMR LLC reported that, as of November 8, 2024, it had sole dispositive power over all 1,309,044 shares.
DIRECTORS AND NAMED EXECUTIVE OFFICERS
The following table shows the amount of Kforce common shares beneficially owned as of the Record Date by: (1) our NEOs; (2) our directors; and (3) all of our directors and executive officers as a group. The percentage ownership is based on the number of shares of our common stock outstanding as of the Record Date.

Name of Individual or Identity of Group	Beneficially Owned Shares of Common Stock (1)	Restricted Stock Units (1)	Percent of Class
Joseph J. Liberatore	89,556	—	*
David M. Kelly	42,094	—	*
Jeffrey B. Hackman	48,901	—	*
Andrew G. Thomas	67,150	—	*
Derrick D. Brooks	2,265	6,723	*
Catherine H. Cloudman	4,230	4,824	*
David L. Dunkel	511,329	4,052	2.7%
Ann E. Dunwoody	17,776	6,724	*
Mark F. Furlong	24,114	—	*
Randall A. Mehl	4,504	20,406	*
Elaine D. Rosen	13,836	31,911	*
N. John Simmons	15,011	—	*
All directors and executive officers as a group	840,766	74,640	4.4%
*Less than 1% of the outstanding common shares
(1) Amounts in the Beneficially Owned Shares of Common Stock column do not include shares to be received upon settlement of deferred restricted stock units more than 60 days after the Record Date; therefore these shares are reflected in the Restricted Stock Units column of this table. The deferred restricted stock units have no voting rights and are not included in the Percent of Class column calculation.

61 Kforce 2025 Proxy Statement

GENERAL INFORMATION
Why have I received this proxy statement and how does Kforce’s Board recommend I vote on the proposals?
We sent you these materials because the Board of Kforce Inc. is soliciting your vote at the Firm’s 2025 Annual Meeting of Shareholders and the Board recommends that you vote your shares as follows:
•FOR election of the director nominees named in this Proxy Statement (Proposal 1);
•FOR ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountant for 2025 (Proposal 2);
•FOR the advisory vote on executive compensation (Proposal 3); and
•FOR the Kforce Inc. 2025 Stock Incentive Plan (Proposal 4).
Will any other Business be conducted at the Annual Meeting?
We do not know of any other business to be considered at the Annual Meeting. If any other business is properly presented at the Annual Meeting, the persons named on your proxy card will have authority to vote on such matters at their discretion.
Do I have appraisal rights if I dissent from voting on a matter at the Annual Meeting?
There are no statutory or contractual rights of appraisal or similar remedies available to those shareholders who dissent from any matter to be acted on at the Annual Meeting.
Who is entitled to vote?
Each share of Kforce common stock has one vote on each matter. Only shareholders of record as of the close of business on the Record Date (February 21, 2025) are entitled to vote at the Annual Meeting. As of the Record Date, 19,111,072 shares of common stock were outstanding.
How do I vote?
If your shares are registered directly in your name with Kforce’s transfer agent, Computershare Trust Company, N.A. (Computershare), then you are the shareholder of record with respect to those shares and you may vote your shares by any one of the following methods:

In Person at the Annual Meeting upon presentation of valid photo identification and proof of stock ownership as of the Record Date	Phone by calling toll free 1-800-652-VOTE (8683)
Scan the QR Code to vote with your mobile device or visit http://www.investorvote.com/KFRC	Mail complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope
Please see your proxy card for more information and voting deadlines.
If your shares are held through a bank, broker or other nominee then you are considered the “beneficial owner” of shares held in “street name” and your bank, broker or nominee is the shareholder of record, however, as the beneficial owner you have the right to direct your bank, broker or other nominee to vote your shares. If you hold your shares in street name then please refer to the instructions provided by your bank, broker or nominee when voting your shares. Please note, if you hold your shares in street name you must obtain a legal proxy in your name from your bank, broker or other nominee to vote in person at the Annual Meeting.
Can I change my vote?
You may change your vote at any time before the Annual Meeting by using the internet or telephone methods described above, in which case only your latest submission will be counted. You may also change your vote by signing and returning a new proxy card with a later date, attending the Annual Meeting and voting in person, or sending written notice of revocation before the Annual Meeting to our Corporate Secretary at the Firm’s principal executive offices located at 1150 Assembly Drive, Suite 500, Tampa, Florida 33607.
What is the quorum requirement for the Annual Meeting?
The presence at the meeting, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum. Broker non-votes (described below) and abstentions are counted for purposes of establishing a quorum but will not be counted for purposes of determining whether a proposal has been approved.
62 Kforce 2025 Proxy Statement

How are my shares voted if I submit a proxy but do not specify how I want to vote?
If you are the shareholder of record and you submit a valid proxy without specifying how you want to vote, then the person(s) designated as proxy holders will vote your shares as recommended by the Board on all matters presented in this Proxy Statement and at their discretion on all other matters properly presented. If you are the beneficial owner of shares held in street name and do not provide your bank, broker or nominee with specific voting instructions then the organization that holds your shares may generally vote in their discretion on routine matters, but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares in a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a broker non-vote.
Which proposals are considered routine or non-routine?
Ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountant for 2025 (Proposal 2) is considered a routine matter under applicable rules and each of the other proposals are considered non-routine. Therefore, if your shares are held in street name by your broker or other nominee and you do not provide instructions on how to vote your shares then your broker or nominee will permitted to vote its shares only with regards to Proposal 2 and will not be permitted to vote on the other matters.
Assuming that a quorum is present at the Annual Meeting, what is the required vote for the proposals to pass?
Refer to the respective proposal for a description of the vote required for it to pass.
Who will count the vote?
A representative of Computershare, an independent tabulator, will count the vote and act as the inspector of elections.
Who is paying the costs of this proxy solicitation?
Kforce will pay the costs of soliciting these proxies on behalf of the Board. We have engaged Georgeson LLC to assist in the solicitation of proxies and we anticipate that the costs associated with this engagement will be approximately $13,000 plus out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders and obtaining beneficial owners’ voting instructions. In addition to mailing proxy solicitation material, our directors and employees, without additional compensation, may solicit proxies in person, by phone or by electronic communication.
How can I find the results of the Annual Meeting?
Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting.
63 Kforce 2025 Proxy Statement

SHAREHOLDER COMMUNICATIONS, PROPOSALS AND OTHER MATTERS
We are committed to engaging with our shareholders and taking their feedback into consideration. Our shareholders and other interested parties are invited to communicate with our directors by writing to the attention of our Corporate Secretary at Kforce Inc., 1150 Assembly Drive, Suite 500, Tampa, Florida 33607, or email corporatesecretary@kforce.com. Such communications will be delivered directly to Kforce’s Board Chairman and Lead Independent Director.
All shareholder proposals to be considered for inclusion in next year’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, (the Exchange Act), must be submitted in writing to the Corporate Secretary at 1150 Assembly Drive, Suite 500, Tampa, Florida 33607 no later than November 14, 2025. The Board will review any proposal from eligible shareholders that it receives by that date and will determine whether any such proposal will be included in our proxy materials for our Annual Meeting of Shareholders in 2026. The proxy solicited by the Board for the next Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by January 28, 2026.
Pursuant to the Firm’s Articles of Incorporation, proposals submitted other than pursuant to Rule 14(a)-8 or director nominations must be delivered to the Corporate Secretary no later than 60 days before the date of the meeting; however, if we give less than 70 days’ notice of the date of the scheduled annual meeting is given, notice must be delivered not later than the close of business on the tenth day following the date on which notice of the annual meeting was given. The Nomination Committee will consider nominees for the Board that are proposed by our shareholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board for the Nomination Committee’s consideration may do so by giving the candidate’s name and qualifications in writing to the Firm’s Corporate Secretary at 1150 Assembly Drive, Suite 500, Tampa, Florida 33607. In addition to satisfying the foregoing requirements under Kforce’s bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Kforce’s nominees, must solicit 67% of the voting power and provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 22, 2026.
The material referred to in this proxy statement under the captions “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, (the Securities Act) or the Exchange Act.
Shareholders who share an address may receive only one copy of this Proxy Statement, and the accompanying Annual Report, unless we have received contrary instructions from a shareholder at that address. Shareholders sharing an address who would like to receive a separate copy of these materials now, or in the future, may do so by mailing a request to the Firm’s Corporate Secretary at 1150 Assembly Drive, Suite 500, Tampa, Florida 33607 or by calling Kforce Investor Relations at (813) 552-5000.

64 Kforce 2025 Proxy Statement

APPENDIX A
KFORCE INC. 2025 STOCK INCENTIVE PLAN
1. Purposes of the Plan. The purposes of this Kforce Inc. 2025 Stock Incentive Plan are to attract and retain highly qualified individuals for and in positions of substantial responsibility, to provide additional incentive to our Employees and Consultants in contributing to the success and progress of the Firm, and to align participants’ interests directly to those of Kforce’s shareholders through increased stock ownership. Awards granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Stock Awards, and Other Stock-Based Awards, any of which may be performance-based, as determined by the Committee.
2. Definitions. As used herein, the following definitions shall apply, unless otherwise provided in the Grantee’s employment agreement:
“Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax and securities laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted, all as amended through the applicable date. The term “Applicable Law” includes laws and regulations that are not mandatory but compliance with which confers benefits on the Firm or Grantees (e.g., Code Sections 409A, and 422, and Exchange Act Rule 16b-3), where such compliance (or exemption, as applicable) is intended under the Plan.
“Award” means an Option, Stock Appreciation Right, Stock Award, or Other Stock-Based Award granted under the Plan, any of which may be performance-based.
“Award Agreement” means the agreement, notice and/or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Committee.
“Board” means the Board of Directors of the Firm.
“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.
“Cause” means the happening of any of the following:
◦the Grantee is convicted by a court of competent jurisdiction or enter a guilty plea or a plea of nolo contendere for any felony; or
◦the Grantee breaches any provisions of this Plan or his/her employment agreement and the breach results in material injury to the Firm or its acquiring or surviving entity; or
◦the Grantee engages in misconduct, a policy violation, dishonesty or fraud concerning the Firm or its acquiring or surviving entity’s business or affairs and this misconduct, policy violation, dishonesty or fraud results in material injury to the Firm or its acquiring or surviving entity.
“Change in Control” means the happening of any of the following, unless otherwise provided in an Award Agreement:
(i)the acquisition by any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act (a “Person”) of beneficial ownership of fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Firm that may be cast for the election of directors; provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Firm or one of its affiliates, (B) any acquisition by the Firm or one of its affiliates, (C) any acquisition by any executive benefit plan (or related trust) sponsored or maintained by the Firm or one of its affiliates, (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) of this section, or (E) any acquisition by David L. Dunkel or his family members; or
(ii)individuals who, as of the date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Plan whose election, or nomination for election by shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
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(iii)consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Firm (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the beneficial owners, respectively, of the Firm’s outstanding Common Stock and outstanding voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Firm or all or substantially all of the Firm’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Firm’s Common Stock and voting securities, as the case may be, (B) no person (excluding any corporation resulting from such Business Combination or any Executive benefit plan (or related trust) of the Firm or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent or more of, respectively, the then outstanding shares of Common Stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)approval by shareholders of a complete liquidation or dissolution of the Firm.
“Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation include regulations, proposed regulations and applicable guidance thereunder.
“Committee” means the Compensation Committee of the Board.
“Common Stock” means the Common Stock, $0.01 par value, of the Firm.
“Consultant” means any person, including an advisor, engaged by the Firm or a Parent or Subsidiary to render services and who is compensated for such services, including without limitation non-Employee Directors who are compensated by the Firm for their services as non-Employee Directors. In addition, as used herein, “consulting relationship” shall be deemed to include service by a non-Employee Director as such.
“Continuous Status as an Employee or Consultant” means that the employment or consulting relationship is in good standing and not interrupted or terminated by the Firm, any Parent or Subsidiary. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Firm policies) or statute, or (ii) transfers between locations of the Firm or between the Firm, a Parent, a Subsidiary or successor of the Firm; or (iii) a change in the status of the Grantee from Employee to Consultant or from Consultant to Employee (subject to Section 21 and other applicable requirements of Code Section 409A).
“Covered Stock” means the Common Stock subject to an Award.
“Date of Grant” means the date on which the Committee makes the determination granting the Award, or such other later date as is determined by the Committee on which the grant of the Award shall become effective, including the date of the satisfaction of one, or more than one, objective employment, performance, or other grant condition that the Committee requires to be timely satisfied before the grant of a Stock Award or Other Stock-Based Award will be effective, consistent with the requirements of Applicable Law. Notice of the determination shall be provided to each Grantee within a reasonable time after the Date of Grant.
“Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant terminates unless otherwise specified in an Award Agreement (subject to Section 21 and other applicable requirements of Code Section 409A).
“Director” means a member of the Board.
“Disability” means, unless otherwise provided in an Award Agreement, total and permanent disability as defined in Section 22(e)(3) of the Code.
“Dividend Equivalent” means a right to receive value equal to the amount of cash dividends and value of other distributions that would have been payable on Covered Stock during a period of time had such Covered Stock been issued to the Grantee during such period of time.
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“Employee” means any person, including Officers and Directors, employed by the Firm or any Parent or Subsidiary of the Firm. Neither service as a Director nor payment of a director’s fee by the Firm shall be sufficient to constitute “employment” by the Firm.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or a national market system, including, but without limitation to, the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination.
(ii)If the Common Stock is quoted on the Nasdaq System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(iii)In the absence of an established market for the Common Stock, the Fair Market Value shall be determined by the Committee on a reasonable basis using a method that complies with Code Section 409A.
“Firm” means Kforce Inc., a Florida corporation.
“Grantee” means an individual who has been granted an Award.
“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
“Named Executive Officer” or “NEO” means, as of any date of determination, a “named executive officer” (as such term is defined under Item 402(a)(3) of Regulation S-K) of the Firm listed in the Firm’s most recently filed proxy statement for its annual meeting of shareholders.
“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
“Officer” means a person who is an officer of the Firm within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
“Option” means a stock option granted under the Plan, which may be an Incentive Stock Option or a Nonqualified Stock Option.
“Other Stock-Based Award” means an Award granted under Section 9 of the Plan.
“Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Firm if each of the corporations other than the Firm holds at least 50 percent of the voting shares of one of the other corporations in such chain.
“Performance-Based Award” means an Award with respect to which the amount, awarding, vesting, or settlement is contingent on the achievement of specific Performance Goals during a Performance Period, determined using one or more specific Performance Measures, all as specified in the related Award Agreement. Performance-Based Awards may be granted in the form of Stock Options, SARs, Restricted Stock, Restricted Stock Units, and/or Other Stock-Based Awards.
“Performance Goal(s)” mean, with respect to a Performance-Based Award, one or more targets, goals or levels of attainment selected by the Committee and required to be achieved in terms of the specified Performance Measure during the specified Performance Period.
“Performance Measure” means, with respect to a Performance-Based Award, one or more of the criteria selected by the Committee for the purpose of establishing, and measuring attainment of, Performance Goals for a Performance Period in respect of such Award, as provided in the applicable Award Agreement. For purposes of clarity, the Committee may establish Performance Measures that are measured on an absolute or relative basis and are related to the performance of the Firm, a Subsidiary, the Grantee, the division, department, or function within the Firm or Subsidiary in which the Grantee is employed, a region, a product-line, or any other manner that it determines appropriate in its discretion.
“Performance Period” means, with respect to a Performance-Based Award, the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select during which the attainment of one or more Performance Goals will be measured.
“Plan” means this Kforce Inc. 2025 Stock Incentive Plan.
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“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
“Share” means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.
“Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value per Share on the date when the SAR is exercised exceeds the Base Price specified in the SAR.
“Stock Appreciation Right” or “SAR” has the meaning set forth in Section 7 of the Plan.
“Stock Award” means Restricted Stock or Restricted Stock Units granted to a Grantee under Section 8 of the Plan.
“Subsidiary” means a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Firm or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Firm or a Subsidiary.
3. Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the aggregate number of Shares of Common Stock that may be subject to awards under this Plan (the “Share Reserve”) is (i) 423,000 Shares, plus (ii) any Shares of Common Stock that, as of the date this Plan is approved by the shareholders of the Firm, are reserved and available for grant and issuance under the Kforce Inc. 2023 Stock Incentive Plan (the “2023 SIP”), and are not issued or subject to outstanding grants under the 2023 SIP (respectively, the “2023 SIP Reserved Shares”). Upon the approval of this Plan by the shareholders of the Firm, no additional grants shall be made under the 2023 SIP. As of the date of the adoption of this Plan by the Board, the number of 2023 SIP Reserved Shares is 582,000 Shares. Therefore, as of the date of the adoption of this Plan by the Board, the Share Reserve is 0 subject to adjustment to reflect the grant, termination, cancellation, or forfeiture of outstanding awards under the 2023 SIP after the date of adoption of this Plan by the Board and prior to the approval of this Plan by the shareholders of the Firm. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed the Share Reserve. Each Option or SAR granted shall reduce the Share Reserve by one Share; and each full value share (Stock Award) shall reduce the Share Reserve by 2.72 Shares. Such shares of Common Stock may be authorized, but unissued, or reacquired shares of Common Stock. The Shares issued by the Firm under the Plan may be, at the Firm’s option, either (i) evidenced by a certificate registered in the name of the Grantee, or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Firm’s stock transfer agent or its designee.
If any portion of an Award granted under the Plan for any reason expires, is terminated, is canceled or is forfeited (including those forfeited as a result of not being earned pursuant to the Award’s performance criteria), then (i) with respect to Options and SARs, the Shares underlying such Award shall be restored to the Share Reserve on a one-for-one basis and shall become available for future Awards under the Plan (unless the Plan has terminated); and (B) with respect to each Award other than an Option or SAR, the Shares underlying such Award shall be restored to the Share Reserve at a rate of 2.72 Shares for each expired, terminated, canceled, or forfeited Share and shall become available for future Awards under the Plan (unless the Plan has terminated). If any portion of an outstanding award that was granted under the 2023 SIP or any other prior plan maintained by the Firm for any reason expires, is terminated, is canceled or is forfeited on or after the date on which the shareholders of the Firm approve this Plan, then (i) with respect to options and stock appreciation rights, the Shares underlying such award shall be added to the Share Reserve on a one-for-one basis and shall become available for future Awards under the Plan (unless the Plan has terminated); and (B) with respect to each award other than an option or stock appreciation right, the Shares underlying such award shall be added to the Share Reserve at a rate of 2.72 Shares for each expired, terminated, canceled, or forfeited Share and shall become available for future Awards under the Plan (unless the Plan has terminated). With respect to an Option and SAR, if the payment upon exercise of an Option or SAR is in the form of Shares, the Shares subject to the Option or SAR shall be counted against the Share Reserve as one Share for every Share subject to the Option or SAR, regardless of the number of Shares used to settle the Option or SAR upon exercise. In the event that (i) any Option or SAR granted under the Plan or any other plan maintained by the Firm is exercised through the tendering of Shares by the Grantee or by the withholding of Shares by the Firm, or (ii) withholding tax liabilities arising from any Option or SAR or Stock Award of any other Awards are satisfied by the tendering of Shares by the Grantee or by the withholding of Shares by the Firm, or (iii) Shares are repurchased by the Firm using Option exercise proceeds, then the Shares so tendered or withheld or repurchased will not again be available for issuance under the Plan.
4. Administration of the Plan.
(a)Procedure.
(i)Administration by Committee. The Plan shall be administered by the Committee.
(ii)Rule 16b-3. To the extent the Committee considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3.
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(b)Powers of the Committee. Subject to the provisions of the Plan, and subject to the specific duties delegated by the Board to the Committee, the Committee shall have the authority, in its discretion:
(i)to determine the Fair Market Value of the Common Stock;
(ii)to select the Employees and Consultants to whom Awards will be granted under the Plan;
(iii)to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;
(iv)to determine the number of shares of Common Stock to be covered by each Award granted under the Plan;
(v)to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;
(vi)to determine the terms and conditions, not inconsistent with the terms of the Plan (including the minimum vesting provision in Sections 5(c) of the Plan and the holding requirements applicable to certain Options and SARs in Section 6(f)(ii) and 7(e) of the Plan), of any Award granted under the Plan. Such terms and conditions, which need not be the same for each Award or for each Grantee, include, but are not limited to, the exercise price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Committee shall determine;
(vii)to construe and interpret the terms of the Plan and Awards;
(viii)to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;
i.to modify or amend each Award (subject to Section 14 of the Plan). However, the Administrator’s authority to modify or amend an Award is expressly limited in accordance with Section 303A.08 of the NYSE Listed Company Manual Section 303A.08 of the NYSE Listed Company Manual. Therefore, any modification or amendment of an Option or SAR that would be treated as a “repricing” under Section 303A.08 of the NYSE Listed Company Manual shall not be effective without the approval of the shareholders of the Firm. For purposes of this Section 4(b)(ix) of the Plan, “repricing” means any of the following or any other action that has the same effect:
(a)lowering the exercise price of an Option or SAR after it is granted;
(b)any other action that is treated as a repricing under generally accepted accounting principles; or
(c)canceling an Option or SAR at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for another Award or cash, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or other similar corporate transaction;
(x)to authorize any person to execute on behalf of the Firm any instrument required to effect the grant of an Award previously granted by the Committee;
(xi)to determine the terms and restrictions applicable to Awards;
(xii)to make such adjustments or modifications to Awards granted to Grantees who are Employees of foreign Subsidiaries as are advisable to fulfill the purposes of the Plan or to comply with Applicable Law;
(xiii)to delegate its duties and responsibilities under the Plan with respect to sub-plans applicable to foreign Subsidiaries, except its duties and responsibilities with respect to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act;
(xiv)to correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Award Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan and/or Award Agreement fully effective;
(xv)to provide any notice, agreement or other communication required or permitted by the Plan in either written or electronic form;
(xvi)subject to the minimum vesting provision in Sections 5(c) of the Plan, to determine the vesting period during which each Award shall be subject to a risk of forfeiture upon a voluntary termination of employment or service, or termination in other specified circumstances, and the terms upon which such risk will end (i.e., “vesting” will occur), at a stated date or dates or on an accelerated basis in specified circumstances; and
(xvii)to make all other determinations deemed necessary or advisable for administering the Plan.
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(d)Effect of Administrator’s Decision. The Committee’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.
5. Eligibility and General Conditions of Awards.
(a)Eligibility. Awards other than Incentive Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Award may be granted additional Awards. Modifications to outstanding Awards may be made without regard to whether the Grantee is then currently eligible for a new Award.
(b)Maximum Term; Deferral. Subject to the following provision, the term during which an Award may be outstanding shall not extend more than 15 years after the Date of Grant and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement. The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the grant of or the lapse or waiver of restrictions with respect to Awards other than Options and SARs. If any such deferral is required or permitted, the Committee shall establish such rules and procedures for such deferral, including rules and procedures implemented pursuant to Section 21 of the Plan for compliance with Code Section 409A. Any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Committee may, if so permitted or required by the Committee, extend more than 15 years after the Date of Grant of the Award to which the deferral relates.
(c)Minimum Vesting. Except with respect to a maximum of five percent of the Share Reserve, as may be adjusted pursuant to Section 12 of the Plan, and except for the death or Disability of the grantee, or a Change in Control, no Award shall provide for vesting that is any more rapid than vesting on the one year anniversary of the Date of Grant or, with respect to a Performance-Based Award, a Performance Period that is less than twelve months. Treatment of Awards in cases of death, Disability, and Change in Control may be specifically addressed in the Plan or an individual Award Agreement or an employment agreement with the Grantee.
(d)Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each Award or for each Grantee, shall be set forth in an Award Agreement. The Committee, in its discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee, including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as specified in the Award Agreement.
(e)Maximum Awards to Non-Employee Directors. Notwithstanding any provision to the contrary in the Plan, the following limitations shall apply to Awards granted to non-Employee Directors under the Plan: (i) the maximum number of Shares subject to Options and SARs granted under the Plan to any non-Employee Director during any calendar year shall not exceed $220,000 in total value (the “Non-Employee Director Option/SAR Limit”), and (ii) the maximum number of Shares subject to Stock Awards and Other Stock-Based Awards granted under the Plan to any non-Employee Director during any calendar year shall not exceed $400,000 in total value, excluding for this purpose the value of any dividends or Dividend Equivalents paid pursuant to any Stock Awards and Other Stock-Based Awards granted in a previous year (the “Non-Employee Director Full Value Award Limit”). For purposes of the Non-Employee Director Option/SAR Limit and the Non-Employee Director Full Value Award Limit, the value of any Award shall be its Fair Market Value on the Date of Grant for the Firm’s financial reporting purposes.
(f)Termination of Employment or Consulting Relationship. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates (other than upon the Grantee’s death or Disability), then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee, and subject to Section 12 of the Plan:
(i)Subject to Section 5(f)(ii) below, the Grantee may exercise his or her unexercised Option or SAR within 30 days of the Date of Termination and only to the extent that the Grantee was entitled to exercise it at the Date of Termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan and increase the Share Reserve. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within 30 days, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve. If a Grantee exercises his or her unexercised Option or SAR subsequent to the Date of Termination, the Grantee is not permitted to utilize Shares to cover the exercise cost of the Option or SAR or to cover their minimum payroll tax withholding obligations;
(ii)in the event that a Grantee’s Continuous Status as an Employee or Consultant terminates for Cause, all of his or her unexercised Options or SARs shall terminate immediately upon the Date of Termination and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve;
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(iii)the Grantee’s Stock Awards and Other Stock-Based Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;
(iv)the Grantee’s Stock Awards and Other Stock-Based Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled in accordance with the terms of the applicable Award Agreement; and
(v)any Stock Awards and Other Stock-Based Awards subject to performance criteria with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.
(g)Disability of Grantee. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates as a result of the Grantee’s Disability, then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee:
(i)the Grantee may exercise his or her unexercised Option or SAR at any time within 90 days from the Date of Termination, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the Date of Termination (but in no event later than the expiration of the term of the Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan and increase the Share Reserve. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve.
(ii)the Grantee’s Stock Awards and Other Stock-Based Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;
(iii)the Grantee’s Stock Awards and Other Stock-Based Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled in accordance with the terms of the applicable Award Agreement; and
(iv)any Stock Awards and Other Stock-Based Awards subject to performance criteria with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.
(h)Death of Grantee. In the event of the death of a Grantee, then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee,
(i)the Grantee’s unexercised Option or SAR may be exercised at any time within 90 days following the date of death (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement), by the Grantee’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the date of death. If, on the date of death, the Grantee was not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall immediately revert to the Plan and increase the Share Reserve. If, after death, the Grantee’s estate or a person who acquired the right to exercise the Option or SAR by bequest or inheritance does not exercise the Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve.
(ii)the Grantee’s Stock Awards and Other Stock-Based Awards, to the extent forfeitable immediately before the date of death, shall thereupon automatically be forfeited;
(iii)the Grantee’s Stock Awards and Other Stock-Based Awards that were not forfeitable immediately before the date of death shall promptly be settled in accordance with the terms of the applicable Award Agreement; and
(iv)any Stock Awards and Other Stock-Based Awards subject to performance criteria with respect to which the Performance Period has not ended as of the date of death shall terminate immediately upon the date of death.
(i)Nontransferability of Awards.
(i)Except as provided in Section 5(i)(iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.
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(ii)Except as provided in Section 5(i)(iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Stock Awards, to the Firm) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Firm or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(iii)To the extent and in the manner permitted by Applicable Law, and to the extent and in the manner permitted by the Committee, and subject to such terms and conditions as may be prescribed by the Committee, a Grantee may transfer an Award to:
1.a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);
2.any person sharing the employee’s household (other than a tenant or employee);
3.a trust in which persons described in (a) and (b) have more than 50 percent of the beneficial interest;
4.a foundation in which persons described in (a) or (b) or the Grantee control the management of assets; or
5.any other entity in which the persons described in (a) or (b) or the Grantee own more than 50 percent of the voting interests;
provided such transfer is not for value. The following shall not be considered transfers for value: a transfer under a domestic relations order in settlement of marital property rights, and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (a) above or the Grantee, in exchange for an interest in such entity.
6. Stock Options. Subject to the terms of the Plan, including without limitation the minimum vesting provision in Section 5(c) of the Plan, the Committee may grant Options to Employees or Consultants from time to time upon such terms and conditions as the Committee may determine in accordance with the following provisions:
(a)Limitations.
(i)Options granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, or a combination of the foregoing. Each Award shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares as of the Date of Grant with respect to which Options designated as Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under the Plan and any other employee stock option plan of the Firm or any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.
(ii)No Employee shall be granted, in any calendar year, Options to purchase more than 500,000 Shares, and no Consultant (other than a non-Employee Director, who is subject to the Non-Employee Director Option/SAR Limit in Section 5(e) of the Plan) shall be granted, in any calendar year, Options to purchase more than 100,000 Shares. The limitation described in this Section 6(a)(ii) shall be adjusted proportionately in connection with any change in the Firm’s capitalization as described in Section 12 of the Plan. If an Option is canceled in the same calendar year in which it was granted (other than in connection with a transaction described in Section 12 of the Plan), the canceled Option will be counted against the limitation described in this Section 6(a)(ii).
(b)Term of Option. The term of each Option shall be stated in the Award Agreement. The term of a Nonqualified Stock Option shall be 15 years from the Date of Grant or such shorter term as may be provided in the Award Agreement. The term of an Incentive Stock Option shall not exceed 10 years from the Date of Grant or such shorter term as may be provided in the Award Agreement; in the case of an Incentive Stock Option granted to a Grantee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Firm or any Parent or Subsidiary, the term of the Incentive Stock Option shall be 5 years from the Date of Grant or such shorter term as may be provided in the Award Agreement.
(c)Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Committee and, except as otherwise provided in this Section 6(c), shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant.
a.In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Firm or any Parent or Subsidiary, the per Share exercise price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.
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b.Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Firm of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and (3) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such exercise price as the Committee determines to be necessary to achieve such preservation of economic value.
a.Waiting Period and Exercise Dates. At the time an Option is granted, the Committee shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement.
b.Form of Consideration. The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Committee shall determine the acceptable form of consideration at the time of Award. The acceptable form of consideration may consist of any combination of cash, personal check, wire transfer or, subject to the approval of the Committee:
(i)net exercise, in which case the Firm will not require payment of the Option exercise price from the Grantee but will reduce the number of Shares issued upon the exercise by the number of whole Shares that has an aggregate Fair Market Value that is equal to the aggregate Option exercise price for the portion of the Option exercised;
(ii)pursuant to procedures approved by the Committee, (A) through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Firm the amount of sale or loan proceeds sufficient to pay the exercise price, together with, if requested by the Firm, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise, or (B) through simultaneous sale through a broker of Shares acquired upon exercise; or
(iii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law.
c.Exercise of Option.
(i)Procedure for Exercise; Rights as a Shareholder.
1.Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement.
2.An Option may not be exercised for a fraction of a Share.
3.An Option shall be deemed exercised when the Firm receives:
i.written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Committee pursuant to Section 4(b) of the Plan) from the person entitled to exercise the Option, and
ii.full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan.
iii.Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse (or other permitted transferee). Until the stock certificate evidencing such Shares is issued or delivery is otherwise effected by the Firm (as evidenced by the appropriate entry on the books of the Firm or of a duly authorized transfer agent of the Firm), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option. The Firm shall issue (or cause to be issued) such stock certificate, or provide a commercially reasonable alternative means of delivery, promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued or delivery is otherwise effected by the Firm, except as provided in Section 12 of the Plan.
iv.Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)Holding Requirement. As a condition to the grant of an Option to a Grantee who is a Named Executive Officer, the Grantee shall hold the Shares acquired upon exercise of the Option for a minimum period of one year following the date of exercise.
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7. Stock Appreciation Rights. Subject to the terms of the Plan, including without limitation the minimum vesting provision in Section 5(c) of the Plan, the Committee may grant Stock Appreciation Rights to Employees or Consultants from time to time upon such terms and conditions as the Committee may determine in accordance with the following provisions. A SAR shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement. A SAR is the right of the Grantee to receive from the Firm an amount in Shares equal to the Spread at the time of the exercise of such right. The term of each SAR shall be stated in the Award Agreement; provided, however, that the term shall be 15 years from the Date of Grant or such shorter term as may be provided in the Award Agreement.
(a)Base Price. The Base Price shall be equal to or greater than the Fair Market Value on the Date of Grant.
(b)Exercise of SARs. SARs shall be exercised by the delivery of a written or electronic notice of exercise to the Firm (in accordance with the Award Agreement and any action taken by the Committee pursuant to Section 4(b) of the Plan or otherwise), setting forth the number of Shares with respect to which the SAR is to be exercised.
(c)Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment in the form of Shares from the Firm in an amount determined by multiplying:
(i)the Spread; by
(ii)the number of Shares with respect to which the SAR is exercised; provided, that the Committee may provide in the Award Agreement that the benefit payable on exercise of a SAR shall not exceed such limit (which may be expressed as a percentage of the Fair Market Value of a Share on the Date of Grant or as a fixed value limit or otherwise) as the Committee shall specify. The payment upon exercise of a SAR shall be in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment.
Until the stock certificate evidencing such Shares is issued or delivery is otherwise effected by the Firm (as evidenced by the appropriate entry on the books of the Firm or of a duly authorized transfer agent of the Firm), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Covered Stock, notwithstanding the exercise of the SAR. The Firm shall issue (or cause to be issued) such stock certificate, or provide a commercially reasonable alternative means of delivery, promptly after the SAR is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued or delivery is otherwise effected by the Firm, except as provided in Section 12 of the Plan.
(d)No Employee shall be granted, in any calendar year, SARs with respect to more than 500,000 Shares, and no Consultant (other than a non-Employee Director, who is subject to the Non-Employee Director Option/SAR Limit in Section 5(e) of the Plan) shall be granted, in any calendar year, SARs to purchase more than 100,000 Shares. The limitation described in this Section 7(d) shall be adjusted proportionately in connection with any change in the Firm’s capitalization as described in Section 12 of the Plan. If a SAR is canceled in the same calendar year in which it was granted (other than in connection with a transaction described in Section 12 of the Plan), the canceled SAR will be counted against the limitation described in this Section 7(d).
(e)As a condition to the grant of a SAR to a Grantee who is a Named Executive Officer, the Grantee shall hold the Shares acquired upon exercise of the SAR for a minimum period of one year following the date of exercise.
8. Stock Awards.
(a)Administrator Action. Subject to the terms of the Plan, including without limitation the minimum vesting provision in Section 5(c) of the Plan, the Committee, acting in its discretion, may grant Stock Awards to any Employee or Consultant from time to time, in such amount and upon such terms and conditions as shall be determined by the Committee. A Stock Award may be made in Shares or denominated in units representing rights to receive Shares. No Stock Award relating to more than 500,000 Shares may be granted to an Employee in any calendar year, and no Stock Award relating to more than 100,000 Shares may be granted to any Consultant (other than a non-Employee Director, who is subject to the Non-Employee Director Full Value Award Limit in Section 5(e) of the Plan) in any calendar year. Each Stock Award shall be evidenced by an Award Agreement, and each Award Agreement shall set forth the conditions, if any, that will need to be timely satisfied before the Stock Award will be effective, vested and settled, and the conditions, if any, under which the Grantee’s interest in the related Shares or units will be forfeited. Any such conditions for effectiveness or nonforfeitability may be based upon the passage of time and continued service by the Grantee, or the achievement of specified performance objectives, or both time-based and performance-based conditions. The Committee, acting in its discretion, may make the grant of a Stock Award to a Grantee subject to the satisfaction of one, or more than one, objective employment, performance, or other grant condition that the Committee deems appropriate under the circumstances for Employees or Consultants generally or for a Grantee in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such grant condition. Either as an alternative to or in addition to a condition on the effectiveness of the grant of a Stock Award, the Committee may make a Stock Award (if, when, and to the extent that the grant of the Stock Award becomes effective) subject to one, or more than one, objective employment,
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performance, or other forfeiture condition that the Committee acting in its discretion deems appropriate under the circumstances for Employees or Consultants generally or for a Grantee in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such forfeiture condition. A Grantee’s nonforfeitable interest in the Shares related to a grant of a Stock Award shall depend on the extent to which each such condition is timely satisfied.
(b)Types of Stock Awards. A Stock Award made in Shares that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of “Restricted Stock.” A Stock Award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of “Restricted Stock Units” or “RSUs.” For the avoidance of doubt, the Committee is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of obligations of the Firm or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.
(c)Dividend Rights.
(i)Restricted Stock Award. Each Restricted Stock Award Agreement shall state whether the Grantee shall have a right to receive any cash dividends that are paid with respect to his or her Restricted Stock after the date his or her Restricted Stock Award has become effective and before the first day that the Grantee’s interest in such stock is forfeited completely or becomes completely vested and nonforfeitable. The Grantee shall not receive any payment of any dividends that are paid with respect to a Share of Restricted Stock unless and not earlier than such time as the Share becomes vested and nonforfeitable, and the Award Agreement shall (subject to Section 21 and other applicable requirements of Code Section 409A) set forth the conditions, if any, under which the Grantee will be eligible to receive payment(s) in the future of the cumulative cash dividends (without interest) payable on the Shares that become vested and nonforfeitable for the period beginning on the effective date of the Award and ending on the vesting date of the Award. If an Award Agreement calls for any such payments to be made, the Firm shall make such payments from the Firm’s general assets, and the Grantee shall be no more than a general and unsecured creditor of the Firm with respect to such payments. If a stock dividend is declared on such a Share after the Award is effective but before the Grantee’s interest in such Stock has been forfeited or has become nonforfeitable, such stock dividend shall be treated as part of the Award of the related Restricted Stock, and a Grantee’s interest in such stock dividend shall be forfeited or shall become vested and nonforfeitable at the same time as the Share with respect to which the stock dividend was paid is forfeited or becomes vested and nonforfeitable. If a dividend is paid other than in cash or stock, the disposition of such dividend shall be made in accordance with such rules as the Committee shall adopt with respect to each such dividend, which shall include a provision that the Grantee shall not receive any payment of any such dividends unless and not earlier than such time as the applicable Share becomes vested and nonforfeitable. For the avoidance of doubt, notwithstanding any provision of an Award Agreement or the absence of any Award Agreement provision relating to dividends, (a) no dividend or distribution declared with respect to a Share of Restricted Stock shall be paid to a Grantee unless and until the Share becomes vested and nonforfeitable, (b) a Grantee shall not have a vested and nonforfeitable right to any dividend or distribution declared with respect to a Share of Restricted Stock unless and until the Share becomes vested and nonforfeitable, and (c) a Grantee’s right to any dividend or distribution declared with respect to a Share of Restricted Stock shall be forfeited to the extent that the Grantee’s right to the Share is forfeited.
(ii)RSU Award. Unless otherwise determined by the Committee, a Grantee shall not have any rights as a shareholder with respect to Shares underlying an Award of RSUs until such time, if any, as the underlying Shares are actually issued to the Grantee. The Committee may provide in an RSU Award Agreement for the payment of Dividend Equivalents to the Grantee at the time of vesting of the RSUs or other payout of the vested RSUs. The Award Agreement shall provide whether such Dividend Equivalents shall be paid in cash or converted into additional shares of Common Stock or RSUs by such formula and at such time and subject to such limitations as may be determined by the Committee. The Grantee shall not receive any payment of any Dividend Equivalent with respect to any RSU unless, and not earlier than such time as, the RSU becomes vested and nonforfeitable. The payment or crediting of Dividend Equivalents shall conform to the applicable requirements of Code Section 409A. For the avoidance of doubt, notwithstanding any provision of an Award Agreement or the absence of any Award Agreement provision relating to Dividend Equivalents, (a) no Dividend Equivalent with respect to any RSU shall be paid to a Grantee unless and until the RSU becomes vested and nonforfeitable, (b) a Grantee shall not have a vested and nonforfeitable right to any Dividend Equivalent with respect to an RSU unless and until the RSU becomes vested and nonforfeitable, and (c) a Grantee’s right to any Dividend Equivalent with respect to any RSU shall be forfeited to the extent that the Grantee’s right to the RSU is forfeited.
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(d)Voting Rights. A Grantee shall have the right to vote the Shares related to his or her Restricted Stock grant after the Date of Grant but before his or her interest in such Shares has been forfeited or has become nonforfeitable. A Grantee shall not have the right to vote the Shares related to his or her RSU grant until such time, if any, as the Shares are actually issued to the Grantee.
(e)Satisfaction of Forfeiture Conditions. A Share related to a Restricted Stock Award shall cease to be Restricted Stock at such time as a Grantee’s interest in such Share becomes nonforfeitable under the Plan, and the certificate representing such Share shall be reissued as soon as practicable thereafter without any further restrictions related to Section 8(c) or Section 8(d) and shall be transferred to the Grantee.
9. Other Stock-Based Awards. Subject to the terms of the Plan, including without limitation the minimum vesting provision in Section 5(c) of the Plan, the Committee may grant Other Stock-Based Awards to Employees or Consultants from time to time. Other Stock-Based Awards may be granted in such amounts, on such terms and conditions, including without limitation terms and conditions relating to dividend (including Dividend Equivalent) and voting rights, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as the Committee determines in its discretion. The Grantee shall not receive any payment of any dividend or Dividend Equivalent with respect to the Award unless, and not earlier than such time as, the portion of the Award to which the dividend or Dividend Equivalent relates becomes vested and nonforfeitable, and the terms of the Award shall (subject to Section 21 and other applicable requirements of Code Section 409A) set forth the conditions, if any, under which the Grantee will be eligible to receive payment(s) of the dividend or Dividend Equivalent following the vesting of the applicable portion of the Award. If the terms of an Other Stock-Based Award calls for any such payments to be made, the Firm shall make such payments from the Firm’s general assets, and the Grantee shall be no more than a general and unsecured creditor of the Firm with respect to such payments. For the avoidance of doubt, notwithstanding any provision of an Award Agreement or the absence of any Award Agreement provision relating to dividends or Dividend Equivalents, (a) no dividend or Dividend Equivalent with respect to any Other Stock-Based Award shall be paid to a Grantee unless and until the portion of the Award to which the dividend or Dividend Equivalent relates becomes vested and nonforfeitable, (b) a Grantee shall not have a vested and nonforfeitable right to any dividend or Dividend Equivalent with respect to an Other Stock-Based Award unless and until the portion of the Award to which the dividend or Dividend Equivalent relates becomes vested and nonforfeitable, and (c) a Grantee’s right to any dividend or Dividend Equivalent with respect to any Other Stock-Based Award shall be forfeited to the extent that the Grantee’s right to the portion of the Award to which the dividend or Dividend Equivalent relates is forfeited. Without limitation, the terms and conditions applicable to an Other Stock-Based Award may include one, or more than one, objective time-based, performance-based, or other grant condition(s) that the Committee requires to be timely satisfied before the grant of the Other Stock-Based Award will be effective, and/or one, or more than one, objective time-based, performance-based, or other condition(s) that the Committee requires to be timely satisfied before the Other Stock-Based Award, or any portion or component of the Other Stock-Based Award, will be vested and nonforfeitable. Other Stock-Based Awards may be denominated in cash, in Shares or other securities, in units representing the rights to receive Shares, in securities or debentures convertible into Shares, or in any combination of the foregoing, and may be paid in Shares or other securities, in cash, or in a combination of Shares or other securities and cash, all as determined in the discretion of the Committee. No more than 500,000 Shares may be granted to an Employee in any calendar year under an Other Stock-Based Award that is denominated in Shares or units representing rights to receive Shares, and no more than 100,000 Shares may be granted to a Consultant (other than a non-Employee Director, who is subject to the Non-Employee Director Full Value Award Limit in Section 5(e) of the Plan) in any calendar year under an Other Stock-Based Award that is denominated in Shares or units representing rights to receive Shares. The maximum amount that a Grantee may earn by satisfaction of performance goals during any calendar year under Other Stock-Based Awards that are denominated in cash or any medium other than Shares or units representing rights to receive Shares is $7,500,000. For purposes of the limitation stated in the immediately preceding sentence, the calendar year in which the applicable performance goal(s) is satisfied is the calendar year in which the limitation applies, without regard to the duration of the Performance Period or any additional time-based vesting conditions or other terms or conditions relating to the payment of the Other Stock-Based Award.
10. Performance-Based Awards.
(a)In General. The Committee may grant Options, Stock Appreciation Rights, Stock Awards, and Other Stock-Based Awards that are Performance-Based Awards. On the Date of Grant of each Performance-Based Award, the Committee shall establish the Performance Period, the Performance Measure(s), and the Performance Goal(s) in respect of such Performance-Based Awards. Each Performance-Based Award shall provide that, in order for the Award to be granted or earned or for the Grantee to receive all or a portion of the Shares or cash subject to such Performance-Based Award, one or more specific Performance Goals must be attained over a designated Performance Period, with attainment of the Performance Goal(s) determined using specific Performance Measure(s). The Performance Goal(s), Performance Measure(s) and Performance Period shall be established by the Committee in its discretion.
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(b)Performance Goals. If a Stock Award or Other Stock-Based Award is subject to this Section 10, then the effectiveness of the grant of the Award, or the vesting and nonforfeitability of the Award, or both the effectiveness of the grant of the Award and the vesting and nonforfeitability of the Award shall be subject to satisfaction of one, or more than one, objective Performance Goals. The Committee shall, for the Performance Period applicable to the Award, establish the Performance Goal(s) based on the Performance Measure(s) selected by the Committee to apply to each Award and a formula or matrix prescribing the extent to which such Award shall be earned based upon the level of achievement of such Performance Goal(s). The Committee may establish different Performance Goals for different Grantees and different Awards. The Performance Goal(s) with respect to such Performance Measure(s) may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The performance goals may be established in terms of Firm-wide objectives, objectives that are related to the performance of the individual Grantee or the Subsidiary, division, department, or function within the Firm or Subsidiary in which the Grantee is employed, or any other manner that the Committee determines appropriate in its discretion. Performance goals need not be based on audited financial results.
(c)Adjustments and Procedure.  The Committee shall retain discretion to decrease the amount of the Award at any time through the date at which the Committee certifies the attainment of the Performance Goal(s), generally referred to as “negative discretion.” The Committee may determine performance before payment of bonuses, capital charges, non-recurring income or expense, items of an unusual nature or of a type that indicates infrequency of occurrence, or other financial and general and administrative expenses for the Performance Period, and may measure the attainment of the Performance Goal by appropriately adjusting the evaluation of performance to exclude the effect of any changes in accounting principles affecting the Firm’s or a business unit’s reported results. The Committee may provide in the applicable Award Agreement additional rules and procedures relating to the Committee’s ability to adjust aspects of a Performance-Based Award, the Committee’s ability to increase or decrease the amount of compensation provided by a Performance-Based Award, and the Committee’s certification or other determination of the extent to which Performance Goals have or have not been attained.
11. Tax Withholding. The Firm shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state, local or foreign government. Whenever the Firm proposes or is required to issue or transfer Shares under the Plan, the Firm shall have the right to require the recipient to remit to the Firm an amount sufficient to satisfy any federal, state, local and foreign withholding tax requirements prior to the delivery of shares. A Grantee may pay the withholding tax in cash, or a Grantee may elect to have the number of Shares he is to receive reduced by the appropriate number of whole Shares that, when multiplied by the Fair Market Value of the Shares determined as of the Tax Date (defined below), is sufficient to satisfy up to the maximum applicable federal, state, local, and foreign tax withholding obligation arising from exercise, vesting, or payment of an Award as may be permitted under applicable accounting standards that would not result in the Award otherwise classified as an “equity” award under FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”) to be classified as a “liability” award under ASC Topic 718 as a result of the withholding of Shares with a Fair Market Value in excess of the minimum statutory tax withholding obligation (a “Withholding Election”). A Grantee may make a Withholding Election only if the Withholding Election is made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Firm a properly completed notice of Withholding Election as prescribed by the Committee. The Committee may in its discretion disapprove and give no effect to the Withholding Election.
12. Adjustments Upon Changes in Capitalization or Change of Control.
(a)Changes in Capitalization. Subject to any required action by the shareholders of the Firm, the number of Covered Stock, and the number of Shares of Common Stock that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Award, and the annual per-person limitations on Awards, as well as the price per share of Covered Stock and share-based performance conditions of Awards, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Firm; provided, however, that conversion of any convertible securities of the Firm shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Firm of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Covered Stock. No adjustment shall be made pursuant to this Section 12 in a manner that would cause Incentive Stock Options to violate Code Section 422(b) or cause an Award to be subject to adverse tax consequences under Code Section 409A.
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(b)Change in Control. In the event of a Change in Control, then the following provisions shall apply:
(i)Vesting. The Board may, in the exercise of its discretion, accelerate the vesting and nonforfeitability of any Award that is outstanding on the date such Change in Control is determined to have occurred and that is not yet fully vested and nonforfeitable on such date.
(ii)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Firm, to the extent that an Award is outstanding, it will terminate immediately prior to the consummation of such proposed action. The Board may, in the exercise of its discretion in such instances, declare that any Option or SAR shall terminate as of a date fixed by the Board and give each Grantee the right to exercise his or her Option or SAR as to all or any part of the Covered Stock, including Shares as to which the Option or SAR would not otherwise be exercisable.
(iii)Merger or Asset Sale. Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a merger of the Firm with or into another corporation, or the sale of substantially all of the assets of the Firm, in the event of such a merger or sale each outstanding Option or SAR shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or Subsidiary of the successor corporation does not agree to assume the Option or SAR or to substitute an equivalent option or right, the Board may, in the exercise of its discretion and in lieu of such assumption or substitution, provide for the Grantee to have the right to exercise the Option or SAR as to all or a portion of the Covered Stock, including Shares as to which it would not otherwise be exercisable. If the Board makes an Option or SAR exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Grantee that the Option or SAR shall be fully exercisable for a period of 30 days from the date of such notice, and the Option or SAR will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or sale of assets and in a manner consistent with Code Sections 409A and 424, the option or right confers the right to purchase, for each Share of Covered Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the merger or sale of assets.
(iv)Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a Change in Control other than the dissolution or liquidation of the Firm, a merger of the Firm with or into another corporation, or the sale of substantially all of the assets of the Firm, in the event of such a Change in Control, all outstanding Options and SARs, to the extent they are exercisable and vested, shall be terminated in exchange for a cash payment equal to an amount that does not exceed the Fair Market Value (reduced by the exercise price applicable to such Options or SARs). These cash proceeds shall be paid to the Grantee or, in the event of death of a Grantee prior to payment, to the estate of the Grantee or to a person who acquired the right to exercise the Option or SAR by bequest or inheritance.
13. Term of Plan. The Plan shall become effective upon its approval by the shareholders of the Firm. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. The Plan shall continue in effect until April 23, 2035, unless terminated earlier under Section 14 of the Plan.
14. Amendment and Termination of the Plan.
(a)Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
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(b)Shareholder Approval. The Firm shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute) or other Applicable Law. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the Applicable Law. Without the approval of shareholders, no amendment or alteration of the Plan or any outstanding Option or SAR will have the effect of amendment or replacing such an Option or SAR in a transaction that constitutes a “repricing.” For this purpose, a repricing means: (1) amending the terms of an Option or SAR after it is granted to lower its exercise price or Base Price; (2) any other action that is treated as a repricing under generally accepted accounting principles (“GAAP”); and (3) repurchasing for cash or canceling an Option or SAR at a time when its strike price is equal to or greater than the Fair Market Value of the underlying Stock, in exchange or substitution for another Option, SAR, Stock Award, Other Stock-Based Award, other equity, or cash or other property. A cancellation and exchange or substitution described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the Option, SAR, Stock Award, Other Stock-Based Award, other equity, or cash or other property is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under GAAP, and regardless of whether it is voluntary on the part of the Grantee. Adjustments of Awards under Section 12 will not be deemed repricings, however. The Committee shall have no authority to amend, alter, or modify any Award term after the Award has been granted to the extent that the effect is to waive a term that otherwise at that time would be mandatory for a new Award of the same type under the Plan.
(c)Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Committee, which agreement must be in writing and signed by the Grantee and the Firm.
15. Conditions Upon Issuance of Shares.
(a)Legal Compliance. Shares shall not be issued pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Firm with respect to such compliance.
(b)Investment Representations. As a condition to the exercise of an Award, the Firm may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Firm, such a representation is required.
16. Liability of Firm.
(a)Inability to Obtain Authority. The inability of the Firm to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Firm’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Firm of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
(b)Grants Exceeding Allotted Shares. If the Covered Stock covered by an Award exceeds, as of the Date of Grant, the number of Shares that may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Covered Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 14 of the Plan.
17. Reservation of Shares. The Firm, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
18. Rights of Employees and Consultants. Neither the Plan nor any Award shall confer upon a Grantee any right with respect to continuing the Grantee’s employment or consulting relationship with the Firm, nor shall they interfere in any way with the Grantee’s right or the Firm’s right to terminate such employment or consulting relationship at any time, with or without cause.
19. Sub-plans for Foreign Subsidiaries. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.
20. Construction. The Plan shall be construed under the laws of the State of Florida, to the extent not preempted by federal law, without reference to the principles of conflict of laws.
79 Kforce 2025 Proxy Statement

21. Certain Limitations on Awards to Ensure Compliance with Code Section 409A. For purposes of this Plan, references to an award term or event (including any authority or right of the Firm or a Grantee) being permitted under Code Section 409A mean, for a “409A Award” (meaning an Award that constitutes a deferral of compensation under Code Section 409A and regulations thereunder), that the term or event would not reasonably be expected to cause the Grantee to be liable for payment of interest or a tax penalty under Code Section 409A and, for a Non-409A Award (meaning all Awards other than 409A Awards), that the term or event would not reasonably be expected to cause the Award to be treated as subject to Code Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Firm and rights of the Grantee with respect to the Award, shall be limited to those terms permitted under Code Section 409A, and any terms not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform with Code Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Firm shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Code Section 409A, and any distribution subject to Code Section 409A(a)(2)(A)(i) (separation from service) to a specified employee as defined under Code Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Code Section 409A(a)(2)(B)(i). In no event will the Firm or the Committee be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of Code Section 409A. The Firm may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.
80 Kforce 2025 Proxy Statement

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Joseph J. Liberatore (Class I)	☐	☐	☐	02 - Randall A. Mehl (Class I)	☐	☐	☐	03 - Elaine D. Rosen (Class I)	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for 2025.	☐	☐	☐	3.	Advisory vote on Kforce’s executive compensation.	☐	☐	☐
		For	Against	Abstain
4.	Approve the Kforce Inc. 2025 Stock Incentive Plan	☐	☐	☐	5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
NOTE: Please date and sign exactly as your name appears on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
Date(mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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81 Kforce 2025 Proxy Statement

▼	IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 23, 2025
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints David M. Kelly and Michael R. Blackman, or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Kforce Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Kforce Inc., to be held at Kforce’s corporate headquarters located at 1150 Assembly Drive, Suite 500, Tampa, Florida 33607, on April 23, 2025 at 8:00 a.m. eastern time, and at any adjournments thereof, upon the matters set forth on the reverse side, and in their discretion, upon all other matters that may properly come before the meeting or any adjournments of the meeting.
The Annual Meeting may be held as scheduled only if a majority of the shares entitled to vote are represented at the meeting in person or by proxy. Accordingly, please complete this proxy, and submit it promptly by mail (using the enclosed envelope), by telephone, or over the Internet.
The shares of Kforce Inc. common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, FOR the ratification of the appointment of Deloitte & Touche LLP to serve as Kforce’s independent registered public accountants for 2025, FOR the advisory approval of Kforce’s executive compensation, FOR the approval of the Kforce Inc. 2025 Stock Incentive Plan and as the proxyholders deem advisable on such other matters as may properly come before the meeting.
Please vote, sign and date on the reverse side and return this proxy card promptly.

C	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐